Exhibit 10.1
$1,200,000,000
AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of March 5, 2008
among,
ROCK-TENN COMPANY,
as a Borrower,
ROCK-TENN COMPANY OF CANADA,
as the Canadian Borrower,
CERTAIN SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTY HERETO,
as Guarantors,
THE LENDERS PARTIES HERETO,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,
and
BANK OF AMERICA, N.A., ACTING THROUGH ITS CANADA BRANCH,
as Canadian Agent
WACHOVIA CAPITAL MARKETS, LLC,
SUNTRUST ROBINSON HUMPHREY, INC. and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Runners
SUNTRUST BANK,
as Syndication Agent
BANK OF AMERICA, N.A. and
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK
NEDERLAND”, NEW YORK BRANCH,
as Documentation Agents

i

SCHEDULES

Schedule 1.1(a)	Form of Account Designation Letter
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Guarantors
Schedule 1.1(d)	Form of Notice of Borrowing
Schedule 1.1(e)	Form of Notice of Conversion/Extension
Schedule 1.1(f)	Form of Secured Party Designation Notice
Schedule 2.1(a)	Lenders and Commitments
Schedule 2.1(e)	Form of U.S. Revolving Note
Schedule 2.2(e)	Form of Canadian Revolving Note
Schedule 2.2(f)	Form of Acceptance Note
Schedule 2.3(d)	Form of Term Loan A Note
Schedule 2.4(d)	Form of Term Loan B Note
Schedule 2.5(d)	Form of U.S. Swingline Note
Schedule 2.6(h)	Form of Canadian Swingline Note
Schedule 2.20	Form of Tax Exempt Certificate
Schedule 3.9	Insurance
Schedule 3.13	Subsidiaries
Schedule 3.15	ERISA
Schedule 3.16	Intellectual Property Matters
Schedule 3.17(a)	Ownership of Property
Schedule 3.17(b)	Liens
Schedule 3.18	Existing Indebtedness
Schedule 3.21	Payment Restrictions
Schedule 3.26(a)-(d)	Business Locations
Schedule 3.32	Financial Accounts
Schedule 4.1-1	Form of Patriot Act Certificate
Schedule 5.7(c)	Form of Officer’s Compliance Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 5.12-1	Initial Mortgaged Properties
Schedule 5.12-2	Material Mortgaged Properties
Schedule 6.2	Existing Liens
Schedule 6.10	Existing Investments
Schedule 9.2	Notices Addresses; Lender’s Lending Offices
Schedule 9.6(c)	Form of Assignment and Assumption

v

AMENDED AND RESTATED
CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 5, 2008 (the “Agreement” or “Credit Agreement”), is by and among ROCK-TENN COMPANY, a Georgia corporation (the “Company”), ROCK-TENN COMPANY OF CANADA, a Nova Scotia unlimited liability company (the “Canadian Borrower,” and, together with the Company, the “Borrowers”), those Domestic Subsidiaries of the Company identified as “U.S. Guarantors” on the signature pages hereto and such other Domestic Subsidiaries of the Company that hereafter become parties hereto (collectively, the “U.S. Guarantors”), those Subsidiaries and the parent of the Canadian Borrower identified as “Canadian Guarantors” on the signature pages hereto and such other Subsidiaries of the Canadian Borrower that hereafter become parties hereto (collectively, the “Canadian Guarantors”), the lenders named herein and such other lenders that hereafter become parties hereto (collectively, the “Lenders” and individually, a “Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as Collateral Agent for the Lenders (in such capacity, the “Collateral Agent”), and BANK OF AMERICA, N.A., acting through its Canada Branch, as Canadian administrative agent for the Lenders (the “Canadian Agent”).
W I T N E S S E T H
     WHEREAS, the Borrowers are parties to that certain Credit Agreement, dated as of June 6, 2005 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);
     WHEREAS, the Borrowers desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows;
     WHEREAS, the Borrowers have requested that the Lenders provide revolving credit and term loan facilities for the purposes hereinafter set forth; and
     WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrowers on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions.
     As used in this Credit Agreement, the following terms have the meanings specified below unless the context otherwise requires:
     “1995 Senior Note Indenture” means the Indenture, dated as of July 31, 1995, between the Company and SunTrust (as successor trustee to Trust Company Bank).

     “2008 Senior Note Indenture” means the Indenture, dated as of March 5, 2008, among the Company, the guarantors party thereto and HSBC Bank, USA National Association, as trustee.
     “2011 Senior Notes” means the Company’s U.S.$250,000,000 8.20% senior public notes due August, 2011, issued pursuant to the 1995 Senior Note Indenture.
     “2013 Senior Notes” means the Company’s U.S.$100,000,000 5.625% senior public notes due March, 2013, issued pursuant to the 1995 Senior Note Indenture.
     “2016 Senior Notes” means the Company’s U.S.$200,000,000 9.25% senior notes due March, 2016 issued pursuant to the 2008 Senior Note Indenture.
     “Acceptance Lender” means a Canadian Lender who purchases Acceptance Notes in accordance with Section 2.2(f)(vii) but does not accept or purchase Bankers’ Acceptances.
     “Acceptance Note” has the meaning set forth in Section 2.2(f)(vii).
     “Account Designation Letter” means the Notice of Account Designation Letter dated the Closing Date from the Borrowers to the Administrative Agent in substantially the form of Schedule 1.1(a).
     “Acquired Company” has the meaning set forth in the definition of “SCC Acquisition.”
     “Acquisition” means any acquisition, whether by stock purchase, asset purchase, merger, consolidation or otherwise of a Person or a business line of a Person.
     “Additional Credit Party” means each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.
     “Administrative Agent” has the meaning set forth in the introductory paragraph hereof, together with any successors or assigns.
     “Administrative Agent’s Fees” has the meaning set forth in Section 2.12(d).
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agents” means the Administrative Agent, the Collateral Agent and the Canadian Agent.
     “Aggregate Revolving Committed Amount” means FOUR HUNDRED FIFTY MILLION U.S. DOLLARS (U.S.$450,000,000), which amount shall be automatically reduced by any permanent reduction of the U.S. Revolving Committed Amount or the Canadian Revolving Committed Amount in accordance with the terms of Section 2.11.
     “Agreement” has the meaning set forth in the introductory paragraph hereof.

     “Alternate Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (ii) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
     “Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.
     “Applicable Canadian Revolver BA Margin” means the per annum interest rate from time to time in effect and payable in addition to the BA Rate applicable to the Canadian Revolving Loan, as determined by reference to the definition of “Applicable Percentage”.
     “Applicable Borrower” means (i) with respect to all Loans other than Canadian Revolving Loans, the Company, and (ii) with respect to Canadian Revolving Loans, the Canadian Borrower.
     “Applicable Percentage” means, for any day, (a) with respect to Revolving Loans, the Term Loan A and Commitment Fees, the rate per annum set forth in the table below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (i) that portion of the Revolving Loans and the Term Loan A consisting of Base Rate Loans shall be the percentage set forth under the column “Base Rate Loans,” (ii) that portion of the Revolving Loans and the Term Loan A consisting of LIBOR Rate Loans and the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Loans and LC Fee,” (iii) Revolving Loans consisting of Bankers’ Acceptance Advances shall be the percentage set forth under the column “Bankers’ Acceptance Advances,” and (iv) the Commitment Fees shall be the percentage set forth under the column “Commitment Fee,” and (b) with respect to that portion of the Term Loan B (i) consisting of Base Rate Loans shall be 1.750% and (ii) consisting of LIBOR Rate Loans shall be 2.750%:

		Applicable Percentage (Revolver and Term Loan A)
			LIBOR Rate	Bankers’
Pricing	Leverage	Base Rate	Loans and LC	Acceptance	Commitment
Level	Ratio	Loans	Fee	Advances	Fees
I	≥ 4.00 to 1.0	1.500%	2.500%	2.500%	0.400%
II	< 4.00 to 1.0 but ≥ 3.50 to 1.0	1.250%	2.250%	2.250%	0.325%
III	< 3.50 to 1.0 but ≥ 3.00 to 1.0	1.000%	2.000%	2.000%	0.250%
IV	< 3.00 to 1.0 but ≥ 2.75 to 1.0	0.750%	1.750%	1.750%	0.225%
V	< 2.75 to 1.0 but ≥ 2.25 to 1.0	0.500%	1.500%	1.500%	0.200%
VI	< 2.25 to 1.0	0.250%	1.250%	1.250%	0.175%

     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 5.7 (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level I until the first Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.7 for the quarter ending June 30, 2008. After the Closing Date, if the Borrowers shall fail to provide the Required Financial Information for any fiscal quarter or fiscal year, the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrowers were so required to provide such Required Financial Information to the Agents and the Lenders, be based on Level I until such time as such Required Financial Information is provided, whereupon the Level shall be determined by the then current Leverage Ratio. In the event that any Required Financial Information that is delivered to the Agents is shown to be inaccurate in a manner that results in the miscalculation of the Leverage Ratio (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Credit Parties shall immediately (i) deliver to the Administrative Agent corrected Required Financial Information for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Required Financial Information (which Applicable Percentage shall be made effective immediately in the current period, to the extent applicable), and (iii) immediately pay to the applicable Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by such Agent in accordance with Section 2.13(a). It is acknowledged and agreed that nothing contained herein shall limit the rights of the Agents and the Lenders under the Credit Documents, including their rights under Sections 2.8 and 7.2.
     “Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of a Borrower or any Restricted Subsidiary whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall (i) include any “Asset Sale” (or any comparable term) under, and as defined in, the 1995 Senior Note Indenture or 2008 Senior Note Indenture, (ii) not include any Equity Offering and (iii) not include any sale, lease, transfer or other disposition of an asset to a Permitted Joint Venture that constitutes an Investment permitted by Section 6.10(h).
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Schedule 9.6(c).
     “BA Lender” means any Canadian Lender other than the Acceptance Lenders.

     “BA Period” means a period of 1, 2, 3 or 6 months or such other period as the Canadian Agent may agree, in each case, commencing on a Business Day selected by Canadian Borrower in its irrevocable Notice of Borrowing or Notice of Extension/Conversion with respect to a Bankers’ Acceptance Advance delivered to the Canadian Agent in accordance with Section 2.2(b) or Section 2.9(b), as applicable; provided that the foregoing provision relating to BA Periods is subject to the following:
     (i) any BA Period that would otherwise extend beyond the Revolving/TLA Maturity Date shall end on such date;
     (ii) the Canadian Borrower shall select BA Periods so as not to require a payment or prepayment of a Bankers’ Acceptance Advance pursuant to Section 2.10 during a BA Period for such Bankers’ Acceptance Advance; and
     (iii) the Canadian Borrower shall select BA Periods so there shall be no more than five (5) separate Bankers’ Acceptance Advances in existence at any one time.
     “BA Rate” means (i) in relation to a Bankers’ Acceptance accepted by a Schedule I Lender (as listed in the Bank Act (Canada)), the CDOR Rate; (ii) in relation to a Bankers’ Acceptance accepted by a Schedule II Lender or Schedule III Lender (each as listed in the Bank Act (Canada)), the CDOR Rate plus 0.10 per annum.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bankers’ Acceptance” means a bill of exchange subject to the Bills of Exchange Act (Canada) or a depository bill subject to the Depository Bills and Notes Act (Canada) and denominated in Canadian Dollars and drawn by the Canadian Borrower and accepted by a Canadian Lender in accordance with Section 2.2(f) and includes (without duplication) an Acceptance Note.
     “Bankers’ Acceptance Advance” means the advance of funds to the Canadian Borrower by way of purchase of Bankers’ Acceptances or of an Acceptance Note, in each case, in accordance with the provisions of Section 2.2(f).
     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Base Rate Loans” means all Loans accruing interest based on the Alternate Base Rate, the U.S. Base Rate or the Canadian Prime Rate.
     “Borrowers” has the meaning set forth in the introductory paragraph hereof.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of U.S. Dollars in the London interbank market, (b) the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such foreign currency and (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Canadian Dollar Loan or U.S. Base Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto, Ontario.
     “Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenants set forth in Section 6.1(a)-(c) on a Pro Forma Basis.
     “Calculation Period” means, in respect of any Calculation Date, the period of four fiscal quarters of the Company ended as of the last day of the most recent fiscal quarter of the Company preceding such Calculation Date for which the Administrative Agent shall have received the Required Financial Information.
     “Canadian Agent” has the meaning set forth in the introductory paragraph hereof, together with any successors or assigns.
     “Canadian Agent’s Office” means, with respect to any currency, the Canadian Agent’s address and, as appropriate, account as set forth on Schedule 9.2 with respect to such currency, or such other address or account with respect to such currency as the Canadian Agent may from time to time notify to the Borrowers and the Lenders.
     “Canadian Borrower” has the meaning set forth in the introductory paragraph hereof.
     “Canadian Collateral” means any and all Property of the Canadian Credit Parties pledged from time to time as security for the Canadian Obligations pursuant to the Canadian Security Documents, whether now owned or hereafter acquired.
     “Canadian Credit Party” means any of the Canadian Borrower or the Canadian Guarantors.
     “Canadian Dollar Equivalent” means, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Canadian Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with U.S. Dollars.
     “Canadian Dollars” or “C$” means the lawful currency of Canada.
     “Canadian Guarantors” has the meaning set forth in the introductory paragraph hereof.
     “Canadian Lenders” means (a) each of the Persons identified as a “Canadian Lender” on the signature pages hereto, (b) any other entity that may be added as a Canadian Lender in accordance with the terms of this Agreement; provided that such entity is able to fulfill all obligations of a Canadian Lender under the terms of this Agreement (including, but not limited to, the obligation to make Loans in Canadian Dollars) in accordance with the requirements of the Bank Act (Canada), and (c) the successors and assigns of each of the foregoing; provided in all cases that only those entities dealing at arm’s-length with the Canadian Borrower for all purposes of the Income Tax Act (Canada) shall be permitted to be Canadian Lenders hereunder.
     “Canadian Lending Office” means, initially, the office of each Canadian Lender designated as such Lender’s Canadian Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Agents and the Company as the office of such Lender at which Base Rate Loans of such Lender are to be made, which office, in the case of a Canadian Lender that is an authorized foreign bank for the purposes of the Bank Act (Canada), shall be in Canada.

     “Canadian Obligations” means all Credit Party Obligations of the Canadian Borrower and the other Canadian Credit Parties.
     “Canadian Prime Rate” means a fluctuating rate of interest per annum which is equal to the greater of (i) the reference rate of interest (however designated) of the Canadian Agent for determining interest chargeable by it on Canadian Dollar commercial loans made in Canada at 10:00 a.m. on such day and (ii) 0.50% above the annual rate for 30-day Canadian Dollar bankers’ acceptances of Schedule I banks that appears on the Reuters Screen CDOR Page as of 10:00 a.m. on such day.
     “Canadian Prime Rate Loan” means any Revolving Loans made by the Canadian Lenders in Canadian Dollars accruing interest based on the Canadian Prime Rate.
     “Canadian Revolving Commitment” means, with respect to each Canadian Revolving Lender, the commitment of such Canadian Revolving Lender to make Canadian Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such Canadian Revolving Lender’s Canadian Revolving Commitment Percentage of the Canadian Revolving Committed Amount.
     “Canadian Revolving Commitment Percentage” means, for each Canadian Revolving Lender, the percentage identified as its Canadian Revolving Commitment Percentage on Schedule 2.1(a) or in the Assignment and Assumption pursuant to which such Canadian Revolving Lender became a Canadian Revolving Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).
     “Canadian Revolving Committed Amount” has the meaning set forth in Section 2.2(a).
     “Canadian Revolving Lender” means, as of any date of determination, any Canadian Lender holding a Canadian Revolving Commitment on such date.
     “Canadian Revolving Loans” means Revolving Loans made to the Canadian Borrower under Section 2.2, including Bankers’ Acceptance Advances.
     “Canadian Revolving Note” or “Canadian Revolving Notes” means the promissory notes of the Canadian Borrower provided pursuant to Section 2.2(e) in favor of each of the Canadian Revolving Lenders that requests a promissory note evidencing the Canadian Revolving Loans made by each such Canadian Revolving Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.
     “Canadian Security Agreement” means the Amended and Restated Canadian Security Agreement dated as of the Closing Date executed by the Canadian Borrower, the Company, the other Canadian Credit Parties and the Canadian Agent, for the benefit of the Canadian Lenders, as amended, modified or supplemented from time to time in accordance with its terms.
     “Canadian Security Documents” means, collectively, (a) the Canadian Security Agreement and (b) any other documents executed and delivered in connection with the granting, attachment and perfection of the Canadian Agent’s security interests and liens arising thereunder in the Canadian Collateral, including, without limitation, PPSA and RPMRR (Quebec) financing statements.
     “Canadian Swingline Commitment” means the commitment of the Canadian Swingline Lender to make Canadian Swingline Loans in an aggregate principal amount at any time outstanding up to the Dollar Amount of the Canadian Swingline Committed Amount, and the commitment of the Canadian

Revolving Lenders to purchase participation interests in the Canadian Swingline Loans as provided in Section 2.6(d)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.
     “Canadian Swingline Committed Amount” has the meaning set forth in Section 2.6(a).
     “Canadian Swingline Lender” means Bank of America, acting through its Canada Branch, in its capacity as such, or any successor Canadian swingline lender hereunder.
     “Canadian Swingline Loan” or “Canadian Swingline Loans” has the meaning set forth in Section 2.6(a).
     “Canadian Swingline Note” means the promissory note of the Canadian Borrower in favor of the Canadian Swingline Lender evidencing the Canadian Swingline Loans provided pursuant to Section 2.6(i), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “Capital Assets” means, collectively, for any Person, all fixed assets, whether tangible or intangible determined in accordance with GAAP.
     “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of a Consolidated Company, any such lease under which another Consolidated Company is the lessor.
     “Capital Lease Obligation” means, with respect to any Capital Lease, the amount of the rental and other obligations of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.
     “Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.
     “Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America, Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America or Canada is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (ii) U.S. Dollar or Canadian Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (A) any United States or Canadian commercial bank of recognized standing having capital and surplus in excess of a Dollar Amount of U.S.$250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of a Dollar Amount of U.S.$500,000,000 for direct obligations issued by or fully guaranteed by the United States of America or Canada, (v) obligations of any state of the United States, any province of Canada or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (vi) Investments, classified in accordance with GAAP as current assets of the Company or its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments (A) in corporate obligations having a remaining maturity of less than two (2) years, issued by corporations having outstanding comparable obligations that are rated in the two highest categories of Moody’s and S&P or no lower than the two highest long term debt ratings categories of either Moody’s or S&P or (B) of the character, quality and maturity described in clauses (i) — (v) of this definition
     “CDOR Rate” means, on any day on which Bankers’ Acceptances are to be issued pursuant hereto, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Canadian Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefore) of Reuters Monitor Money Services as of approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate).
     “Change in Control” means, as applied to the Company, that, during any period of twelve (12) consecutive calendar months (i) more than fifty percent (50%) of the members of the Board of Directors of the Company who were members on the first day of such period shall have resigned or been removed or replaced, other than as a result of death, disability, or change in personal circumstances, or (ii) any Person or “Group” (as defined in Section 13(d)(3) of the Exchange Act, but excluding (A) any employee benefit or stock ownership plans of the Company, and (B) members of the Board of Directors and executive officers of the Company as of the date of this Agreement, members of the immediate families of such members and executive officers, and family trusts and partnerships established by or for the benefit of any of the foregoing individuals) shall have acquired more than fifty percent (50%) of the combined voting power of all classes of common stock of the Company, except that the Company’s purchase of its common stock outstanding on the date hereof which results in one or more of the Company’s shareholders of record as of the date of this Agreement controlling more than fifty percent (50%) of the combined voting power of all classes of the common stock of the Company shall not constitute an acquisition hereunder.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
     “Collateral” means collectively, the U.S. Collateral and the Canadian Collateral.
     “Collateral Agent” has the meaning set forth in the introductory paragraph hereof, together with any successors or assigns.

     “Commitment” means the U.S. Revolving Commitment, the Canadian Revolving Commitment, the LOC Commitment, the Term Loan A Commitment, the Term Loan B Commitment, the U.S. Swingline Commitment and/or the Canadian Swingline Commitment, individually or collectively, as appropriate.
     “Commitment Fees” has the meaning set forth in Section 2.12(a).
     “Commitment Percentage” means the U.S. Revolving Commitment Percentage, the Canadian Revolving Commitment Percentage, the Term Loan A Commitment Percentage, the Term Loan B Commitment Percentage and/or the Revolving Commitment Percentage, individually or collectively, as appropriate.
     “Commitment Period” means (i) with respect to U.S. Revolving Loans and the Canadian Revolving Loans, the period from (and including) the Closing Date to (but excluding) the Revolving/TLA Maturity Date and (ii) with respect to Letters of Credit, the period from (and including) the Closing Date to (but excluding) the date that is five (5) Business Days prior to the Revolving/TLA Maturity Date.
     “Company” has the meaning set forth in the introductory paragraph hereof.
     “Consolidated Assets” means, at any time, the amount representing the assets of the Company and the Subsidiaries that would appear on a consolidated balance sheet of the Company and its Subsidiaries at such time prepared in accordance with GAAP.
     “Consolidated Capital Expenditures” means for any period for the Consolidated Companies on a consolidated basis, all capital expenditures made during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include Permitted Acquisitions.
     “Consolidated Companies” means, collectively, the Company, the Canadian Borrower, all of the Restricted Subsidiaries, each Permitted Securitization Subsidiary and, to the extent required to be consolidated under GAAP, any Permitted Joint Venture.
     “Consolidated Funded Debt” means the Funded Debt of the Consolidated Companies on a consolidated basis.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) EBITDA for the period of the four prior fiscal quarters ending on such date to (ii) Consolidated Interest Expense paid or payable in cash during such period.
     “Consolidated Interest Expense” means, for any period, all Interest Expense of the Consolidated Companies net of interest income of the Consolidated Companies determined on a consolidated basis in accordance with GAAP; provided, however, that, for purposes of calculating Consolidated Interest Expense for the fiscal quarters ending June 30, 2008, September 30, 2008 and December 31, 2008, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (a) for the calculation of Consolidated Interest Expense as of June 30, 2008, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Consolidated Interest Expense as of September 30, 2008, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Interest Expense as of December 31, 2008, Consolidated Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).

     “Consolidated Net Income” means the net income of the Consolidated Companies on a consolidated basis as defined according to GAAP minus (to the extent included in net income) the sum of (i) any net loss or net income of any Unrestricted Subsidiary that is not a Consolidated Company, (ii) the net income or loss of any Consolidated Company for any period prior to the date it became a Consolidated Company as a result of any Permitted Acquisition, (iii) the gain or loss (net of any tax effect) resulting from the sale of any Capital Assets by the Consolidated Companies other than in the ordinary course of business of the Consolidated Companies, and (iv) other extraordinary items, as defined by GAAP, of the Consolidated Companies.
     “Consolidated Net Worth” means, as of any date of determination, (i) the shareholders’ equity of the Consolidated Companies plus (ii) any Other Comprehensive Income charges related to foreign currency translation, net unrealized loss/gain on derivative instruments, pension plan liability and repatriation tax, in each case taken after March 31, 2008, minus (iii) Other Comprehensive Income credits related to foreign currency translation, net unrealized loss/gain on derivative instruments, pension plan liability and repatriation tax, in each case taken after March 31, 2008. For purposes of this definition, shareholders’ equity shall be determined on a consolidated basis in accordance with GAAP, as applied on a consistent basis by the Company in the calculation of such amounts in the Company’s most recent financial statements required to be delivered pursuant to Section 5.7.
     “Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.
     “Copyright Licenses” means any written agreement, naming any Credit Party as licensor, granting any right under any Copyright including, without limitation, any thereof referred to in Schedule 3.16.
     “Copyrights” means (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright office including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.
     “Credit Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, the Security Documents, the Fee Letter, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Hedging Agreement).
     “Credit Party” means any of the Company, the Canadian Borrower or the Guarantors.
     “Credit Party Obligations” means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Agents, whenever arising, under this Credit Agreement and the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Hedging Agreement.
     “Debt Issuance” means the incurrence by a Borrower or any Restricted Subsidiary after the Closing Date of any Indebtedness in any one transaction or series of related transactions.

     “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” means, at any time, any Lender that, at such time, (i) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (ii) has failed to pay to any Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.
     “Deferred Cash” means (a) certain restricted cash of Solvay LLC in an amount not to exceed U.S.$33,600,000, all or a portion of which will be paid to the stockholders of the Acquired Company and Steven Hill on or prior to November 15, 2008 in accordance with the terms of the SCC Merger Agreement and (b) certain reserve funds of Solvay LLC to service and support the Solvay Bonds in an amount not to exceed U.S.$18,500,000, all or a portion of which may be paid to the stockholders of the Acquired Company and Steven Hill upon the refinancing or refunding of the Solvay Bonds.
     “Demopolis IDB Bonds” means the industrial development bonds related to the Demopolis IDB Leasehold Parcel.
     “Demopolis IDB Leasehold Parcel” means the leasehold estate of Rock-Tenn Mill Company, LLC in the real Property located in Demopolis, Alabama.
     “Deposit Account Control Agreement” means an agreement among a U.S. Credit Party, a depository institution and the Collateral Agent, which agreement is in a form acceptable to the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Determination Date” means with respect to any Extension of Credit:
     (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable;
     (b) in connection with any extension or conversion or continuation of an existing Loan, the last Business Day of each month or the Business Day which is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation;
     (c) in connection with any extension of an existing Letter of Credit, the last Business Day of each month or the Business Day which is the date such Letter of Credit is extended; or
     (d) the date of any reduction of the Aggregate Revolving Committed Amount pursuant to the terms of Section 2.11; and
in addition to the foregoing, such additional dates not more frequently than once a month as may be determined by the Administrative Agent. For purposes of determining availability hereunder, the rate of exchange for Canadian Dollars shall be the Spot Rate for the purchase of U.S. Dollars with Canadian Dollars.

     “Dollar Amount” means, at any time, (a) with respect to U.S. Dollars or an amount denominated in U.S. Dollars, such amount and (b) with respect to Canadian Dollars or an amount denominated in Canadian Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with Canadian Dollars.
     “Domestic Lending Office” means, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Agents and the Company as the office of such Lender at which Base Rate Loans of such Lender are to be made, which shall include with respect to any Canadian Lender, such Lender’s Canadian Lending Office for Base Rate Loans and Bankers’ Acceptance Advances.
     “Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “EBITDA” means for any fiscal period, Consolidated Net Income for such period plus (a) the following to the extent deducted in determining such Consolidated Net Income, in each case as determined in accordance with GAAP for the applicable fiscal period: (i) Consolidated Interest Expense, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Consolidated Companies, (iii) depreciation and amortization expense of the Consolidated Companies, (iv) any non-cash charges (other than restructuring charges), including any non-cash charges for the impairment of goodwill taken pursuant to FASB 142 and any acquisition related expenses taken pursuant to FAS 141R (to the extent FAS 141R is in effect) that would otherwise have been capitalized under GAAP in effect as of the Closing Date, (v) any non-cash restructuring charges actually taken so long as such charges are not an accrual for future cash payments, (vi) any cash restructuring charges and costs associated with SCC Acquisition in an amount not to exceed U.S.$15,000,0000 during any fiscal year of the Company and U.S.$30,000,000 in the aggregate through the Term Loan B Maturity Date, (vii) other cash restructuring charges and costs actually taken after the Closing Date in an amount not to exceed U.S.$15,000,0000 during any fiscal year of the Company and U.S.$30,000,000 in the aggregate through the Term Loan B Maturity Date, in each case exclusive of restructuring charges in connection with plant closings announced prior to February 1, 2008, (viii) expenses relating to payments made to officers and employees of the Acquired Company and its Subsidiaries in connection with the SCC Acquisition (including, without limitation, compensation expenses with respect to employment agreements entered into by the Acquired Company with Steven Grossman and Steven Hill pursuant to the SCC Merger Agreement) in an aggregate amount not to exceed $15,000,000, (ix) any expenses associated with the write up of inventory acquired in the SCC Acquisition to fair market value as required by SFAS 141 and (x) any non-cash charges related to the expensing of stock options, plus (b) cash distributions of earnings of Unrestricted Subsidiaries made to a Consolidated Company to the extent previously excluded in the determination of Consolidated Net Income by virtue of clause (i) of the definition of Consolidated Net Income; provided, however, that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenants set forth in Section 6.1 (including for purposes of the definitions of “Applicable Percentage” and “Pro Forma Basis” set forth in Section 1.1), (I) the portion of total EBITDA for any applicable period attributable to Consolidated Companies which are not Credit Parties (without giving effect to any consolidation of Consolidated Companies which are not Credit Parties), other than Solvay LLC and the Permitted Securitization Subsidiaries, shall not exceed 15% of EBITDA for such period and (II) the portion of total EBITDA for any applicable period attributable to Permitted Securitization Subsidiaries shall not exceed the amount of cash distributions made by such Permitted Securitization Subsidiaries to the Credit Parties for such period plus the amount of interest and taxes of such Permitted Securitization Subsidiaries for such period; provided, further, and notwithstanding any other provision to the contrary contained in this Agreement,

(A) EBITDA for the quarter ending September 30, 2007 shall be determined by adding (1) EBITDA of the Company and its Subsidiaries (without giving effect to the SCC Acquisition) for such quarter, including EBITDA of the Permitted Securitization Subsidiaries, calculated in accordance with the methodology provided in the Existing Credit Agreement (the “Historical Company EBITDA”) and (2) EBITDA of the Acquired Company and its Subsidiaries for the 12-week period ending September 8, 2007, as adjusted for pro forma ownership of 100% of the Capital Stock of Solvay LLC, excess management compensation associated with the SCC Acquisition and other costs not expected to continue after the consummation of the SCC Acquisition (the “SCC EBITDA Adjustments”), (B) EBITDA for the quarter ending December 31, 2007 shall be determined by adding (1) the Historical Company EBITDA for such quarter and (2) EBITDA of the Acquired Company and its Subsidiaries for the 16-week period ending December 29, 2007, as adjusted for the SCC EBITDA Adjustments, and (C) EBITDA for the quarter ending March 31, 2008 shall be determined by adding (1) EBITDA of the Company and its Subsidiaries (without giving effect to the SCC Acquisition for the period prior to the Closing Date) for such period, as adjusted in clauses (a) and (b) above and (2) EBITDA of the Acquired Company and its Subsidiaries for the period from December 30, 2007 to the Closing Date, as adjusted for the SCC EBITDA Adjustments. For the purposes of this definition, it is understood that, with respect to financial statements covering periods prior to the Closing Date, the time periods of the applicable financial statements for the Acquired Company will vary slightly from those for the Company and its Subsidiaries.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a U.S. Revolving Commitment, the Issuing Lender, (iii) in the case of any assignment of a Canadian Revolving Commitment, the Canadian Agent and (iv) unless an Event of Default has occurred and is continuing and so long as the Successful Syndication (as defined in the Fee Letter) of the Loans has been completed, the applicable Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.
     “Environmental Laws” means any and all applicable foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.
     “Equity Offering” means the issuance by Company, the Canadian Borrower or any Restricted Subsidiary to any Person other than employees and directors of the Company or any of its Restricted Subsidiaries of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term Equity Offering shall not be deemed to include (i) any Asset Disposition or (ii) any Debt Issuance.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under subsection (b) or (c) of Section 414 of the Code.

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     “Eurodollar Reserve Percentage” means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” has the meaning set forth in Section 7.1.
     “Exchange Act” means Securities Exchange Act of 1934, as amended.
     “Exchange Percentage” means, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Article XII) of which (a) the numerator shall be the sum of (i) the respective U.S. Revolving Commitment Percentage of such Lender of (x) the aggregate outstanding principal of all U.S. Revolving Loans and U.S. Swingline Loans and (y) the aggregate unreimbursed amount of outstanding Letters of Credit, (ii) the respective Canadian Revolving Commitment Percentage of such Lender of the aggregate outstanding principal of all Canadian Revolving Loans and Canadian Swingline Loans (taking the Dollar Amounts of any amounts expressed in Canadian Dollars on the date of the occurrence of the Sharing Event), (iii) the respective Term Loan A Commitment Percentage of such Lender of the aggregate principal amount of the outstanding Term Loan A of all Lenders and (iv) the respective Term Loan B Commitment Percentage of such Lender of the aggregate principal amount of the outstanding Term Loan B of all Lenders, and (b) the denominator of which shall be the sum of (x) the aggregate outstanding principal of all Revolving Loans and Swingline Loans (taking the Dollar Amounts of any amounts expressed in Canadian Dollars on the date of the occurrence of the Sharing Event) and (y) the aggregate unreimbursed amount of outstanding Letters of Credit, and (z) the aggregate principal amount of the outstanding Term Loans of all Lenders.
     “Excluded Asset Disposition” means (a) any Asset Disposition permitted by Sections 6.4(a)-(f) and (b) Asset Dispositions occurring after the Closing Date the Net Proceeds of which do not exceed U.S.$10,000,000 in the aggregate through the Term Loan B Maturity Date.
     “Excluded Debt Issuance” means any Debt Issuance permitted by Sections 6.3(a) – (i).
     “Excluded Equity Offering” means (a) any Equity Offering by a Credit Party in connection with a conversion of any Indebtedness of such Credit Party or any Restricted Subsidiary to equity and that results in no net receipt of cash proceeds by such Credit Party or any Restricted Subsidiary, (b) any Equity Offering constituting consideration for a Permitted Acquisition and (c) any Equity Offering in

connection with the exercise of stock options by former directors, officers and employees of the Company and its Subsidiaries..
     “Existing Credit Agreement” has the meaning set forth in the Recitals hereto.
     “Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.1(b).
     “Extension of Credit” means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.
     “Face Amount” means the amount payable to the holder of a Bankers’ Acceptance on the maturity thereof.
     “FAS 141R” means Statement of Financial Accounting Standards No. 141 (Revised 2007), “[Business Combinations]”.
     “FASB 142” means Statement of Financial Accounting Standards No. 142, “[Goodwill and other Tangible Assets]”.
     “Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.
     “Fee Letter” means the Fee Letter dated as of January 10, 2008, among the Company, Wachovia, Wachovia Capital Markets, LLC, Bank of America, Banc of America Securities, SunTrust and SunTrust Robinson Humphrey, Inc., as amended, restated, modified or supplemented from time to time.
     “Fees” means all fees payable pursuant to Section 2.12.
     “Flood Hazard Property” has the meaning set forth in Section 5.12(c)(v).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.
     “Fully Satisfied” means, with respect to the Credit Party Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Credit Party Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Credit Party Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably cash collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the Issuing Lender and (d) the Commitments shall have expired or been terminated in full.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Debt” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, including, without limitation, all obligations (whether actual or contingent) of such Person to make SCC Tax and Deferred Cash Payments, (v) the principal portion of all obligations of such Person under Capital Leases, (vi) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person (other than letters of credit issued for the account of such Person in support of industrial revenue or development bonds that are already included as Indebtedness of such Person under clause (ii) above) and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (vii) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to (A) mandatory sinking fund payments prior to the date six (6) months after the Term Loan B Maturity Date, (B) redemption prior to the date six (6) months after the Term Loan B Maturity Date or (C) other acceleration, (viii) the principal balance outstanding under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (ix) all Indebtedness of others of the type described in clauses (i) through (viii) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (x) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (i) through (ix) hereof, and (xi) all Indebtedness of the type described in clauses (i) through (x) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that (A) in the case of the Consolidated Companies, Funded Debt shall not include (I) intercorporate obligations solely among the Consolidated Companies, (II) lease obligations pledged as collateral to secure the Demopolis IDB Bonds or the Tennessee IDB Bonds and (III) hedge adjustments resulting from terminated fair value interest rate derivatives, and (B) with respect to any Funded Debt of any Permitted Joint Venture that is a Consolidated Company, the Funded Debt of such Permitted Joint Venture shall be limited to the product of the Ownership Share of the Credit Parties and their Restricted Subsidiaries in such Permitted Joint Venture multiplied by the principal amount of such Funded Debt, unless such Funded Debt is recourse to a Borrower or any Restricted Subsidiary in which event the entire amount of such Funded Debt shall constitute Funded Debt; provided further that the Funded Debt of Greenpine Road LLC and Pohlig Bros., LLC that is outstanding as of the Closing Date shall be limited to the product of the Ownership Share of the Credit Parties and their Restricted Subsidiaries in such Permitted Joint Ventures multiplied by the principal amount of such Funded Debt.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
     “Government Acts” has the meaning set forth in Section 2.21(a).

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantors” means (i) with respect to the U.S. Obligations, the U.S. Guarantors, and (ii) with respect to the Canadian Obligations, the Company, the U.S. Guarantors and the Canadian Guarantors, and (iii) any Additional Credit Party that executes a Joinder Agreement, together with their successors and permitted assigns, but excluding any Inactive Subsidiary. The Guarantors as of the Closing Date are set forth on Schedule 1.1(c).
     “Guaranty” means the guaranty of the Guarantors set forth in Articles X and XI.
     “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
     “Hazardous Substances” means “hazardous substances” as that term is defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and petroleum, including crude oil or any fraction thereof.
     “Hedging Agreement Provider” means any Person that (i) has provided the Administrative Agent with a fully executed Secured Party Designation Notice, substantially in the form of Schedule 1.1(f) and (ii) enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.3 to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date or becomes a Lender after the Closing Date in connection with the primary syndication thereof and the Hedging Agreement was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedging Agreement with a Person who is no longer a Lender, such Person shall be considered a Hedging Agreement Provider only through the stated maturity date (without extension or renewal) of such Secured Hedging Agreement.
     “Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, but excluding (i) any purchase, sale or option agreement relating to commodities used in the ordinary course of such Person’s business and (ii) any agreement existing as of the Closing Date or entered into after the Closing Date in accordance with the historical practices of the Borrowers and the Restricted Subsidiaries related to the fiber trading business of such Persons.
     “Inactive Subsidiary” means any Subsidiary of a Credit Party (other than an Unrestricted Subsidiary) that does not operate or conduct business and that possesses no Property or liabilities other than de minimus Property and liabilities.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, including, without limitation, all obligations (whether actual or contingent) of such Person to make SCC Tax and Deferred Cash Payments, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements (excluding (a) any purchase, sale or option agreement relating to commodities used in the ordinary course of such Person’s business and (b) any agreement existing as of the Closing Date or entered into after the Closing Date in accordance with the historical practices of the Borrowers and the Restricted Subsidiaries related to the fiber trading business of such Persons), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (vii) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (viii) the principal portion of all obligations of such Person under Capital Leases plus any accrued interest thereon, (ix) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (x) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred Capital Stock or other equity interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to (A) mandatory sinking fund payments prior to the date six (6) months after the Term Loan B Maturity Date, (B) redemption prior to the date six (6) months after the Term Loan B Maturity Date or (C) other acceleration, (xii) the principal balance outstanding under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (xii) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
     “Intellectual Property” means all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.
     “Interbank Reference Rate” means, in respect of any currency, the interest rate expressed as a percentage per annum which is customarily used by the Canadian Agent when calculating interest due by it or owing to it arising from correction of errors in transactions in that currency between it and other banks.

     “Interest Expense” means, with respect to any Person for any period, the sum of the amount of interest paid or accrued in respect of such period.
     “Interest Payment Date” means (a) as to any Base Rate Loan, (i) the last day of each March, June, September and December, (ii) with respect to Revolving Loans and the Term Loan A, the Revolving/TLA Maturity Date and (iii) with respect to the Term Loan B, the Term Loan B Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each day which is three (3) months after the first day of such Interest Period and the last day of such Interest Period.
     “Interest Period” means, as to any LIBOR Rate Loan, a period of one (1), two (2), three (3) or six (6) months duration (or nine (9) or twelve (12) months duration with the consent of each applicable Lender), as the Applicable Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period with respect to Revolving Loans or the Term Loan A shall extend beyond the Revolving/TLA Maturity Date, (iii) no Interest Period with respect to the Term Loan B shall extend beyond the Term Loan B Maturity Date and (iv) in the case of LIBOR Rate Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month; provided, however, (A) if the Applicable Borrower shall fail to give notice as provided above, if the Company, the Company shall be deemed to have selected an Alternate Base Rate Loan, and if the Canadian Borrower, the Canadian Borrower shall be deemed to have selected a U.S. Base Rate Loans to replace the affected LIBOR Rate Loan and (B) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.
     “Investment Grade Status” shall exist at any time when the rating of the Company’s senior non-credit-enhanced long-term unsecured debt is at or above BBB- from S&P and at or above Baa3 from Moody’s; provided, that if either S&P or Moody’s changes its system of classification after the date of this Credit Agreement, Investment Grade Status shall exist at any time when the rating of the Company’s non-credit-enhanced senior long-term unsecured debt is at or above the new rating which most closely corresponds to the above-specified level under the previous rating system.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, a Guaranty Obligation incurred for the benefit of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.
     “Issuing Lender” means Wachovia, SunTrust and any other Lender that agrees to be an issuing lender at the request of the Company and is approved by the Administrative Agent, or any successor issuing lender hereunder.

     “Issuing Lender Fees” has the meaning set forth in Section 2.12(c).
     “Joinder Agreement” means a Joinder Agreement in substantially the form of Schedule 5.10, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.10.
     “Joint Venture” means, with respect to any Person, any corporation or other entity (including, without limitation, limited liability companies, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, of which some but less than 100% of the total combined voting power of all classes of Voting Stock or other ownership interests, at the time as of which any determination is being made, is owned by such Person, either directly or indirectly through one or more Subsidiaries of such Person.
     “Joint Venture Investment” means the total amount, valued at book value at the time of contribution, of any paid in capital (including any asset and other capital contributions but excluding any intangible assets other than patents, trademarks and copyrights which shall be included) contributed by a Borrower or any Restricted Subsidiary to any Joint Venture minus any distributions received by a Borrower or any Restricted Subsidiary from such Joint Venture.
     “Lead Arrangers” means Wachovia Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and Banc of America Securities, each in its capacity as a joint lead arranger with respect to this Credit Agreement.
     “Lenders” means each of the Persons identified as a “Lender” or “Canadian Lender” on the signature pages hereto, and their successors and assigns.
     “Letters of Credit” means any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, restated, modified, extended, renewed or replaced from time to time.
     “Letter of Credit Fee” has the meaning set forth in Section 2.12(b).
     “Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (a) Total Funded Debt as of such date minus (b) Deferred Cash to (ii) EBITDA for the period of the four prior fiscal quarters ending on such date.
     “LIBOR” means:
     (i) for any LIBOR Rate Loan made to the Company for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, U.S. Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected; and

     (ii) for any LIBOR Rate Loan made to the Canadian Borrower for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR”, in the case of LIBOR Rate Loans made to the Canadian Borrower, shall mean the rate per annum at which, as determined by the Canadian Agent, U.S. Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     “LIBOR Lending Office” means, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2 (which, for each Canadian Lender that is an authorized foreign bank for the purposes of the Bank Act (Canada) shall be an office located in Canada); and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent, the Canadian Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.
     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by (i) in the case of LIBOR Rate Loans made to the Company, the Administrative Agent, and (ii) in the case of LIBOR Rate Loans made to the Canadian Borrower, the Canadian Agent, in each case pursuant to the following formula:
For the purposes of clarification, there shall be no Eurodollar Reserve Percentage applicable to any LIBOR Rate Loan that is a Canadian Revolving Loan.
     “LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
     “Loan” or “Loans” means a Revolving Loan, the Term Loan A, the Term Loan B and/or a Swingline Loan, as appropriate.

     “LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit up to the LOC Committed Amount and, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to purchase Participation Interests in the Letters of Credit up to such U.S. Revolving Lender’s Revolving Commitment Percentage of the LOC Committed Amount, as such amount may be reduced from time to time in accordance with the provisions hereof.
     “LOC Committed Amount” has the meaning set forth in Section 2.7(a).
     “LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.
     “LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.
     “Mandatory Canadian Borrowing” has the meaning set forth in Section 2.6(c).
     “Mandatory LOC Borrowing” has the meaning set forth in Section 2.7(e).
     “Mandatory U.S. Borrowing” has the meaning set forth in Section 2.5(b).
     “Material Adverse Change” has the meaning set forth in Section 4.1(j).
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of the Credit Documents.
     “Material Contract” means any contract or other arrangement to which the Company or any of its Subsidiaries is a party that is filed with the SEC.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
     “Mortgage Instrument” means any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Mortgage Policy” means, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Collateral Agent in an amount satisfactory to the Collateral Agent, in form and substance satisfactory to the Collateral Agent.

     “Mortgaged Property” means any owned or leased real property of a Credit Party listed on Schedule 5.12-1 and any other owned or leased real property of a Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Collateral Agent in accordance with the terms of this Agreement.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
     “Net Proceeds” means the aggregate cash proceeds received by the Borrowers or any of the Restricted Subsidiaries in respect of any Equity Offering, Debt Issuance or Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of, or in connection with the servicing of or return on investment from, any noncash consideration received in any Equity Offering, Debt Issuance or Asset Disposition), in each case, net of the direct costs relating to such Equity Offering, Debt Issuance or Asset Disposition, as the case may be (including, without limitation, legal, accounting and investment banking fees, printing, sales and distribution costs and expenses, and sales commissions), and taxes paid or payable as a result thereof.
     “Note” or “Notes” means the U.S. Revolving Notes, the Canadian Revolving Notes, the U.S. Swingline Note, the Canadian Swingline Note and/or the Term Notes, collectively, separately or individually, as appropriate.
     “Notice of Borrowing” means (i) a request for a U.S. Revolving Loan borrowing pursuant to Section 2.1(b)(i), (ii) a request for a Canadian Revolving Loan borrowing pursuant to Section 2.2(b)(i), (iii) a request for a Bankers’ Acceptance Advance pursuant to Section 2.2(f)(i), (iv) a request for a U.S. Swingline Loan borrowing pursuant to Section 2.5(b)(i), or (v) a request for a Canadian Swingline Loan borrowing pursuant to Section 2.6(b), as appropriate. A Form of Notice of Borrowing is attached as Schedule 1.1(d).
     “Notice of Conversion/Extension” means the written notice of (i) conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan, (ii) conversion of an Alternate Base Rate Loan to a LIBOR Rate Loan, (iii) conversion of a U.S. Base Rate Loan to a LIBOR Rate Loan, (iv) conversion of a Canadian Prime Rate Loan to a Bankers’ Acceptance Advance or (v) extension of a LIBOR Rate Loan or Bankers’ Acceptance Advance, as appropriate, in each case substantially in the form of Schedule 1.1(e).
     “Notional BA Proceeds” means, with respect to a Bankers’ Acceptance Advance, the aggregate Face Amount of the Bankers’ Acceptance or face amount of an Acceptance Note comprising such Bankers’ Acceptance Advance, if applicable, less the aggregate of:
     (a) a discount from the aggregate Face Amount of such Bankers’ Acceptance or face amount of such Acceptance Note, as applicable, calculated in accordance with normal market practices based on the BA Rate for the term of such Bankers’ Acceptance or Acceptance Note, as applicable; and
     (b) the amount of the acceptance fees determined in accordance with Section 2.2(f) in respect of such Bankers’ Acceptance Advance.
     “OFAC” has the meaning set forth in Section 3.23(a).

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Ownership Share” means, with respect to any Permitted Joint Venture, a Borrower’s or any Restricted Subsidiary’s relative equity ownership (calculated as a percentage) in such Permitted Joint Venture determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Permitted Joint Venture.
     “Participant” has the meaning set forth in Section 9.6(d).
     “Participation Interest” means the purchase by a Revolving Lender of a participation interest in Swingline Loans as provided in Section 2.5(b)(ii) and Section 2.6(c), as applicable, and in Letters of Credit as provided in Section 2.7(c).
     “Patent License” means all agreements, whether written or oral, providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.
     “Patents” means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 3.16.
     “Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
     “Permitted Acquisition” means any Acquisition so long as (i) at the time of such Acquisition, no Default or Event of Default is in existence; (ii) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof; (iii) the Agents shall have received all items in respect of Collateral acquired in such Acquisition and/or in respect of any Subsidiary that is formed to effect such Acquisition, required to be delivered by the terms of Section 5.10 and/or Section 5.11; (iv) after giving effect to the Acquisition, the representation and warranty set forth in Section 3.19 shall be true and correct; and (v) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Leverage Ratio does not exceed the lesser of (A) 4.50 to 1.0 and (B) the sum of the maximum permitted Leverage Ratio then in effect minus 0.25, in each case as of the most recent fiscal quarter end for which the Administrative Agent has received the Required Financial Information; provided, however, that if at the time of such Acquisition the maximum Leverage Ratio then permitted under Section 6.1(b) as of the end of any fiscal quarter of the Borrower is equal to or less 3.75 to 1.00, then such Pro Forma Compliance Certificate to be delivered in connection with such Acquisition shall only be required to demonstrate that, upon giving effect to such Acquisition on a Pro Forma Basis, the Borrowers would be in compliance with the financial covenants set forth in Section 6.1.
     “Permitted Joint Ventures” means, collectively, (i) RTS Packaging, LLC, (ii) Seven Hills Paperboard, LLC, (iii) GraphCorr LLC, (iv) Greenpine Road LLC, (v) Pohlig Bros., LLC, (vi) Schiffenhaus California LLC, (vii) Schiffenhaus Canada Inc., (viii) Quality Packaging Specialists International, LLC, (ix) Display Source Alliance, LLC and (x) other Joint Ventures; provided, however, that the aggregate amount of the Joint Venture Investments made after the Closing Date for all such Joint Ventures shall not exceed U.S.$50,000,000.
     “Permitted Liens” means Liens in respect of Property of the Borrowers and the Restricted Subsidiaries permitted to exist pursuant to the terms of Section 6.2.
     “Permitted Securitization Subsidiary” means any Subsidiary of the Company that (i) is directly or indirectly wholly-owned by the Company, (ii) is formed and operated solely for purposes of a Permitted Securitization Transaction, (iii) is “bankruptcy remote”, (iv) has organizational documents which limit the permitted activities of such Permitted Securitization Subsidiary to the acquisition of accounts receivable and related rights from the Company or one or more of its Subsidiaries, the securitization of such accounts receivable and related rights and activities necessary or incidental to the foregoing and (v) meets S&P’s requirements for special purpose entities engaged in securitization of assets.
     “Permitted Securitization Transaction” means the transfer by the Company or one or more of its Restricted Subsidiaries of receivables and rights related thereto to one or more Permitted Securitization Subsidiaries and the related financing of such receivables and rights related thereto; provided that (i) such transaction results in a legal “true sale” of receivables, (ii) such transaction is non-recourse to the Company and its Restricted Subsidiaries, except for Standard Securitization Undertakings, (iii) the aggregate total amount of all receivables at any time subject to all Permitted Securitization Transactions shall not exceed U.S. $225,000,000 in the aggregate and (iv) the proceeds of any borrowings after the Closing Date under a Permitted Securitization Transaction shall be used to prepay Swingline Loans, Revolving Loans and cash collateralize Bankers’ Acceptances in accordance with the terms of Section 2.10(b).
     “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.
     “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreement” means the Pledge Agreement (Shared Collateral) dated as of the Closing Date executed by the U.S. Credit Parties and the Collateral Agent, for the benefit of the holders of the Secured Obligations (as defined therein), as amended, modified or supplemented from time to time in accordance with its terms.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate in effect at its principal office, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Administrative Agent to any debtor).
     “Principal Property” has the meaning set forth in the 1995 Senior Note Indenture and includes any Mortgaged Property of the Company and its Subsidiaries that is required to secure, on a pari passu basis with the Credit Party Obligations, the obligations of the Company under the 2011 Senior Notes and the 2013 Senior Notes.
     “Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.3(c)) of the financial covenants set forth in Section 6.1(a)-(c) in respect of a proposed transaction or designation of a Restricted Subsidiary as an Unrestricted Subsidiary (a “Specified Transaction”), the making of such calculation after giving effect on a pro forma basis to:
     (a) the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;
     (b) the assumption, incurrence or issuance of any Indebtedness of a Borrower or any Restricted Subsidiary (including any Person which became a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);
     (c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Borrower or any Restricted Subsidiary (including any Person which became a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;
     (d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by a Borrower or any Restricted Subsidiary after the first day of the applicable Calculation Period, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and
     (e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by a Borrower or any Restricted Subsidiary after the first day of the applicable Calculation Period, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.
     “Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company delivered to the Administrative Agent in connection with a Specified Transaction, such certificate to contain reasonably detailed calculations satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the financial covenants set forth in Section 6.1(a) — (c) for the applicable Calculation Period; provided that, for any period prior to June 30, 2008, such certificate shall contain calculations demonstrating compliance with the initial financial covenant levels required by Section 6.1(a) – (c) for the quarter ending June 30, 2008.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Recovery Event” means theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by a Borrower or any of the Restricted Subsidiaries which results in the receipt by a Borrower or any of the Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.
     “Register” has the meaning set forth in Section 9.6.
     “Regulation S-X” has the meaning set forth in Section 3.14.
     “Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments (and Participation Interests therein) and outstanding Term Loans or (b) if the Revolving Commitments have been terminated, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Credit Party Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Revolving Commitments, or after termination of the Revolving Commitments, the principal balance of the Credit Party Obligations owing to such Defaulting Lender.
     “Required Canadian Lenders” means Lenders holding in the aggregate more than fifty percent (50%) of (a) the Canadian Revolving Commitments (and Participation Interests therein) or (b) if the Canadian Revolving Commitments have been terminated, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Canadian Revolving Loans and Participation Interests (including the Participation Interests of the Canadian Swingline Lender in Canadian Swingline Loans); provided, however, that if any Canadian Revolving Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Canadian Lenders, Canadian Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Canadian Revolving Commitments, the principal balance of the Canadian Obligations owing to such Defaulting Lender.
     “Required Financial Information” means, as to any fiscal quarter or fiscal year of the Company, the financial information required by subsections (a) through (c) of Section 5.7 for such fiscal quarter or fiscal year, as applicable.

     “Required Revolving Lenders” means Revolving Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments (and Participation Interests therein) or (b) if the Revolving Commitments have been terminated, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Revolving Loans and Participation Interests; provided, however, that if any Revolving Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Revolving Lenders, Credit Party Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Revolving Commitments, or after termination of the Revolving Commitments, the principal balance of the Credit Party Obligations owing to such Defaulting Lender.
     “Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.
     “Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, the Treasurer or the Controller of the Company.
     “Restricted Payment” has the meaning set forth in Section 6.13.
     “Restricted Subsidiary” means (i) any Subsidiary of the Company identified as such on Schedule 3.13, (ii) any Inactive Subsidiary and (iii) any Subsidiary of the Company created or acquired after the date of this Credit Agreement other than an Unrestricted Subsidiary.
     “Revaluation Date” means each of the following: (a) each date a LIBOR Rate Loan denominated in U.S. Dollars is made pursuant to Section 2.1 or Section 2.2; (b) each date a LIBOR Rate Loan is continued pursuant to Section 2.9; (c) the last Business Day of each calendar month; and (d) such additional dates as the Administrative Agent, Canadian Agent or the Required Lenders shall specify.
     “Revolving Commitments” means, collectively, the Canadian Revolving Commitments, the U.S. Revolving Commitments, the LOC Commitment, the U.S. Swingline Commitment and the Canadian Swingline Commitment.
     “Revolving Lenders” means, collectively, the Canadian Revolving Lenders and the U.S. Revolving Lenders.
     “Revolving Loans” means, collectively, the Canadian Revolving Loans and the U.S. Revolving Loans.
     “Revolving Notes” means, collectively, the Canadian Revolving Notes and the U.S. Revolving Notes.
     “Revolving/TLA Maturity Date” means the earlier to occur of (a) the date that is five (5) years from the Closing Date and (b) if the 2013 Senior Notes have not been paid in full or refinanced by September 15, 2012 (with a new maturity date that is on or after the date that is six and one-half (6 1/2) years from the Closing Date), September 15, 2012.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, or any successor or assignee of the business of such division in the business of rating securities.

     “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.
     “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
     “SCC Acquisition” means the acquisition by the Company and/or one of its Restricted Subsidiaries of Southern Container Corp., a Delaware corporation (the “Acquired Company”), pursuant to the SCC Merger Agreement.
     “SCC Acquisition Documents” means the Merger Agreement and each other document executed and delivered in connection with the consummation of the SCC Acquisition.
     “SCC Merger Agreement” means the Agreement and Plan of Merger, dated as of January 10, 2008, by and among the Company, Carrier Merger Sub, Inc., the Acquired Company, the stockholders party thereto, Steven Hill and the stockholders’ representative.
     “SCC Tax and Deferred Cash Payments” means payments made by the Company (i) to the stockholders of the Acquired Company, as required by Section 1.19(b) of the SCC Merger Agreement, in connection with an election made by the Company under Section 338(h)(10) of the Code in accordance with the terms of the SCC Merger Agreement and (ii) to such stockholders and Steven Hill, as required by Section 1.9(b) of the SCC Merger Agreement, of the Deferred Cash (as defined in the SCC Merger Agreement).
     “SEC” means the Securities and Exchange Commission.
     “Secured Hedging Agreement” means any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, restated, amended and restated, modified, supplemented or extended from time to time.
     “Secured Parties” means each of the Lenders, the Issuing Lender, the U.S. Swingline Lender, the Canadian Swingline Lender, the Agents and the Hedging Agreement Providers.
     “Securities Account Control Agreement” means an agreement among a U.S. Credit Party, a securities intermediary and the Collateral Agent, which agreement is in a form acceptable to the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Articles 8 and 9 of the Uniform Commercial Code) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security” means “security” as defined in Section 2(1) of the Securities Act.
     “Security Documents” means collectively, the Canadian Security Documents and the U.S. Security Documents.
     “Senior Note Indentures” means, collectively, the 1995 Senior Note Indenture and the 2008 Senior Note Indenture.

     “Sharing Event” means (a) the occurrence of any Event of Default under Section 7.1(g), (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with Section 7.2 or (c) the failure of any Borrower to pay any principal of, or interest on, any Loans or any LOC Obligations on the Revolving/TLA Maturity Date or the Term Loan B Maturity Date.
     “Solvay Bonds” means Indebtedness of Solvay LLC in an aggregate principal amount of up to U.S.$134,400,000, as evidenced by the Series 1998 Solid Waste Disposal Facility Revenue Refunding Bonds and the Series 2000A, 2001 and 2002 Solid Waste Disposal Facility Revenue Bonds, each issued by the Onondaga County Industrial Development Agent and guaranteed by Solvay LLC, which industrial revenue bonds were issued to finance the construction of and improvements to the Solvay Facility, and the letter of credit facility securing the Series 2000A, 2001 and 2002 Solid Waste Disposal Facility Revenue Bonds.
     “Solvay Facility” means the recycled containerboard mill facility owned by Solvay LLC and located in the Village of Solvay, New York.
     “Solvay LLC” means Solvay Paperboard LLC.
     “Solvay Supply Contract” means the agreement dated May 5, 1998 (amended and restated on Feb 1, 2005) and expiring on December 31, 2018 by which Trigen-Syracuse Energy Corp. supplies steam to the Solvay Facility.
     “Specified Transaction” has the meaning set forth in the definition of Pro Forma Basis set forth in this Section 1.1.
     “Spot Rate” means, with respect to Canadian Dollars, the rate quoted by Bank of America, N.A., acting through its Canada Branch, as the spot rate for the purchase of Canadian Dollars with U.S. Dollars (or the purchase of U.S. Dollars with Canadian Dollars, as applicable) through its principal foreign exchange trading office at approximately 11:00 a.m. on the date (i) such foreign exchange computation is made in the case of U.S. Base Rate Loans and Canadian Prime Rate Loans, and (ii) three (3) Business Days prior to the date as of which the foreign exchange computation is made in the case of LIBOR Rate Loans and Bankers’ Acceptance Advances.
     “Standard Securitization Undertakings” means (i) any obligations and undertakings of the Company and any Restricted Subsidiary on terms and conditions consistent with sale treatment of receivables in a transaction that results in a legal “true sale” of receivables and (ii) any obligations and undertakings of the Company not inconsistent with the treatment of the transfer of receivables in a transaction as a legal “true sale” and otherwise consistent with customary securitization undertakings in the United States.
     “Subordinated Debt” means Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through one or more intermediaries or subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of the Company.
     “SunTrust” means SunTrust Bank, and its successors.
     “Swingline Loan” means a U.S. Swingline Loan and/or a Canadian Swingline Loan, as applicable.
     “Swingline Lender” means the U.S. Swingline Lender and/or the Canadian Swingline Lender, as applicable.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
     “Tax Exempt Certificate” has the meaning set forth in Section 2.20.
     “Taxes” has the meaning set forth in Section 2.20.
     “Tennessee IDB Bonds” means the industrial development bonds related to the Tennessee IDB Leasehold Parcel.
     “Tennessee IDB Leasehold Parcel” means the leasehold estate of the Acquired Company in the real Property located in Murfreesboro, Tennessee.
     “Term Loan A” has the meaning set forth in Section 2.3(a).
     “Term Loan A Commitment” means, with respect to each Term Loan A Lender, the commitment of such Term Loan A Lender to make its portion of the Term Loan A in a principal amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the Term Loan A Committed Amount.
     “Term Loan A Commitment Percentage” means, for any Term Loan A Lender, the percentage identified as its Term Loan A Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.
     “Term Loan A Committed Amount” has the meaning set forth in Section 2.3(a).
     “Term Loan A Lender” means, as of any date of determination, any Lender that holds a portion of the outstanding Term Loan A on such date.
     “Term Loan A Note” or “Term Loan A Notes” means the promissory notes of the Company in favor of each of the Term Loan A Lenders evidencing the portion of the Term Loan A provided pursuant to Section 2.3(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time
     “Term Loan B” has the meaning set forth in Section 2.4(a).
     “Term Loan B Commitment” means, with respect to each Term Loan B Lender, the commitment of such Term Loan B Lender to make its portion of the Term Loan B in a principal amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the Term Loan B Committed Amount.

     “Term Loan B Commitment Percentage” means, for any Term Loan B Lender, the percentage identified as its Term Loan B Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.
     “Term Loan B Committed Amount” has the meaning set forth in Section 2.4(a).
     “Term Loan B Lender” means, as of any date of determination, any Lender that holds a portion of the outstanding Term Loan B on such date.
     “Term Loan B Maturity Date” means the earlier to occur of (a) the date that is six (6) years from the Closing Date and (b) if the 2013 Senior Notes have not been paid in full or refinanced by September 15, 2012 (with a new maturity date that is on or after the date that is six and one-half (6 1/2) years from the Closing Date), September 15, 2012.
     “Term Loan B Note” or “Term Loan B Notes” means the promissory notes of the Company in favor of each of the Term Loan B Lenders evidencing the portion of the Term Loan B provided pursuant to Section 2.4(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time
     “Term Loan Lenders” means, collectively, the Term Loan A Lenders and the Term Loan B Lenders.
     “Term Loans” means, collectively, the Term Loan A and the Term Loan B.
     “Term Note” or “Term Notes” means a Term Loan A Note and/or a Term Loan B Note, as appropriate.
     “Title Insurance Company” has the meaning set forth in the definition of “Mortgage Policy”.
     “Transactions” means, collectively, the SCC Acquisition, the repayment and refinancing of certain existing Indebtedness of the Company, the Acquired Company and their respective Subsidiaries in connection with the SCC Acquisition, the initial borrowings under this Agreement, the issuance of the 2016 Senior Notes and the payment of fees, commissions and expenses in connection with each of the foregoing.
     “Total Funded Debt” means, without duplication, the sum of: (i) Consolidated Funded Debt and (ii) Funded Debt of the Permitted Securitization Subsidiaries.
     “Trademark License” means any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16.
     “Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.16.

     “Type” means, as to any Loan, its nature as a Base Rate Loan, LIBOR Rate Loan, U.S. Swingline Loan or Canadian Swingline Loan, as the case may be.
     “Unrestricted Subsidiary” means (i) any Permitted Securitization Subsidiary, (ii) any Permitted Joint Venture and (iii) any Subsidiary which, at the option of the Company, is designated in writing by the Company to the Administrative Agent as being an Unrestricted Subsidiary. The Company may designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time so long as (A) no Default or Event of Default is in existence or would be caused by such designation and (B) the Company supplies to the Administrative Agent a Pro Forma Compliance Certificate demonstrating pro forma compliance with the financial covenants in Section 6.1 after giving effect to such designation.
     “U.S. Base Rate” means a fluctuating rate of interest per annum which is equal to the greater of (i) the reference rate of interest (however designated) of the Canadian Agent for determining interest chargeable by it on U.S. Dollar commercial loans made in Canada on such day and (ii) 0.50% above the Interbank Reference Rate on such day.
     “U.S. Base Rate Loans” means Revolving Loans made by the Canadian Lenders in U.S. Dollars accruing interest based on the U.S. Base Rate.
     “U.S. Collateral” means a collective reference to the collateral which is identified in, and at any time will be covered by, the U.S. Security Documents.
     “U.S. Credit Parties” means the Company and the U.S. Guarantors.
     “U.S. Dollar Equivalent” means, with respect to any currency, at any date, the equivalent thereof in U.S. Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rate of exchange of the Administrative Agent for such other currency at 11:00 a.m. on the date on or as of which such amount is to be determined.
     “U.S. Dollars” and “U.S.$” means dollars in lawful currency of the United States of America.
     “U.S. Guarantors” has the meaning set forth in the introductory paragraph hereof and shall exclude Solvay LLC until such time as Solvay LLC becomes a U.S. Guarantor pursuant to Section 5.10(a).
     “U.S. Obligations” means all Credit Party Obligations of the Company and the U.S. Guarantors.
     “U.S. Revolving Commitment” means, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to make U.S. Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of the U.S. Revolving Committed Amount.
     “U.S. Revolving Commitment Percentage” means, for each U.S. Revolving Lender, the percentage identified as its U.S. Revolving Commitment Percentage on Schedule 2.1(a) or in the Assignment and Assumption pursuant to which such U.S. Revolving Lender became a U.S. Revolving Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).
     “U.S. Revolving Committed Amount” has the meaning set forth in Section 2.1(a).
     “U.S. Revolving Lender” means any Lender which has a U.S. Revolving Commitment.

     “U.S. Revolving Loans” has the meaning set forth in Section 2.1(a).
     “U.S. Revolving Note” or U.S. Revolving Notes” means the promissory notes of the Company provided pursuant to Section 2.1(e) in favor of each of the U.S. Revolving Lenders evidencing the U.S. Revolving Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.
     “U.S. Security Agreement (Non-Shared Collateral)” means the U.S. Security Agreement (Non-Shared Collateral) dated as of the Closing Date executed by the U.S. Credit Parties and the Collateral Agent, for the benefit of the Secured Parties, as amended, modified or supplemented from time to time in accordance with its terms.
     “U.S. Security Agreement (Shared Collateral)” means the U.S. Security Agreement (Shared Collateral) dated as of the Closing Date executed by the U.S. Credit Parties and the Collateral Agent, for the benefit of the holders of the Secured Obligations (as defined therein), as amended, modified or supplemented from time to time in accordance with its terms.
     “U.S. Security Documents” means the U.S. Security Agreement (Shared Collateral), the U.S. Security Agreement (Non-Shared Collateral), the Pledge Agreement, the Mortgage Instruments and any other documents executed and delivered in connection with the granting, attachment and perfection of the Collateral Agent’s security interests and liens arising thereunder in the U.S. Collateral, including, without limitation, UCC financing statements.
     “U.S. Swingline Commitment” means the commitment of the U.S. Swingline Lender to make U.S. Swingline Loans in an aggregate principal amount at any time outstanding up to the Dollar Amount of the U.S. Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the U.S. Swingline Loans as provided in Section 2.5(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.
     “U.S. Swingline Committed Amount” shall have the meaning set forth in Section 2.5(a).
     “U.S. Swingline Lender” means Wachovia, in its capacity as such, or any successor U.S. swingline lender hereunder
     “U.S. Swingline Loan” or “U.S. Swingline Loans” has the meaning set forth in Section 2.5(a).
     “U.S. Swingline Note” means the promissory note of the Company in favor of the U.S. Swingline Lender evidencing the U.S. Swingline Loans provided pursuant to Section 2.5(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Wachovia” means Wachovia Bank, National Association and its successors.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the equity interests (except directors’ qualifying shares or shares aggregating less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.
     1.2 Computation of Time Periods.
     All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     1.3 Accounting Terms.
     (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Company delivered to the Lenders; provided that, if the Company shall notify the Administrative Agent that it wishes to amend any covenant in Section 6.1 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 6.1 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, if during the term of this Agreement the classification of the Solvay Supply Contract under GAAP is changed from how it is classified on the Closing Date (including, without limitation, if such change results in the Solvay Supply Contract being classified as a Capital Lease) (the “Reclassification”), for purposes of this Agreement the Reclassification shall not be given effect (including, without limitation, for purposes of calculating the Applicable Percentage, calculating the financial covenants set forth in Section 6.1 and determining compliance with Section 6.3) and the Solvay Supply Contract shall continue to be classified in the same manner as it is classified on the Closing Date.
     (b) The Company shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any Required Financial Information, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.
     (c) Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 6.1 (including, without limitation, for purposes of the definitions of “Applicable Percentage” and “Pro Forma Basis” set forth in Section 1.1), (i) after consummation of any Permitted Acquisition, (A) income statement items and balance sheet items (whether positive or negative) attributable to the entity or Property acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent, and (B) Indebtedness of an acquired entity which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after consummation of any disposition of Property permitted by Section 6.4(i), (A) income statement items and balance sheet items (whether positive or negative) attributable to the Property disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness of an acquired entity which is retired in connection with such Asset Disposition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.
     1.4 Exchange Rates; Currency Equivalents.
     (a) The Canadian Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.
     (b) Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Extension of Credit or Loan is denominated in Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such U.S. Dollar amount (rounded to the nearest C$1,000), as determined by the Canadian Agent.
ARTICLE II
CREDIT FACILITY
     2.1 U.S. Revolving Loans.
     (a) U.S. Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, the U.S. Revolving Lenders severally agree to make revolving credit loans in U.S. Dollars (“U.S. Revolving Loans”) to the Company from time to time in an aggregate principal Dollar Amount of up to FOUR HUNDRED FIFTY MILLION U.S. DOLLARS (U.S.$450,000,000) less the aggregate amount of the Canadian Revolving Committed Amount from time to time (as such amount may be increased or reduced from time to time in accordance with Section 2.11, the “U.S. Revolving Committed Amount”); provided, however, that after giving effect to any such U.S. Revolving Loans, (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal Dollar Amount of the outstanding U.S. Revolving Loans, U.S. Swingline Loans and LOC Obligations shall not exceed the U.S. Revolving Committed Amount, (iii) the aggregate principal Dollar Amount of any U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of outstanding U.S. Revolving Loans, U.S. Swingline Loans and LOC Obligations shall not exceed its U.S. Revolving Commitment and (iv) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Loans borrowed on the Closing Date shall not exceed U.S.$175,000,000. U.S. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, U.S. Revolving Loans made on the Closing Date or on any of the three (3) Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Company executes a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. LIBOR Rate Loans denominated in U.S. Dollars shall be made by each U.S. Revolving Lender at its LIBOR Lending Office. Alternate Base Rate Loans shall be made by each U.S. Revolving Lender at its Domestic Lending Office.
     (b) U.S. Revolving Loan Borrowings.
     (i) Notice of Borrowing. The Company may request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to Administrative Agent not later than 11:00 a.m. on the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in U.S. Dollars. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one (1) month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each U.S. Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such U.S. Revolving Lender’s share thereof.
     (ii) Minimum Amounts. Each U.S. Revolving Loan shall be in a minimum aggregate Dollar Amount of (A) in the case of LIBOR Rate Loans, U.S.$5,000,000 and integral multiples of U.S.$1,000,000 in excess thereof (or the remaining U.S. Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, U.S.$1,000,000 and integral multiples of U.S.$1,000,000 in excess thereof (or the remaining U.S. Revolving Committed Amount, if less).
     (iii) Advances. Each U.S. Revolving Lender will make its U.S. Revolving Commitment Percentage of each U.S. Revolving Loan borrowing available to the Administrative Agent, for the account of the Company, in U.S. Dollars and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by 1:00 p.m. on the date specified in the applicable Notice of Borrowing. Such borrowing will then be made available to the Company by the Administrative Agent by crediting the account of the Company designated in the Account Designation Letter hereunder with the aggregate of the amounts made available to the Administrative Agent by the U.S. Revolving Lenders and in like funds as received by the Administrative Agent
     (c) Repayment. The principal amount of all U.S. Revolving Loans shall be due and payable in full on the Revolving/TLA Maturity Date, unless accelerated sooner pursuant to Section 7.2.

     (d) Interest. Subject to the provisions of Sections 2.8 and 2.13, U.S. Revolving Loans shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as U.S. Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as U.S. Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.
Interest on U.S. Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).
     (e) U.S. Revolving Notes. The U.S. Revolving Loans shall be further evidenced by a duly executed U.S. Revolving Note in favor of each U.S. Revolving Lender in the form of Schedule 2.1(e), if requested by such U.S. Revolving Lender.
     2.2 Canadian Revolving Loans.
     (a) Canadian Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Canadian Revolving Lenders severally agree to make revolving credit loans in Canadian Dollars to the Canadian Borrower from time to time in an aggregate principal Dollar Amount of up to ONE HUNDRED MILLION U.S. DOLLARS (U.S.$100,000,000) (as such amount may be increased or reduced from time to time in accordance with Section 2.11, the “Canadian Revolving Committed Amount”); provided, however, that after giving effect to any such Canadian Revolving Loans, (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Canadian Revolving Loans and Canadian Swingline Loans shall not exceed the Canadian Revolving Committed Amount, (iii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of any Canadian Revolving Lender’s Canadian Revolving Loans shall not exceed its Canadian Revolving Commitment and (iv) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Loans borrowed on the Closing Date shall not exceed U.S.$175,000,000. Canadian Revolving Loans may consist of U.S. Base Rate Loans, Canadian Prime Rate Loans, LIBOR Rate Loans, Bankers’ Acceptance Advances or a combination thereof, as the Canadian Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. Canadian Prime Rate Loans and Bankers’ Acceptance Advances shall be denominated in Canadian Dollars and Canadian Revolving Loans which are U.S. Base Rate Loans or LIBOR Rate Loans shall be denominated in U.S. Dollars. LIBOR Rate Loans shall be made by each Canadian Revolving Lender at its LIBOR Lending Office. Canadian Prime Rate Loans, Canadian Revolving Loans which are U.S. Base Rate Loans and Bankers’ Acceptance Advances shall be made by each Canadian Revolving Lender at its Canadian Lending Office. Canadian Revolving Loans may only be made, and Bankers’ Acceptance Advances may only be accepted, by Lenders which are Canadian Lenders. The initial Canadian Lenders are those identified as such on the signature pages hereto. Any such Lender which should cease to be or to qualify as a Canadian Lender shall forthwith notify the Canadian Borrower of such event.

     (b) Canadian Revolving Loan Borrowings.
     (i) Notice of Borrowing. The Canadian Borrower (or the Company on behalf of the Canadian Borrower) may request a Canadian Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Canadian Agent (with a copy to the Administrative Agent) not later than 12:00 Noon on (A) the Business Day prior to the date of the requested borrowing in the case of U.S. Base Rate Loans and Canadian Prime Rate Loans, (B) the third Business Day prior to the date of the requested borrowing in the case of Bankers’ Acceptance Advances and (C) the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Canadian Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of U.S. Base Rate Loans, Canadian Prime Rate Loans, LIBOR Rate Loans, Bankers’ Acceptance Advances or a combination thereof, and (I) if LIBOR Rate Loans are requested, the Interest Period therefor, (II) if Bankers’ Acceptance Advances are requested, the BA Period therefor. If the Canadian Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one (1) month, (2) an applicable BA Period for a Bankers’ Acceptance Advance, then such notice shall be deemed to be a request for a BA Period of one (1) month, or (3) the Type of Canadian Revolving Loan requested, then such notice shall be deemed to be a request for Canadian Prime Rate Loan hereunder. The Canadian Agent shall give notice to each Canadian Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Canadian Revolving Lender’s share thereof.
     (ii) Minimum Amounts. Each Canadian Revolving Loan which is a U.S. Base Rate Loan shall be in a minimum aggregate Dollar Amount of U.S.$5,000,000 and in integral multiples of U.S.$1,000,000 in excess thereof (or the remaining amount of the Canadian Revolving Committed Amount, if less). Each Canadian Revolving Loan which is a Canadian Prime Rate Loan shall be in a minimum aggregate Dollar Amount of C$5,000,000 and in integral multiples of C$1,000,000 in excess thereof (or the remaining amount of the Canadian Revolving Committed Amount, if less). Each Canadian Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate Dollar Amount of U.S.$5,000,000 and in integral multiples of U.S.$1,000,000 in excess thereof (or the remaining amount of the Canadian Revolving Committed Amount, if less). Each Canadian Revolving Loan which is a Bankers’ Acceptance Advance shall be in a minimum aggregate Dollar Amount of C$5,000,000 and in integral multiples of C$1,000,000 in excess thereof (or the remaining amount of the Canadian Revolving Committed Amount, if less).
     (iii) Advances. Each Canadian Revolving Lender will make its Canadian Revolving Commitment Percentage of each Canadian Revolving Loan borrowing available to the Canadian Agent, for the account of the Canadian Borrower, in U.S. Dollars or Canadian Dollars, as applicable and in funds immediately available to the Canadian Agent, at the Canadian Agent’s Office by 1:00 p.m. on the date specified in the applicable Notice of Borrowing. Such borrowing will then be made available to the Canadian Borrower by the Canadian Agent by wiring the aggregate of the amounts made available to the Canadian Agent by the Canadian Revolving Lenders and in like funds as received by the Canadian Agent to the account of the Canadian Borrower specified by the Canadian Borrower in the Account Designation Letter delivered hereunder.
     (c) Repayment. The principal amount of all Canadian Revolving Loans shall be due and payable in full on the Revolving/TLA Maturity Date, unless accelerated sooner pursuant to Section 7.2.
     (d) Interest and Fees. Subject to the provisions of Sections 2.8 and 2.13, Canadian Revolving Loans shall bear interest as follows:
     (i) U.S. Base Rate Loan. During such periods as Canadian Revolving Loans shall be comprised of U.S. Base Rate Loans, each such U.S. Base Rate Loan shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Percentage;
     (ii) Canadian Prime Rate Loans. During such periods as Canadian Revolving Loans shall be comprised of Canadian Prime Rate Loans, each such Canadian Prime Rate Loan shall bear interest at a per annum rate equal to the sum of the Canadian Prime Rate plus the Applicable Percentage;
     (iii) LIBOR Rate Loans. During such periods as Canadian Revolving Loans shall be comprised of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage; and
     (iv) Bankers’ Acceptance Advances. During such periods as Revolving Loans shall be comprised of Bankers’ Acceptance Advances, each such Bankers’ Acceptance Advance shall bear interest at a per annum rate equal to the BA Rate plus an acceptance fee determined in accordance with Section 2.2(f)(ii);
Interest on Canadian Revolving Loans shall be payable in arrears on each Interest Payment Date, (or in the case of Bankers’ Acceptance Advances by discount on the date of funding of such Bankers’ Acceptance Advance).
     (e) Notes. The Canadian Revolving Loans shall be further evidenced by a duly executed Canadian Revolving Note in favor of each Canadian Revolving Lender in the form of Schedule 2.2(e), if requested by such Canadian Revolving Lender.
     (f) Funding of Bankers Acceptances.
     (i) Notice of Borrowing. Subject to the limitations contained in Section 2.2(a), Section 2.2(b) and this Section 2.2(f), if the Canadian Agent receives from the Canadian Borrower a Notice of Borrowing or a Notice of Conversion/Extension requesting a Bankers’ Acceptance Advance or an extension or conversion of a Canadian Prime Rate Loan into a Bankers’ Acceptance Advance, the Canadian Agent shall notify each of the Canadian Revolving Lenders promptly on the third Business Day prior to the date of such requested borrowing of such request except that, if the Face Amount of a Bankers’ Acceptance or Acceptance Note which would otherwise be accepted or purchased by a Canadian Revolving Lender would not be in the amount of C$100,000, or an integral multiple thereof, such Face Amount shall be increased or reduced by the Canadian Agent in its sole and unfettered discretion to the nearest integral multiple of C$100,000. Each BA Lender or Acceptance Lender, as applicable, shall, not later than 12:00 noon (Toronto time) on the date of each Bankers’ Acceptance Advance under the

Canadian Revolving Loan (whether in respect of a Notice of Borrowing or pursuant to a Notice of Conversion/Extension), subject to this Section 2.2(f) and Section 2.2(a), purchase Bankers’ Acceptances or Acceptance Notes of the Canadian Borrower which are presented to it for acceptance or purchase and which have an aggregate Face Amount equal to such BA Lender’s or Acceptance Lender’s pro rata share of the total Bankers’ Acceptance Advance on such date. Concurrent with the acceptance or purchase of Bankers’ Acceptances or Acceptance Notes of the Canadian Borrower as aforesaid, each BA Lender or Acceptance Lender, as applicable, shall make available to the Canadian Agent its pro rata portion of the Notional BA Proceeds with respect to such Bankers’ Acceptance. The Canadian Agent shall, upon fulfillment by the Canadian Borrower of the conditions set out in Section 4.1 or Section 4.2, as applicable, make such Notional BA Proceeds available to the Canadian Borrower on the date of such Bankers’ Acceptance Advance by wiring the aggregate of funds made available to the Canadian Agent by the Canadian Revolving Lenders and in like funds as received by the Canadian Agent to the account of the Canadian Borrower specified by the Canadian Borrower in the Account Designation Letter delivered hereunder.
     (ii) Acceptance Fees. With respect to each draft and Acceptance Note of the Canadian Borrower accepted or issued pursuant hereto, the Canadian Borrower shall pay to the Canadian Agent on behalf of the Canadian Lenders, in advance, an acceptance fee denominated in Canadian Dollars calculated at the rate per annum, on the basis of a year of 365 days (or 366 days, as applicable), equal to the Applicable Canadian Revolver BA Margin on the Face Amount of such Bankers’ Acceptance or the face amount of such Acceptance Note, as applicable for its term, being the actual number of days in the period commencing on the date of acceptance of the Canadian Borrower’s draft or date of issuance of such Acceptance Note and ending on, but excluding the maturity date of, the Bankers’ Acceptance or Acceptance Note. Such acceptance fees shall be non-refundable and shall be fully earned when due. Such acceptance fees shall be paid by the Canadian Borrower by deduction of the amount thereof from what would otherwise be Notional BA Proceeds funded pursuant to Section 2.2(f).
     (iii) Safekeeping of Drafts and Power of Attorney.
     (A) The BA Lenders agree that, in respect of the safekeeping of executed drafts of the Canadian Borrower which are delivered to them for acceptance hereunder, they shall exercise the same degree of care that the BA Lenders give to their own property, provided that the BA Lenders shall not be deemed to be insurers thereof.
     (B) To facilitate availment of Bankers’ Acceptances, the Canadian Borrower hereby appoints each BA Lender as its attorney to sign and endorse on its behalf (in accordance with a Notice of Borrowing or Notice of Conversion/Extension relating to Bankers’ Acceptances) in handwriting or by facsimile or mechanical signature, as and when deemed necessary by such BA Lender, blank forms of Bankers’ Acceptances in the form required by the applicable BA Lender. The Canadian Borrower recognizes and agrees that all Bankers’ Acceptances so signed or endorsed on its behalf by a BA Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. The BA Lenders are hereby authorized (in accordance with a Notice of Borrowing or Notice of Conversion/Extension relating to Bankers’

Acceptances) to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by them; provided that the aggregate amount thereof does not exceed the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such BA Lenders. Each BA Lender shall not be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the applicable BA Lender or its officers, employees, agents or representatives. The applicable BA Lender shall maintain a record with respect to Bankers’ Acceptances (a) received by it in blank hereunder, (b) voided by it for any reason, (c) accepted and purchased by it hereunder and (d) cancelled at their respective maturities.
     (iv) Term and Interest Periods. The term of any Bankers’ Acceptance or Acceptance Note shall be specified in the draft and in the Notice of Borrowing or Notice of Conversion/Extension related thereto and the term of any Bankers’ Acceptance and the term of any Acceptance Note shall be for a BA Period, unless otherwise agreed to by the Canadian Agent. The term of each Bankers’ Acceptance or Acceptance Note shall mature on a Business Day. No Bankers’ Acceptance or Acceptance Note shall have a maturity date after the Revolving/TLA Maturity Date.
     (v) Payment on Maturity. The Canadian Borrower shall pay to the Canadian Agent, for the account of the BA Lenders or Acceptance Lenders, as applicable, on the maturity date of any Bankers’ Acceptance or Acceptance Note issued by the Canadian Borrower an amount equal to the Face Amount of such maturing Bankers’ Acceptance or the face amount of such Acceptance Note, as the case may be; provided that the Canadian Borrower may, at its option, so reimburse the BA Lenders or Acceptance Lenders, as applicable, in whole or in part, by delivering to the Canadian Agent no later than 12:00 noon (Toronto time) two (2) Business Days’ prior to the maturity date of a maturing Bankers’ Acceptance or Acceptance Note, as the case may be, a Notice of Conversion/Extension specifying the term of the Bankers’ Acceptance or the Acceptance Note, as the case may be, and presenting a draft or Acceptance Note to the BA Lenders or Acceptance Lenders, as applicable for acceptance and purchase resulting, in the case of reimbursement in whole by replacement Bankers’ Acceptance or Acceptance Note, in the aggregate equal to the Face Amount of the maturing Bankers’ Acceptance or face amount of the maturing Acceptance Note. In the event that the Canadian Borrower fails to deliver a Notice of Conversion/Extension and fails to make payment to the Canadian Agent in respect of the maturing Bankers’ Acceptance Advance, the Face Amount of the maturing Bankers’ Acceptances and the face amount of any Acceptance Note forming part of such Bankers’ Acceptance Advance shall be deemed to be converted to a Canadian Prime Rate Loan on the relevant maturity date.
     (vi) Waiver of Days of Grace. The Canadian Borrower renounces and shall not claim any days of grace for the payment of any Bankers’ Acceptance or Acceptance Notes.
     (vii) Special Provisions Relating to Acceptance Notes.
     (A) The Canadian Borrower and each Canadian Lender hereby acknowledge and agree that from time to time certain Canadian Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept and purchase Bankers’ Acceptances, and the Canadian Borrower and each

Canadian Lender agree that any such Canadian Lender may purchase Acceptance Notes of the Canadian Borrower in accordance with the provisions of Section 2.2(f)(vii)(B) in lieu of accepting and purchasing Bankers’ Acceptances for its account.
     (B) In the event that any Canadian Lender described in Section 2.2(f)(vii)(A) above is unable to, or elects as a matter of general corporate policy not to, accept Bankers’ Acceptances hereunder, such Lender shall not be required to accept Bankers’ Acceptances hereunder, but rather, if the Canadian Borrower requests the acceptance of such Bankers’ Acceptances, then the Canadian Borrower shall deliver to such BA Lender non-interest bearing promissory notes (each, an “Acceptance Note”) of the Borrower, substantially in the form of Schedule 2.2(f), having the same maturity as the Bankers’ Acceptances to be accepted and in an aggregate face amount equal to the Face Amount of such Bankers’ Acceptances. Each such Acceptance Lender hereby agrees to purchase Acceptance Notes from the Canadian Borrower at a purchase price equal to the Notional BA Proceeds which would have been applicable if a Bankers’ Acceptance draft had been accepted by it and such Acceptance Notes shall be governed by the provisions of this Section 2.2(f) as if they were Bankers’ Acceptances.
Notwithstanding the foregoing, unless the Acceptance Lender otherwise notifies the Canadian Borrower in writing, in lieu of receiving delivery of Acceptance Notes, such Acceptance Notes shall be uncertificated and Acceptance Notes shall be evidenced by the account of the Lenders.
     (viii) No Market. If the Canadian Agent determines in good faith and notifies the Canadian Borrower in writing that, by reason of circumstances affecting the Canadian money market, there is no market for Bankers’ Acceptances, then the right of the Canadian Borrower to request Bankers’ Acceptance Advances shall be suspended until the Canadian Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Canadian Borrower. In such circumstances, any Notice of Borrowing for a Bankers’ Acceptance Advance which is outstanding shall be cancelled and the Bankers’ Acceptance Advance requested therein shall, at the option of the Canadian Borrower, either not be made or be made as a Canadian Prime Rate Loan.
     (g) Collateralization of Bankers’ Acceptances. With respect to the prepayment or cash collateralization of unmatured Bankers’ Acceptances pursuant to Section 2.10 (it being acknowledged that any requirement to pay or prepay Bankers’ Acceptances prior to their maturity shall be construed as a requirement to provide cash collateral under this provision), the Canadian Borrower shall provide for the funding of such unmatured Bankers’ Acceptances by paying to and depositing in a collateral account on terms reasonably satisfactory to the Canadian Agent and the Borrowers cash collateral for each such unmatured Bankers’ Acceptances in an amount equal to the principal amount at maturity of such Bankers’ Acceptances. Such collateral account shall be held by the Canadian Agent as security for the obligations of the Canadian Borrower in relation to such Bankers’ Acceptances and the security of the Canadian Agent thereby created shall rank in priority to all other Liens and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy pro tanto the obligations of the Canadian Borrower for such Bankers’ Acceptances as they mature and the Canadian Agent is hereby irrevocably directed by the Canadian Borrower to apply any such cash collateral to such maturing Bankers’ Acceptances.

Amounts held in such collateral account may not be withdrawn by the Canadian Borrower. If after maturity of the Bankers’ Acceptances for which such funds are held and application by the Canadian Agent of the amounts in such collateral accounts to satisfy the obligations of the Canadian Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any excess remains, such excess together with any accrued interest thereon shall be promptly paid by the Canadian Agent to the Canadian Borrower so long as no Default or Event of Default is then continuing.
     2.3 Term Loan A.
     (a) Term Loan A. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan A Lender severally agrees to make available to the Company on the Closing Date such Term Loan A Lender’s Term Loan A Commitment Percentage of a term loan in U.S. Dollars (the “Term Loan A”) in the aggregate principal Dollar Amount of FIVE HUNDRED FIFTY MILLION U.S. DOLLARS (U.S.$550,000,000) (the “Term Loan A Committed Amount”) for the purposes hereinafter set forth. The Term Loan A may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request; provided that on the Closing Date and on the three (3) Business Days following the Closing Date the Term Loan A shall bear interest at the Alternate Base Rate unless the Company executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. LIBOR Rate Loans shall be made by each Term Loan A Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan A may not be reborrowed.
     (b) Repayment of Term Loan A. The principal amount of the Term Loan A shall be repaid in twenty (20) consecutive quarterly installments in the amounts as set forth below, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization	Term Loan A Principal Amortization
Payment Dates	Payments (in U.S.$)
June 30, 2008	$0
September 30, 2008	$0
December 31, 2008	$0
March 31, 2009	$0
June 30, 2009	$10,312,500
September 30, 2009	$10,312,500
December 31, 2009	$10,312,500
March 31, 2010	$10,312,500
June 30, 2010	$17,187,500
September 30, 2010	$17,187,500
December 31, 2010	$17,187,500
March 31, 2011	$17,187,500
June 30, 2011	$20,625,000
September 30, 2011	$20,625,000
December 31, 2011	$20,625,000
March 31, 2012	$20,625,000
June 30, 2012	$27,500,000
September 30, 2012	$27,500,000
December 31, 2012	$27,500,000
Revolving/TLA Maturity Date	Outstanding principal amount of the Term
Loan A

     (c) Interest on the Term Loan A. Subject to the provisions of Sections 2.8 and 2.13, the Term Loan A shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as the Term Loan A shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as the Term Loan A shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.
Interest on the Term Loan A shall be payable in arrears on each Interest Payment Date.
     (d) Term Loan A Notes. The Company’s obligation to pay each Term Loan A Lender’s Term Loan A shall be evidenced, upon such Term Loan A Lender’s request, by a Term Loan A Note made payable to such Lender in substantially the form of Schedule 2.3(d).
     2.4 Term Loan B.
     (a) Term Loan B. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan B Lender severally agrees to make available to the Company on the Closing Date such Term Loan B Lender’s Term Loan B Commitment Percentage of a term loan in U.S. Dollars (the “Term Loan B”) in the aggregate principal Dollar Amount of TWO HUNDRED MILLION U.S. DOLLARS (U.S.$200,000,000) (the “Term Loan B Committed Amount”) for the purposes hereinafter set forth. The Term Loan B may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request; provided that on the Closing Date and on the three (3) Business Days following the Closing Date the Term Loan B shall bear interest at the Alternate Base Rate unless the Company executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. LIBOR Rate Loans shall be made by each Term Loan B Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan B may not be reborrowed.
     (b) Repayment of Term Loan B. The principal amount of the Term Loan B shall be repaid in twenty-four (24) consecutive quarterly installments in the amounts as set forth below, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization	Term Loan B Principal Amortization
Payment Dates	Payments (in U.S.$)
June 30, 2008	$500,000
September 30, 2008	$500,000
December 31, 2008	$500,000
March 31, 2009	$500,000
June 30, 2009	$500,000
September 30, 2009	$500,000
December 31, 2009	$500,000

Principal Amortization	Term Loan B Principal Amortization
Payment Dates	Payments (in U.S.$)
March 31, 2010	$500,000
June 30, 2010	$500,000
September 30, 2010	$500,000
December 31, 2010	$500,000
March 31, 2011	$500,000
June 30, 2011	$500,000
September 30, 2011	$500,000
December 31, 2011	$500,000
March 31, 2012	$500,000
June 30, 2012	$500,000
September 30, 2012	$500,000
December 31, 2012	$500,000
March 31, 2013	$500,000
June 30, 2013	$500,000
September 30, 2013	$500,000
December 31, 2013	$500,000
Term Loan B Maturity Date	Outstanding principal amount of the Term
Loan B
     (c) Interest on the Term Loan B. Subject to the provisions of Sections 2.8 and 2.13, the Term Loan B shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as the Term Loan B shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as the Term Loan B shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage; provided, however, in no event shall the LIBOR Rate be less than 3.00% for the purposes of these interest calculations in respect of the Term Loan B.
Interest on the Term Loan B shall be payable in arrears on each Interest Payment Date.
     (d) Term Loan B Notes. The Company’s obligation to pay each Term Loan B Lender’s Term Loan B shall be evidenced, upon such Term Loan B Lender’s request, by a Term Loan B Note made payable to such Lender in substantially the form of Schedule 2.4(d).
     2.5 U.S. Swingline Loan Subfacility.
     (a) U.S. Swingline Commitment. Subject to the terms and conditions set forth herein, the U.S. Swingline Lender agrees, in reliance upon the agreements of the other U.S. Revolving Lenders set forth in this Section 2.5, to make loans (each such loan, a “U.S. Swingline Loan” and, collectively, the “U.S. Swingline Loans”) to the Company from time to time on any Business Day during the Commitment Period in an aggregate amount not to exceed at any time outstanding an aggregate Dollar Amount of THIRTY MILLION U.S. DOLLARS (U.S.$30,000,000) (the “U.S. Swingline Committed Amount”) for the purposes hereinafter set forth, notwithstanding the fact that such U.S. Swingline Loans, when aggregated with the outstanding amount of U.S. Revolving Loans, may exceed the amount of the U.S. Swingline

Lender’s Revolving Commitment; provided, however, (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Aggregate Revolving Committed Amount and (ii) with regard to the U.S. Revolving Lenders collectively, the aggregate principal Dollar Amount of the outstanding U.S. Revolving Loans, U.S. Swingline Loans and LOC Obligations shall not exceed the U.S. Revolving Committed Amount. U.S. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.
     (b) U.S. Swingline Loan Borrowings.
     (i) Notice of Borrowing and Disbursement. The Company may request a U.S. Swingline Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the U.S. Swingline Lender and the Administrative Agent not later than 12:00 noon on the date of the requested borrowing. U.S. Swingline Loan borrowings hereunder shall be made in minimum Dollar Amounts of U.S.$100,000 and in integral amounts of U.S.$100,000 in excess thereof.
     (ii) Repayment of U.S. Swingline Loans. The Company shall repay each U.S. Swingline Loan on the Revolving/TLA Maturity Date, unless accelerated sooner pursuant to Section 7.2. The U.S. Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its U.S. Swingline Loans by way of a U.S. Revolving Loan borrowing, in which case the Company shall be deemed to have requested a U.S. Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the Dollar Amount of such U.S. Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolving/TLA Maturity Date, (B) the occurrence of any Event of Default described in Section 7.1(g), (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(g) or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 7.2 (each such U.S. Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory U.S. Borrowing”). Each U.S. Revolving Lender hereby irrevocably agrees to make such U.S. Revolving Loans promptly upon any such request or deemed request on account of each Mandatory U.S. Borrowing in the Dollar Amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (1) the amount of the Mandatory U.S. Borrowing may not comply with the minimum amount for borrowings of U.S. Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, except for the condition specified in Section 4.2(c)(i), (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for U.S. Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory U.S. Borrowing, or (6) any reduction in the U.S. Revolving Committed Amount or termination of the U.S. Revolving Commitments immediately prior to such Mandatory U.S. Borrowing or contemporaneously therewith. In the event that any Mandatory U.S. Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Company), then each U.S. Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory U.S. Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the U.S. Swingline Lender such participations in the outstanding U.S. Swingline Loans as shall be necessary to cause each such Lender to share in such U.S. Swingline Loans ratably based upon its respective U.S. Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the U.S. Swingline Loans shall be for the account of the U.S. Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the U.S. Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory U.S. Borrowing would otherwise have occurred but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory U.S. Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.
     (c) Interest on U.S. Swingline Loans. Subject to the provisions of Section 2.8, U.S. Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on U.S. Swingline Loans shall be payable in arrears on each Interest Payment Date.
     (d) U.S. Swingline Note. The U.S. Swingline Loans shall be evidenced by a duly executed promissory note of the Company to the U.S. Swingline Lender in the original Dollar Amount of the U.S. Swingline Committed Amount and substantially in the form of Schedule 2.5(d).
     2.6 Canadian Swingline Loan Subfacility.
     (a) The Canadian Swing Line. Subject to the terms and conditions set forth herein, the Canadian Swingline Lender agrees, in reliance upon the agreements of the other Canadian Revolving Lenders set forth in this Section 2.6, to make loans (each such loan, a “Canadian Swingline Loan” and, collectively, “Canadian Swingline Loans”) to the Canadian Borrower from time to time on any Business Day during the Commitment Period in an aggregate amount not to exceed at any time outstanding an aggregate Dollar Amount of TEN MILLION U.S. DOLLARS (U.S.$10,000,000) (the “Canadian Swingline Committed Amount”) for the purposes hereinafter set forth, notwithstanding the fact that such Canadian Swingline Loans, when aggregated with the outstanding amount of Canadian Revolving Loans, may exceed the amount of the Canadian Swingline Lender’s Commitment; provided, however, that after giving effect to any Canadian Swingline Loan, (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Aggregate Revolving Committed Amount and (ii) with regard to the Canadian Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Canadian Revolving Loans plus outstanding Canadian Swingline Loans shall not exceed the Canadian Revolving Committed Amount. Within the foregoing limits, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.6, prepay under Section 2.10, and reborrow under this Section 2.6. Immediately upon the making of a Canadian Swingline Loan, each Canadian Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swingline Lender a risk participation in such Canadian Swingline Loan in an amount equal to the product of such Lender’s Canadian Revolving Commitment Percentage times the amount of such Canadian Swingline Loan.

     (b) Borrowing Procedures. The Canadian Borrower may request a Canadian Swingline Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Canadian Swingline Lender and the Canadian Agent. Each such notice must be received by the Canadian Swingline Lender and the Canadian Agent not later than (x) 1:00 p.m., in the case of a borrowing of Canadian Prime Rate Loans, and (y) 11:00 a.m. in the case of a borrowing of U.S. Base Rate Loans, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of U.S.$100,000 or C$100,000, as the case may be, (ii) the requested borrowing date, which shall be a Business Day, and (iii) whether the requested borrowing shall be comprised of U.S. Base Rate Loans or Canadian Prime Rate Loans. Promptly after receipt by the Canadian Swingline Lender of any telephonic Notice of Borrowing, the Canadian Swingline Lender will confirm with the Canadian Agent (by telephone or in writing) that the Canadian Agent has also received such Notice of Borrowing and, if not, the Canadian Swingline Lender will notify the Canadian Agent (by telephone or in writing) of the contents thereof. Unless the Canadian Swingline Lender has received notice (by telephone or in writing) from the Canadian Agent (including at the request of any Canadian Revolving Lender) prior to 2:00 p.m. on the date of the proposed Canadian Swingline Loan (A) directing the Canadian Swingline Lender not to make such Canadian Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.6(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Canadian Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Notice of Borrowing, make the amount of its Canadian Swingline Loan available to the Canadian Borrower at its office by crediting the account of the Canadian Borrower on the books of the Canadian Swingline Lender in immediately available funds, or as otherwise directed by the Canadian Borrower.
     (c) Refinancing of Canadian Swingline Loans.
     (i) The Canadian Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Canadian Borrower (which hereby irrevocably authorizes the Canadian Swingline Lender to so request on its behalf), that each Canadian Revolving Lender make a U.S. Base Rate Loan or Canadian Prime Rate Loan, as applicable, in an amount equal to such Canadian Revolving Lender’s Canadian Revolving Commitment Percentage of the amount of Canadian Swingline Loans then outstanding (a “Mandatory Canadian Borrowing”). Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Canadian Revolving Committed Amount and the conditions set forth in Section 4.2. The Canadian Swingline Lender shall furnish the Canadian Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Canadian Agent. Each Canadian Revolving Lender shall make an amount equal to its Canadian Revolving Commitment Percentage of the amount specified in such Notice of Borrowing available to the Canadian Agent in immediately available funds, in U.S. Dollars or Canadian Dollars, as applicable depending on the currency of the applicable Canadian Swingline Loan being refinanced, for the account of the Canadian Swingline Lender at the Canadian Agent’s office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.6(c)(ii), each Canadian Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Canadian Borrower in such amount. The Canadian Agent shall remit the funds so received to the Canadian Swingline Lender.

     (ii) If for any reason any Canadian Swingline Loan cannot be refinanced by such a Mandatory Canadian Borrowing in accordance with Section 2.6(c)(i), the request for Base Rate Loans submitted by the Canadian Swingline Lender as set forth herein shall be deemed to be a request by the Canadian Swingline Lender that each of the Canadian Revolving Lenders fund its risk participation in the relevant Canadian Swingline Loan and each Canadian Revolving Lender’s payment to the Canadian Agent for the account of the Canadian Swingline Lender pursuant to Section 2.6(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Canadian Revolving Lender fails to make available to the Canadian Agent for the account of the Canadian Swingline Lender any amount required to be paid by such Canadian Revolving Lender pursuant to the foregoing provisions of this Section 2.6(c) by the time specified in Section 2.6(c)(i), the Canadian Swingline Lender shall be entitled to recover from such Canadian Revolving Lender (acting through the Canadian Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swingline Lender at a rate per annum equal to the greater of the Interbank Reference Rate and a rate determined by the Canadian Swingline Lender in accordance with banking industry rules on interbank compensation. A certificate of the Canadian Swingline Lender submitted to any Canadian Revolving Lender (through the Canadian Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Canadian Revolving Lender’s obligation to make Canadian Revolving Loans or to purchase and fund risk participations in Canadian Swingline Loans pursuant to this Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Canadian Revolving Lender may have against the Canadian Swingline Lender, the Canadian Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Canadian Revolving Lender’s obligation to make Canadian Revolving Loans pursuant to this Section 2.6(c) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Canadian Borrower to repay Canadian Swingline Loans, together with interest as provided herein.
(d) Repayment of Participations.
     (i) At any time after any Canadian Revolving Lender has purchased and funded a risk participation in a Canadian Swingline Loan, if the Canadian Swingline Lender receives any payment on account of such Canadian Swingline Loan, the Canadian Swingline Lender will distribute to such Canadian Revolving Lender its Canadian Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Canadian Revolving Lender’s risk participation was funded) in the same funds as those received by the Canadian Swingline Lender.
     (ii) If any payment received by the Canadian Swingline Lender in respect of principal or interest on any Canadian Swingline Loan is required to be returned by the

Canadian Swingline Lender under any of the circumstances described in Section 9.5 (including pursuant to any settlement entered into by the Canadian Swingline Lender in its discretion), each Canadian Revolving Lender shall pay to the Canadian Swingline Lender its Canadian Revolving Commitment Percentage thereof on demand of the Canadian Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Interbank Reference Rate. The Canadian Agent will make such demand upon the request of the Canadian Swingline Lender. The obligations of the Canadian Revolving Lenders under this clause shall survive the payment in full of the Credit Party Obligations and the termination of this Credit Agreement.
     (e) Interest on Canadian Swingline Loans. Subject to the provisions of Section 2.8, Canadian Swingline Loans shall bear interest at a per annum rate equal to, at the election of the Canadian Borrower, (i) the U.S. Base Rate plus the Applicable Margin or (ii) the Canadian Prime Rate plus the Applicable Margin. Interest on Canadian Swingline Loans shall be payable in arrears on each Interest Payment Date.
     (f) Interest for Account of Canadian Swingline Lender. The Canadian Swingline Lender shall be responsible for invoicing the Canadian Borrower for interest on the Canadian Swingline Loans. Until each Canadian Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.6 to refinance such Canadian Revolving Lender’s Canadian Revolving Commitment Percentage of any Canadian Swingline Loan, interest in respect of such Canadian Revolving Commitment Percentage shall be solely for the account of the Canadian Swingline Lender.
     (g) Payments Directly to Canadian Swingline Lender. The Canadian Borrower shall make all payments of principal and interest in respect of the Canadian Swingline Loans directly to the Canadian Swingline Lender.
     (h) Repayment of Canadian Swingline Loans. The Canadian Borrower shall repay each Canadian Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving/TLA Maturity Date, unless accelerated sooner pursuant to Section 7.2.
     (i) Canadian Swingline Note. The Canadian Swingline Loans shall be evidenced by a duly executed promissory note of the Canadian Borrower to the Canadian Swingline Lender in the original Dollar Amount of the Canadian Swingline Committed Amount and substantially in the form of Schedule 2.6(h).
     2.7 Letter of Credit Subfacility.
     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the U.S. Revolving Lenders shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate Dollar Amount of LOC Obligations shall not at any time exceed TWO HUNDRED MILLION U.S. DOLLARS (U.S.$200,000,000) (the “LOC Committed Amount”), (ii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (iii) with regard to the U.S. Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding U.S. Revolving Loans plus outstanding U.S. Swingline Loans plus LOC Obligations shall not exceed the U.S. Revolving Committed Amount, (iv) all Letters of Credit shall be denominated in U.S. Dollars and (v) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, commercial letters of credit and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is five (5) Business Days prior to the Revolving/TLA Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of U.S.$100,000 or such lesser amount as the Issuing Lender may agree. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the term and conditions hereof.
     (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the U.S. Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.
     (c) Participations. Each U.S. Revolving Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each U.S. Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such U.S. Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

     (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a U.S. Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage. Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Company shall be deemed to have requested a U.S. Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Company’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Company may claim or have against the Issuing Lender, the Administrative Agent, the U.S. Revolving Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the U.S. Revolving Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in U.S. Dollars and in immediately available funds, the amount of such U.S. Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. With respect to any unreimbursed drawing that is not fully refinanced by a U.S. Revolving Loan for any reason, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage plus 2%. Such payment shall be made on the day such notice is received by such U.S. Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such U.S. Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such U.S. Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such U.S. Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate. Each U.S. Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Repayment with U.S. Revolving Loans. On any day on which the Company shall have requested, or been deemed to have requested a U.S. Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the U.S. Revolving Lenders that a U.S. Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a U.S. Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each U.S. Revolving Lender’s respective U.S. Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each U.S. Revolving Lender hereby irrevocably agrees to make such U.S. Revolving Loans immediately upon any such request or deemed request on account of each Mandatory LOC Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, except for the condition specified in Section 4.2(c)(i), (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the U.S. Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such U.S. Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.
     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
     (g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
     2.8 Default Rate.
     Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, upon the election of the Required Lenders (except with respect to an Event of Default occurring under Section 7.1(g), in which case such interest rate increase shall be immediate) bear interest, payable on demand, at a per annum rate two percent (2%) greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then two percent (2%) greater than the Alternate Base Rate plus the Applicable Percentage).
     2.9 Conversion Options.
     (a) The Company may, in the case of U.S. Revolving Loans and the Term Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three (3) Business Days’ prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in a minimum aggregate principal Dollar Amount of U.S.$5,000,000 or C$5,000,000, as the case may be, or a whole multiple Dollar Amount of U.S.$1,000,000 or C$1,000,000, as the case may be, in excess thereof.
     (b) The Canadian Borrower may, in the case of Canadian Revolving Loans, elect from time to time to convert (i) U.S. Base Rate Loans to LIBOR Rate Loans or (ii) Canadian Prime Rate Loans to Bankers’ Acceptance Advances, by delivering a Notice of Conversion/Extension to the Canadian Agent at least three (3) Business Days’ prior to the proposed date of conversion. If the date upon which a U.S. Base Rate Loan is to be converted to a LIBOR Rate Loan, or a Canadian Prime Rate Loan is to be converted to a Bankers’ Acceptance Advance is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period or BA Period, as applicable, to such succeeding Business Day such Loan shall bear interest as if it were a U.S. Base Rate Loan or Canadian Prime Rate Loan, as applicable. All or any part of outstanding U.S. Base Rate Loans and Canadian Prime Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan or Bankers’ Acceptance Advance when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate minimum principal Dollar Amount of U.S.$5,000,000 or a whole multiple Dollar Amount of U.S.$1,000,000 in excess thereof.
     (c) Any LIBOR Rate Loan or Bankers’ Acceptance Advance may be continued as such upon the expiration of an Interest Period or the BA Period (and the succeeding BA Period of that continued Bankers’ Acceptance Advance shall commence on the first day after the last day of the BA Period of the Bankers’ Acceptance Advance to be continued), as applicable with respect thereto by compliance by the Applicable Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan or Bankers’ Acceptance Advance may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such LIBOR Rate Loan or Bankers’ Acceptance Advance shall (x) in the case of the LIBOR Rate Loan, to the extent borrowed by the Company, be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto; (y) in the case of the LIBOR Rate Loan, to the extent borrowed by the Canadian Borrower, shall be automatically converted to a U.S. Base Rate Loan at the end of the applicable Interest Period with respect thereto and (z) in the case of a Bankers’ Acceptance Advance, shall be automatically converted to a Canadian Prime Rate Loan. If a Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall (i) to the extent borrowed by the Company, be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto and (ii) to the extent borrowed by the Canadian Borrower, be automatically converted to a U.S. Base Rate Loan at the end of the applicable Interest Period with respect thereto.
     2.10 Prepayments.
     (a) Voluntary Prepayments. Revolving Loans, Term Loans and Swingline Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate

Loans and Bankers’ Acceptance Advances may be repaid only upon three (3) Business Days’ prior written notice to (A) in the case of the Company, the Administrative Agent and (B) in the case of the Canadian Borrower, the Canadian Agent (who will notify the Administrative Agent), and Base Rate Loans may be repaid only upon at least one (1) Business Day’s prior written notice to (A) in the case of the Company, the Administrative Agent (who will notify the Canadian Agent) and (B) in the case of the Canadian Borrower, the Canadian Agent (who will notify the Administrative Agent), (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.19, and (iii) partial repayments of the LIBOR Rate Loans shall be in minimum principal Dollar Amount of U.S.$5,000,000, and in integral multiples of U.S.$1,000,000 in excess thereof, and (iv) partial repayments of Base Rate Loans shall be in minimum principal Dollar Amount of U.S.$1,000,000 or C$1,000,000, as the case may be, and in integral multiples of U.S.$500,000 or C$500,000, as the case may be, in excess thereof. To the extent that the Company elects to prepay the Term Loan A or the Term Loan B, amounts prepaid under this Section 2.10(a) shall be applied first pro rata to such Term Loan (to the remaining principal installments thereof in direct order of maturities), second (after such Term Loan has been paid in full) to the other Term Loan (to the remaining principal installments thereof in direct order of maturities), and third to the Revolving Loans as the Company may elect, in each case first ratably to any Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.10(a) shall be subject to Section 2.19, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof. Amounts prepaid on the Term Loans may not be reborrowed.
     (b) Mandatory Prepayments.
     (i) Aggregate Revolving Committed Amount. If at any time after the Closing Date, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding U.S. Revolving Loans plus outstanding U.S. Swingline Loans plus LOC Obligations shall exceed the U.S. Revolving Committed Amount and/or the outstanding Canadian Revolving Loans plus outstanding Canadian Swingline Loans shall exceed the Canadian Revolving Committed Amount (in each case as then in effect), the Company immediately shall prepay the applicable Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vi) below).
     (ii) Asset Dispositions. Promptly following any Asset Disposition (other than an Excluded Asset Disposition) by a Borrower or any Restricted Subsidiary, the Company shall prepay the Loans in an aggregate amount equal to 100% of the Net Proceeds derived from such Asset Disposition (such prepayment to be applied as set forth in clause (vi) below).
     (iii) Debt Issuances. Immediately upon receipt by a Borrower or any Restricted Subsidiary of proceeds from (A) any Debt Issuance (other than an Excluded Debt Issuance) or (B) any borrowing after the Closing Date under a Permitted Securitization Transaction, the Company shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Debt Issuance or such borrowing to the Lenders (such prepayment to be applied as set forth in clause (vi) below).
     (iv) Equity Offering. Immediately upon receipt by a Borrower or any Restricted Subsidiary of proceeds from any Equity Offering (other than an Excluded Equity Offering), the Company shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Equity Offering (such prepayment to be applied as set forth in clause (vi) below).
     (v) Recovery Event. To the extent cash proceeds received in connection with all Recovery Events in any fiscal year exceeds U.S.$10,000,000 in the aggregate and are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Events within 180 days of the receipt of such cash proceeds, immediately following the 180th day, occurring after the receipt of such cash proceeds, the Company shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such cash proceeds (such prepayment to be applied as set forth in clause (vi) below).
     (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.10(b) shall be applied as follows:
     (A) with respect to all amounts prepaid pursuant to Section 2.10(b)(i), first to Swingline Loans (ratably among Canadian Swingline Loans and U.S. Swingline Loans), and second to the Revolving Loans (ratably among Canadian Revolving Loans and U.S. Revolving Loans);
     (B) with respect to all amounts prepaid pursuant to clauses (ii), (iii)(A), (iv) and (v) of Section 2.10(b), (1) first, pro rata to the Term Loans (ratably to the remaining principal installments thereof); (2) second, to the Swingline Loans (ratably among Canadian Swingline Loans and U.S. Swingline Loans); and (3) third, to the Revolving Loans (ratably among Canadian Revolving Loans (other than Bankers’ Acceptance Advances), U.S. Revolving Loans and to a cash collateral account in respect of Bankers’ Acceptance Advances) (without a corresponding reduction to the Revolving Commitments); and
     (C) with respect to all amounts prepaid pursuant to clause (iii)(B) of Section 2.10(b), (1) first, to the Swingline Loans (ratably among Canadian Swingline Loans and U.S. Swingline Loans); and (2) second, to the Revolving Loans (ratably among Canadian Revolving Loans (other than Bankers’ Acceptance Advances), U.S. Revolving Loans and to a cash collateral account in respect of Bankers’ Acceptance Advances) (without a corresponding reduction to the Revolving Commitments).
Within the parameters of the applications set forth above, prepayments shall be applied first ratably to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.10(b) shall be subject to Section 2.19 and be accompanied by interest on the principal amount prepaid through the date of prepayment.
     (c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.10 shall not affect a Credit Party’s obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.
     (d) Prepayment of LIBOR Rate Loans. Provided that so long as no Event of Default is in existence to the extent that any such prepayment would create funding losses under Section 2.19, the portion of such payment that would cause such funding losses shall not be due and payable until the earliest date on which no funding losses would occur as a result of such payment (without giving effect to any continuation or conversion of any Loan).
     (e) Application to U.S. Obligations. Notwithstanding any term of this Section 2.10 or any other term of this Agreement, the Canadian Credit Parties shall not be required to repay or prepay any U.S. Obligations, and prepayments or repayments by the Canadian Borrower shall be applied only to Canadian Swingline Loans and Canadian Revolving Loans.
     2.11 Termination and Reduction of Commitments; Reallocation of Committed Amounts.
     (a) Voluntary Reductions. The Company (i) shall have the right to terminate or reduce (either permanently or temporarily) the unused portion of the U.S. Revolving Committed Amount, and (ii) the Canadian Borrower shall have the right to terminate or reduce (either permanently or temporarily) the unused portion of the Revolving Canadian Committed Amount, in each case at any time or from time to time upon not less than ten (10) Business Days’ prior written notice to the Agents (who shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum Dollar Amount of U.S.$5,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Agents; provided that no such reduction or termination shall be permitted if after giving effect thereto, to any prepayments of the Revolving Loans and/or Swingline Loans made on the effective date thereof and to any corresponding increase in the U.S. Revolving Committed Amount or the Revolving Canadian Committed Amount, as applicable, pursuant to Section 2.11(c) on the effective date thereof, (A) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans, Swingline Loans and LOC Obligations would exceed the Aggregate Revolving Committed Amount then in effect, (B) the aggregate principal Dollar Amount of the outstanding U.S. Revolving Loans, U.S. Swingline Loans and LOC Obligations would exceed the U.S. Revolving Committed Amount then in effect or (C) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Canadian Revolving Loans and Canadian Swingline Loans would exceed the Canadian Revolving Committed Amount then in effect. Delivery by the Applicable Borrower of a notice of reduction pursuant to this Section that is not accompanied by a simultaneous notice of election to reallocate commitments pursuant to Section 2.11(c) shall be deemed to be a permanent reduction of the U.S. Revolving Committed Amount or Canadian Revolving Committed Amount, as applicable.
     (b) Mandatory Reduction. The Revolving Commitments shall terminate automatically on the Revolving/TLA Maturity Date.
     (c) Reallocation of Committed Amounts. The Borrowers shall have the right on up to five (5) separate occasions after the Closing Date to (i) cause the U.S. Revolving Committed Amount to be increased by a principal Dollar Amount corresponding to any reduction of the Canadian Revolving Committed Amount pursuant to Section 2.11(a) and/or (ii) cause the Canadian Revolving Committed Amount to be increased by a principal Dollar Amount corresponding to any reduction of the U.S. Revolving Committed Amount pursuant to Section 2.11(a), subject, in each case, to satisfaction of the following conditions precedent:
     (i) the Company or the Canadian Borrower, as applicable, shall have provided prior written notice of such election simultaneously with its notice of an election to reduce the U.S. Revolving Committed Amount and/or the Canadian Revolving Commitment Amount, as applicable, pursuant to Section 2.11(a).
     (ii) no Event of Default shall have occurred and be continuing on the date on which such increase is to become effective;
     (iii) the representations and warranties set forth in Article III of this Credit Agreement shall be true and correct in all material respects on and as of the date on which such increase is to become effective; and
     (iv) after giving effect to any such increase, to the corresponding decrease in the Canadian Revolving Committed Amount or the U.S. Revolving Committed Amount, as applicable, on the effective date thereof and to any prepayments of the Revolving Loans and/or Swingline Loans made on the effective date thereof, (A) the U.S. Revolving Committed Amount shall not exceed a principal Dollar Amount of U.S.$450,000,000 less the amount of any prior permanent reduction of the U.S. Revolving Committed Amount, (B) the Canadian Revolving Committed Amount shall not exceed a principal Dollar Amount of U.S.$100,000,000 less the amount of any prior permanent reduction of the Canadian Revolving Committed Amount, (C) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Aggregate Revolving Committed Amount then in effect, (D) the aggregate principal Dollar Amount of the outstanding U.S. Revolving Loans, U.S. Swingline Loans and LOC Obligations shall not exceed the U.S. Revolving Committed Amount then in effect and (E) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Canadian Revolving Loans and Canadian Swingline Loans shall not exceed the Canadian Revolving Committed Amount then in effect.
     On the effective date of the requested reallocation of Revolving Commitments pursuant to this Section 2.11(c), the Company shall instruct the Administrative Agent to convert all then existing U.S. Revolving Loans that are LIBOR Rate Loans to Alternate Base Rate Loans. The Company acknowledges and agrees that it shall be responsible for all amounts due and payable pursuant to Section 2.19 hereof as a result of such conversion. In the absence of such instruction from the Company on the requested conversion date, the notice delivered pursuant to clause (i) above shall be deemed to be an instruction from the Company to the Administrative Agent to effect such conversion on the applicable reallocation date. Upon the effectiveness of an increase or decrease in the U.S. Revolving Committed Amount or the Canadian Revolving Committed Amount pursuant to this Section 2.11(c), the U.S. Revolving Commitment Percentage of each U.S. Revolving Lender automatically shall be adjusted to give effect to the corresponding reallocation of U.S. Revolving Commitments of the U.S. Revolving Lenders that are also Canadian Revolving Lenders to Canadian Revolving Commitments or to the corresponding reallocation of Canadian Revolving Commitments of the Canadian Revolving Lenders that are also U.S. Revolving Lenders to U.S. Revolving Commitments, as applicable. The Administrative Agent will at such time inform the U.S. Revolving Lenders of their new U.S. Revolving Commitment Percentage after giving effect to such increase or decrease, as applicable, and will then cause a reallocation of the then outstanding U.S. Revolving Loans among the U.S. Revolving Lenders to reflect the adjusted U.S.

Revolving Commitment Percentages by requesting additional funds from or requiring the payment of funds to, as necessary, each U.S. Revolving Lender whose U.S. Revolving Commitment Percentage has changed as a result of such reallocation of Commitments. Upon completion of any such reallocation, the Company may then request a conversion of outstanding Alternate Base Rate Loans to LIBOR Rate Loans as provided in Section 2.9. For the purposes of clarification, with respect to any Canadian Revolving Commitment that is being provided by an affiliate of a U.S. Revolving Lender, upon a reallocation of commitments hereunder from the Canadian Revolving Commitments to the U.S. Revolving Commitments, the Canadian Revolving Commitment of such Canadian Revolving Lender so reduced shall be reallocated to the U.S. Revolving Commitment of its affiliate that is a U.S. Revolving Lender (and vice versa in the case of a reallocation of U.S. Revolving Commitments to the Canadian Revolving Commitments.)
     2.12 Fees.
     (a) Commitment Fee.
     (i) In consideration of the U.S. Revolving Commitment, the Company agrees to pay to the Administrative Agent for the ratable benefit of the U.S. Revolving Lenders a commitment fee (the “U.S. Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the U.S. Revolving Committed Amount then in effect. For purposes of computation of the U.S. Commitment Fee, LOC Obligations shall be considered usage of the U.S. Revolving Committed Amount, but U.S. Swingline Loans, Canadian Swingline Loans and Canadian Revolving Loans shall not be considered usage of the U.S. Revolving Committed Amount; and
     (ii) In consideration of the Canadian Revolving Commitment, the Canadian Borrower agrees to pay to the Canadian Agent for the ratable benefit of the Canadian Revolving Lenders a commitment fee (the “Canadian Commitment Fee”; together with the U.S. Commitment Fee, collectively, the “Commitment Fees”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Canadian Revolving Committed Amount then in effect. For purposes of computation of the Canadian Commitment Fee, Canadian Swingline Loans shall not be considered usage of the Canadian Revolving Committed Amount.
     The Commitment Fees shall be payable quarterly in arrears on the last day of each calendar quarter.
     (b) Letter of Credit Fee. In consideration of the LOC Commitments, the Company agrees to pay to the Administrative Agent, for the ratable benefit of the U.S. Revolving Lenders (including the Issuing Lender) a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.
     (c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) above, the Company shall pay to the Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it, such fee to be paid on the date of issuance of any Letter of Credit and (ii) the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).
     (d) Administrative Agent’s Fee. The Company agrees to pay to the Administrative Agent and the Canadian Agent the annual administrative agent and Canadian agent fees as described in the Fee Letter.
     2.13 Computation of Interest and Fees.
     (a) Interest payable hereunder with respect to Alternate Base Rate Loans accruing interest at the Prime Rate, U.S. Base Rate Loans, Canadian Prime Rate Loans and the acceptance fee payable in respect of Bankers’ Acceptance Advances shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.
     (b) Each determination of an interest rate by the Administrative Agent or the Canadian Agent, as applicable, pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent or the Canadian Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the computations used by the Administrative Agent or the Canadian Agent, as applicable, in determining any interest rate.
     (c) Each Borrower hereby acknowledges that the rate or rates of interest applicable to certain of the Loans and fees as specified hereunder may be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), if interest computed on the basis of a 360 day year is payable for any part of the calendar year, the equivalent yearly rate of interest may be determined by multiplying the specified rate of interest by the number of days (365 or 366) in such calendar year and dividing such product by 360. For the purpose of the Interest Act (Canada) and any other purpose, (i) the principle of deemed reinvestment shall not apply to any interest calculation under this Credit Agreement, and (ii) the rates of interest stipulated in this Credit Agreement are intended to be nominal rates and not effective rates or yields.
Notwithstanding any other provisions of this Credit Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under this Credit Agreement would otherwise contravene the provisions of Section 347 of the Criminal Code (Canada), Section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which any Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received such Lender shall apply such excess against the outstanding Canadian Revolving Loans and Canadian Swingline Loans and refund any further excess amount.

     (d) It is the intent of the Agents, the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between or among the Agents, the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Agent or Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the applicable Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.
     2.14 Pro Rata Treatment and Payments.
     (a) Pro Rata Distribution of Payments. Each payment on account of an amount due from the Company hereunder or under any other Credit Document shall be made by the Company to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Each payment on account of an amount due from the Canadian Borrower hereunder or under any other Credit Document shall be made by the Canadian Borrower to the Canadian Agent for the pro rata account of the Canadian Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in Canadian Dollars shall be payable in Canadian Dollars, and accrued interest on Canadian Revolving Loans denominated in U.S. Dollars shall be payable in U.S. Dollars, in each case to the Canadian Agent. The Canadian Agent shall inform the Administrative Agent and the Administrative Agent shall inform the Canadian Agent, by telecopy as of the first Business Day of each month, of all principal, interest or fees received from the Borrowers during the prior month. Upon request, the Administrative Agent or the Canadian Agent, as applicable will give the Borrowers a statement showing the computation used in calculating such amount, which statement shall be presumptively correct in the absence of manifest error. The obligation of the Borrowers to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent or the Canadian Agent, as applicable, of the full amount in the appropriate currency payable hereunder. Each of the Borrowers agree that its obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.
     (b) Application of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise specified in this Credit Agreement, each payment under this Credit Agreement or any Note shall be applied (i) first, to any fees then due and owing by the Borrowers pursuant to Section 2.12, (ii) second, to interest then due and owing hereunder and under the Notes of the Borrowers and (iii) third, to principal then due and owing hereunder and under the Notes of the Borrowers. Each payment on account of any fees pursuant to Section 2.12 shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than voluntary repayments and mandatory prepayments) by the Borrowers on account of principal of and interest on the Revolving Loans and on the Term Loans shall be made pro rata according to the respective amounts due and owing hereunder. Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.10(a) and Section 2.10(b)(vi), respectively. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.20(b)) and shall be made to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Lenders at the Administrative Agent’s office or Canadian Agent’s Office, as applicable, specified in Section 9.2 and (i) in the case of Loans or other amounts denominated in U.S. Dollars, shall be made in U.S. Dollars not later than 12:00 p.m. on the date when due and (ii) in the case of Loans or other amounts denominated in Canadian Dollars, shall be made in Canadian Dollars not later than 12:00 p.m. on the date when due. The Administrative Agent and the Canadian Agent, as applicable, shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans and Bankers’ Acceptance Advances) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan or Bankers’ Acceptance Advances becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (c) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provision of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.8) by any of the Agents pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by any Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Agents in connection with enforcing the rights of the Lenders under the Credit Documents;
     SECOND, to payment of any fees owed to the Agents;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;
     FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;
     FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;
     SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders and/or Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, LOC Obligations and Bankers’ Acceptances held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and Bankers’ Acceptances and obligations payable under all Hedging Agreements with a Hedging Agreement Provider) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.
     2.15 Non-Receipt of Funds by an Agent.
     (a) Funding by Lenders; Presumption by Agent. Unless the applicable Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to such Agent, such Agent may assume that such Lender has made such proceeds available to such Agent on such date, and such Agent may in reliance upon such assumption (but shall not be required to) make available to the Applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to such Agent, such Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon such Agent’s demand therefor, such Agent will promptly notify the Applicable Borrower, and such Borrower shall immediately pay such corresponding amount to such Agent. The applicable Agent shall also be entitled to recover from the Lender or the Applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by such Agent to the Applicable Borrower to the date such corresponding amount is recovered by such Agent at a per annum rate equal to (i) from the Applicable Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate or the Interbank Reference Rate, as applicable.
     (b) Payments by Borrower; Presumptions by Agent. Unless the applicable Agent shall have been notified in writing by the Applicable Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Applicable Borrower does not intend to make such payment, such Agent may assume that such Borrower has made such payment when due, and such Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if such Borrower has not in fact made such payment to such Agent, such Lender shall, on demand, repay to such Agent the amount made available to such Lender. If such amount is repaid to such Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to such Agent on demand interest on such amount in respect of each day from the date such amount was made available by such Agent at a per annum rate equal to, if repaid to such Agent within two (2) days from the date such amount was made available by such Agent, the Federal Funds Rate or the Interbank Reference Rate, as applicable, and thereafter at a rate equal to the Alternate Base Rate.
     (c) Evidence of Amounts Owed. A certificate of an Agent submitted to a Borrower or any Lender with respect to any amount owing under this Section 2.15 shall be conclusive in the absence of manifest error.
     (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent or the Canadian Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by such Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, such Agent shall forthwith return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).
     (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.16 Inability to Determine Interest Rate.
     Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent or the Canadian Agent, as applicable, shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that a Borrower has requested be outstanding as a LIBOR tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrowers and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (a) any LIBOR Rate Loans requested to be made by the Canadian Borrower on the first day of such Interest Period shall be made, at the sole option of the Canadian Borrower, in U.S. Dollars as U.S. Base Rate Loans or such request shall be cancelled, (b) any affected U.S. Base Rate Loans that were to have been converted at the request of the Canadian Borrower on the first day of such Interest period to, or LIBOR Rate Loans that were to have been continued as, LIBOR Rate Loans shall be converted to or continued, at the sole option of the Canadian Borrower, as U.S. Base Rate Loans, (c) any affected LIBOR Rate Loans denominated in U.S. Dollars requested to be made by the Company on the first day of such Interest Period shall be made, at the sole option of the Company, in U.S. Dollars as Alternate Base Rate Loans or such request shall be cancelled and (d) any affected Loans denominated in U.S. Dollars that were to have been converted at the request of the Company on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the Company, as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.
     2.17 Illegality.
     Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for (i) such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans or (ii) a BA Lender to make or maintain Bankers’ Acceptance Advances, as contemplated by this Credit Agreement or to obtain in the interbank Eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, and the Borrowers thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such, or to make Bankers’ Acceptance Advances or continue Bankers’ Acceptance Advances as such, shall forthwith be suspended until the Administrative Agent or Canadian Agent, as applicable, shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted to (x) Alternate Base Rate Loans denominated in U.S. Dollars in the case of Loans to the Company and (y) U.S. Base Rate Loans in the case of Loans to the Canadian Borrower, in each case, on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans in the case of the Company, and to U.S. Base Rate Loans in the case of the Canadian Borrower, and (d) such Bankers’ Acceptance Advances shall be converted to Canadian Prime Rate Loans on the last day of the BA Period. The Applicable Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans and/or Bankers’ Acceptance Advances hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent or the

Canadian Agent, as applicable, to the Applicable Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     2.18 Requirements of Law.
     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan or Bankers’ Acceptance Advances made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of any Lender or the Issuing Lender which is not otherwise included in the determination of the LIBOR Rate or BA Rate hereunder; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans, Bankers’ or Acceptance Advances or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Applicable Borrower shall promptly pay such Lender or the Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender or Issuing Lender. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent or Canadian Agent, as applicable, to the Applicable Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this subsection (a); provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     (b) If any Lender or the Issuing Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Applicable Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction (but, in the case of outstanding Base Rate Loans, without duplication of any amounts already recovered by a Lender by reason of an adjustment in the Alternate Base Rate, Canadian Prime Rate or U.S. Base Rate, as applicable). Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent or the Canadian Agent, to the Borrowers shall be conclusive absent manifest error.
     (c) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Applicable Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.18 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Applicable Borrower of the Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
     (d) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.
     2.19 Indemnity.
     The Applicable Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by such Borrower in accepting a borrowing after such Borrower has given a notice in accordance with the terms hereof, (c) default by such Borrower in making any repayment after such Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by such Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder to the extent not received by such Lender in connection with the re-employment of such funds (but excluding loss of anticipated profits). A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent or the Canadian Agent, to the Applicable Borrower (which certificate must be delivered to the Administrative Agent or Canadian Agent, as applicable, within thirty (30) days following such default, repayment, prepayment or conversion and shall set forth the basis for requesting such amounts in reasonable detail) shall be conclusive in the absence of manifest error. The agreements in this Section 2.19 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

     2.20 Taxes.
     (a) All payments made by the Borrowers hereunder or under any Note will be, except as provided in Section 2.20(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein (whether or not correctly or legally imposed or asserted by such Governmental Authority, political subdivision or taxing authority) with respect to such payments (including, without limitation, all Other Taxes, but excluding (i) any tax on or measured by the net income or profits of a Lender, and (ii) any franchise, capital or similar taxes, in each of (i) and (ii) imposed pursuant to the laws of the jurisdiction in which it is organized or is resident for tax purposes or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, Other Taxes, levies, imposts, duties, fees, assessments or other charges, whether levied, imposed, paid or payable in connection with a payment under any Credit Document, the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document, the exercise of any right or remedy under any Credit Document or otherwise, being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrowers will furnish to the Administrative Agent or the Canadian Agent, as applicable, as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrowers. Without limiting the foregoing terms of this subsection (a), the Borrowers shall timely pay any Taxes (including all Other Taxes) to the relevant Governmental Authority in accordance with applicable law and, without duplication, shall indemnify and hold harmless each Lender, and reimburse or pay such Lender upon its written request, for the amount of any Taxes (including all Other Taxes) paid or payable by such Lender, whether or not such Taxes (including all Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority.
     (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in the foregoing clause (i), or (x) a certificate substantially in the form of Schedule 2.20 (any such certificate, a “Tax Exempt Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Company’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.20(a), but subject to the immediately succeeding sentence, (A) the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Company shall not be obligated pursuant to Section 2.20(a) to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section 2.20(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) of the second sentence of this subsection, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.20, the Company agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.20(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.
     (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     (d) If the Borrowers pay any additional amount pursuant to this Section 2.20 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. To the extent that the payment of any Lender’s Taxes by a Borrower gives rise from time to time to a Tax Benefit (as hereinafter defined) to such Lender in any jurisdiction other than the jurisdiction which imposed such Taxes, such Lender shall pay to the Applicable Borrower the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to the Applicable Borrower will be determined from time to time by the relevant Lender in its sole discretion, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender to the applicable Borrower within a reasonable time after the filing of the income tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the applicable Borrower shall promptly, after notice thereof from such Lender, repay to Lender the amount of such Tax Benefit previously paid to the Applicable Borrower and rescinded, disallowed or nullified. For purposed of this section, “Tax Benefit” shall mean the amount by which any

Lender’s income tax liability for the taxable period in question is reduced below what would have been payable had the Applicable Borrower not been required to pay the Lender’s Taxes. In case of any dispute with respect to the amount of any payment the Applicable Borrower shall have no right to any offset or withholding of payments with respect to future payments due to any Lender under this Credit Agreement. Nothing contained in this Section 2.20 shall require a Lender to disclose or detail the basis of its calculation of the amount of any Tax Benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.20 to the Borrowers or any other party.
     (e) The agreements in this Section 2.20 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.
     2.21 Indemnification; Nature of Issuing Lender’s Duties.
     (a) In addition to its other obligations under Section 2.5, the Company hereby agrees to protect, indemnify, pay and hold the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence or willful misconduct of the Issuing Lender or such Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
     (b) As between the Company, the Issuing Lender and each Lender, the Company shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.
     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Company. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Company, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any

Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.
     (d) Nothing in this Section 2.21 is intended to limit the reimbursement obligation of the Company contained in Section 2.5. The obligations of the Company under this Section 2.21 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Credit Agreement.
     (e) Notwithstanding anything to the contrary contained in this Section 2.21, the Company shall have no obligation to indemnify any Issuing Lender or any Lender in respect of any liability incurred by such Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction.
     2.22 Replacement of Lenders.
     The Borrowers shall be permitted to replace with a financial institution acceptable to the Administrative Agent any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.17, Section 2.18 or Section 2.20(a) or (b) is then in default of its obligation to make Loans hereunder; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17, Section 2.18(a) or Section 2.20(c), as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17, Section 2.18 or Section 2.20(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Applicable Borrower shall be liable to such replaced Lender under Section 2.19 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agents, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Applicable Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17, 2.18 or 2.20(a), as the case may be, (ix) a Canadian Lender may only be replaced with another Canadian Lender acceptable to the Canadian Agent, and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, either Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 2.22, the Applicable Borrower may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Applicable Borrower to require such replacement cease to apply.
     2.23 Relationship between the Agents.
     The Canadian Agent shall promptly inform the Administrative Agent and the Administrative Agent shall promptly inform the Canadian Agent, by telecopy, of the funding of any Revolving Loan or Swingline Loan and the terms thereof, as well and any other notices and communications received from either Borrower.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Credit Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Agents and to each Lender that:
     3.1 Corporate Existence; Compliance with Law.
     The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each of its Subsidiaries (i) has the corporate power and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation or other legal entity and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, except where (a) the failure to have such power, authority and legal right as set forth in clause (i) hereof, (b) the failure to be so qualified or in good standing as set forth in clause (ii) hereof, or (c) the failure to comply with Requirements of Law as set forth in clause (iii) hereof, is reasonably likely, in the aggregate, to have a Material Adverse Effect.
     3.2 Corporate Power; Authorization.
     Each of the Credit Parties has the corporate power and authority to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority), is required in connection with the execution, delivery or performance by a Credit Party, or the validity or enforceability against a Credit Party, of the Credit Documents, other than such consents, authorizations or filings which have been made or obtained.
     3.3 Enforceable Obligations.
     This Agreement has been duly executed and delivered, and each other Credit Document will be duly executed and delivered, by each Credit Party, as applicable, and this Credit Agreement constitutes, and each other Credit Document when executed and delivered will constitute, legal, valid and binding obligations of each Credit Party executing the same, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.4 No Legal Bar.
     The execution, delivery and performance by each Credit Party of the Credit Documents will not violate such Person’s articles or certificate of incorporation (or equivalent formation document), bylaws or other organizational or governing documents or any Requirement of Law or cause a breach or default under any of their respective Material Contracts.
     3.5 No Material Litigation.
     No litigation, investigation or proceeding of or before any court, tribunal, arbitrator or governmental authority is pending or, to the knowledge of any Responsible Officer of the Company,

threatened by or against the Borrowers or any of the Restricted Subsidiaries, or against any of their respective properties or revenues, existing or future (a) that is material and that is with respect to any Credit Document, or any of the transactions contemplated hereby or thereby, or (b) that is reasonably likely to have a Material Adverse Effect.
     3.6 Investment Company Act.
     Neither Borrower nor any Restricted Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.
     3.7 Margin Regulations.
     No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the Consolidated Assets of Company and its Subsidiaries. Neither the execution and delivery hereof by the Borrowers, nor the performance by them of any of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Exchange Act, or regulations issued pursuant thereto, or Regulation T, U or X.
     3.8 Compliance with Environmental Laws.
     (a) Neither Borrower nor any of the Restricted Subsidiaries has received any notices of claims or potential liability under, or notices of failure to comply with, any applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, is reasonably likely to result in penalties, fines, claims or other liabilities to the Borrowers and the Restricted Subsidiaries in amounts that would have a Material Adverse Effect, either individually or in the aggregate.
     (b) Neither Borrower nor any of the Restricted Subsidiaries has received any notice of violation, or notice of any action, either judicial or administrative, from any Governmental Authority relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Substances, waste or hazardous waste by a Borrower or any of the Restricted Subsidiaries or its employees or agents, or as to the existence of any contamination on any properties owned by a Borrower or any of the Restricted Subsidiaries, where any such violation, spill, leak, release or contamination is reasonably likely to result in penalties, fines, claims or other liabilities to a Borrower or any Restricted Subsidiary in amounts that would have a Material Adverse Effect, either individually or in the aggregate. Neither Borrower nor any of the Restricted Subsidiaries, nor, to the knowledge of Borrower, any other Person, has caused any spill, leak or other release of any Hazardous Substance, has generated, treated, stored or transported any Hazardous Substance, or has taken any action or failed to take any action in violation of any Environmental Law, that is reasonably likely to result in penalties, fines, claims or other liabilities to a Borrower or any

Restricted Subsidiary in amounts that would have a Material Adverse Effect, either individually or in the aggregate.
     (c) The Borrowers and the Restricted Subsidiaries have obtained all necessary governmental permits, licenses and approvals for the operations conducted on their respective properties, including without limitation, all required material permits, licenses and approvals for (i) the emission of air pollutants or contaminants, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, in any such case where the failure to have such license, permit or approval is reasonably likely to have a Material Adverse Effect.
     3.9 Insurance.
     The Borrowers and the Restricted Subsidiaries currently maintain insurance with respect to their respective properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being in amounts no less than those amounts which are customary for such companies under similar circumstances. The Borrowers and the Restricted Subsidiaries have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect. The present insurance coverage of the Borrowers and the Restricted Subsidiaries, as of the Closing Date or as of the last date Schedule 3.9 was updated pursuant to Section 5.7(j), is outlined as to carrier, policy number, type and amount on Schedule 3.9.
     3.10 No Default of Contractual Obligations; Material Contracts.
     None of the Borrowers or the Restricted Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which has had or is reasonably likely to have a Material Adverse Effect. The Material Contracts of the Borrowers and the Restricted Subsidiaries are set forth in exhibits to the filings of the Company with the SEC.
     3.11 No Burdensome Restrictions.
     Neither Borrower nor any of the Restricted Subsidiaries is a party to or bound by any Contractual Obligation or Requirement of Law or any provision of its articles or certificate of incorporation, bylaws or other organizational or governing documents which has had or is reasonably likely to have a Material Adverse Effect.
     3.12 Taxes.
     Except where the failure to do so could not reasonably be expect to have a Material Adverse Effect, each Borrower and each Restricted Subsidiary has filed all tax returns which are required to have been filed by any Governmental Authority, and has paid all taxes, assessments, fees and other charges otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP). The Company has not received written notice of any proposed material tax assessment with respect to Federal or other material income taxes against either Borrower or any Restricted Subsidiary nor does any Responsible Officer of the Company know of any material Federal income tax liability on the part of a Borrower or any Restricted Subsidiary other than any such assessment or liability which is adequately provided for on the books of the Borrowers and their Restricted Subsidiaries or which is not reasonably likely to have a Material Adverse Effect.
     3.13 Subsidiaries.
     (a) Schedule 3.13 is a complete and correct list of the Company’s Subsidiaries and the Joint Ventures of the Company and its Subsidiaries as of the Closing Date or as of the last date Schedule 3.13 was updated pursuant to Section 5.7(j), showing, as to each Subsidiary and Joint Venture, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary. Schedule 3.13 indicates which such Subsidiaries are Restricted Subsidiaries and which such Subsidiaries are Unrestricted Subsidiaries and indicates which Subsidiaries are Inactive Subsidiaries.
     (b) All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Schedule 3.13 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.13).
     3.14 Financial Statements, Fiscal Year and Fiscal Quarters.
     (a) The Company has furnished to the Administrative Agent and the Lenders (i) copies of audited consolidated financial statements of the Company and its Subsidiaries (prior to giving effect to the SCC Acquisition) and of the Acquired Company and its Subsidiaries for the three (3) fiscal years most recently ended prior to the Closing Date for which audited financial statements are available (it being understood that the Administrative Agent and the Lenders have received audited consolidated financial statements of the Company, the Acquired Company and their respective Subsidiaries for fiscal years 2004, 2005, and 2006 and of the Company and its Subsidiaries for fiscal year 2007), in each case audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (ii) copies of (A) interim unaudited condensed consolidated balance sheets, statements of operations and statements of cash flows of the Acquired Company and its Subsidiaries as of and for the 36-week period ended September 8, 2007 (with corresponding statements for the 36-week period ended September 9, 2006, presented on a side-by-side comparative basis) and the combined notes thereto, and (B) an interim unaudited condensed consolidated statement of operations of the Acquired Company and its Subsidiaries for the 52-week period ended September 8, 2007, (iii) copies of an interim unaudited condensed consolidated balance sheet and statement of operations of the Acquired Company and its Subsidiaries as of and for the 12-week period ended December 1, 2007, (iv) copies of pro forma condensed consolidated balance sheet and statement of income for the Company and its Subsidiaries as of and for the four-quarter period ending December 31, 2007 (which pro forma financial information shall be computed using either (x) the balance sheet of the Acquired Company delivered pursuant to clause (iii) above and the statements of operations of the Acquired Company and its Subsidiaries delivered pursuant to clauses (ii)(A) and (iii) above (with such statements of operations annualized to reflect a 52-week period) or (y) to the extent available, the audited financial statements of the Acquired Company and its Subsidiaries as of and for the fiscal year ended December 29, 2007 delivered pursuant to clause (i) above), in each case giving pro forma effect to the Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), and all other rules and regulations of the SEC under such Securities Act, and including such other adjustments as are reasonably acceptable to the Lead Arrangers; provided that any such pro forma financial information may comply with the relief set forth in the written communications between the

Company and the staff of the SEC prior to January 10, 2008) and (v) unless previously provided, quarterly projections prepared by management of balance sheets, income statements and cash flow statements of the Company and its Subsidiaries for the remainder of the Company’s fiscal year 2008.
     (b) The financial statements referenced in subsection (a) (other than the financial statements referenced in clause (iv) and the projections referenced in clause (v) of subsection (a)) fairly present in all material respects the consolidated financial condition of Company and its Subsidiaries or the Acquired Company and its Subsidiaries, as applicable, as at the dates thereof and results of operations for such periods in conformity with GAAP consistently applied (subject, in the case of the quarterly financial statements, to normal year-end audit adjustments and the absence of certain notes). The Borrowers and the Restricted Subsidiaries taken as a whole did not have any material contingent obligations, contingent liabilities, or material liabilities for known taxes, long-term leases or unusual forward or long-term commitments required to be reflected in the foregoing financial statements or the notes thereto that are not so reflected.
     (c) The pro forma condensed consolidated balance sheet and statement of income referenced in clause (iv) of subsection (a) are based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.
     (d) The projections referenced in clause (v) of subsection (a) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of then existing conditions (it being understood that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized).
     (e) Since September 8, 2007, there has been no change with respect to either Borrower or any Restricted Subsidiary which has had or is reasonably likely to have a Material Adverse Effect. The Company’s fiscal year commences October 1st of each year and ends on September 30th of each year. The Company’s fiscal quarters end on December 31st, March 31st, June 30th and September 30th of each year.
     3.15 ERISA.
     (a) Identification of Plans. Except as disclosed on Schedule 3.15, as of the Closing Date or as of the last date Schedule 3.15 was updated pursuant to Section 5.7(j), none of the Borrowers, any of the Restricted Subsidiaries nor any of their respective ERISA Affiliates maintains or contributes to, or has during the past seven (7) years maintained or contributed to, any Plan that is subject to Title IV of ERISA;
     (b) Compliance. Each Plan maintained by the Borrowers and the Restricted Subsidiaries has at all times been maintained, by its terms and in operation, in compliance with all applicable laws, and the Borrowers and the Restricted Subsidiaries are subject to no tax or penalty with respect to any Plan of such Consolidated Company or any ERISA Affiliate thereof, including, without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, or 419 of the Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 3.15 (taken as a whole), would in the aggregate have a Material Adverse Effect;

     (c) Liabilities. None of the Borrowers and their Restricted Subsidiaries is subject to any liabilities (including withdrawal liabilities) with respect to any Plans of the Borrowers, their Restricted Subsidiary and their ERISA Affiliates, including, without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing Plan and to pay current contributions, expenses and premiums with respect to such Plans, where such liabilities, together with all other liabilities referred to in this Section 3.15 (taken as a whole), would in the aggregate have a Material Adverse Effect;
     (d) Funding. Each Borrower and each Restricted Subsidiary and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed under the terms of each Plan and applicable law, and (B) required to be paid as expenses (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Material Adverse Effect. No Borrower nor any Restricted Subsidiary is subject to any liabilities with respect to post-retirement medical benefits in any amounts which, together with all other liabilities referred to in this Section 3.15 (taken as a whole), would have a Material Adverse Effect if such amounts were then due and payable.
     (e) ERISA Event. No ERISA Event has occurred or is reasonably expected to occur.
     3.16 Intellectual Property.
     Each of the Credit Parties and the other Restricted Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how, processes and other Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all material Intellectual Property owned by each of the Credit Parties and their Subsidiaries or that the Credit Parties or any of their Subsidiaries has the right to use as of the Closing Date or as of the date Schedule 3.16 was last updated pursuant to Section 5.7(j). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, and, to the knowledge of the Credit Parties, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     3.17 Ownership of Property; Liens.
     (a) Except as set forth on Schedule 3.17(a), (i) each Borrower and each Restricted Subsidiary has good and marketable fee simple title to or a valid leasehold interest in all of its real property and good title to, or a valid leasehold interest in, all of its other Property, as such Properties are reflected in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2007 and in the consolidated balance sheet of the Acquired Company and its Subsidiaries as of September 8, 2007, each referred to in Section 3.14 (other than Properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Credit Agreement), except where the failure to hold such title, leasehold interest or possession would not have a Material Adverse Effect, subject to no Lien or title defect of any kind, except Liens permitted by Section 6.2 and (ii) each Borrower and each Restricted Subsidiary enjoys peaceful and undisturbed possession under all of their respective leases.

     (b) As of the date of this Credit Agreement, the Property and assets owned by each Borrower and each Restricted Subsidiary are not subject to any Lien securing any Indebtedness or other obligation in excess of U.S.$5,000,000 individually other than as described on Schedule 3.17(b).
     3.18 Existing Indebtedness.
     Schedule 3.18 sets forth a complete and correct list of all outstanding Indebtedness in excess of U.S.$5,000,000 (a) of the Company and its Subsidiaries (excluding the Acquired Company and its Subsidiaries) as of December 31, 2007 and (b) of the Acquired Company and its Subsidiaries as of the Closing Date, in each case since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds U.S.$5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     3.19 Solvency.
     After giving effect to the Transactions, (i) the assets of each Borrower and each Restricted Subsidiary at fair valuation and based on their present fair saleable value will exceed such Person’s debts, including contingent liabilities, (ii) the remaining capital of each Borrower and each Restricted Subsidiary will not be unreasonably small to conduct such Person’s business, and (iii) no Borrower nor any Restricted Subsidiary will have incurred debts, or have intended to incur debts, beyond such Person’s ability to pay such debts as they mature. For purposes of this Section 3.19, “debt” means any liability on a claim, and “claim” means (a) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
     3.20 Labor Matters.
     The Borrowers and the Restricted Subsidiaries have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which are reasonably likely to have a Material Adverse Effect, and, to the best knowledge of the Responsible Officers of the Company, there are no such strikes, disputes, slow downs or work stoppages threatened against a Borrower or any of its Restricted Subsidiaries which are reasonably likely to have a Material Adverse Effect. The hours worked and payment made to employees of each Borrower and each Restricted Subsidiary have not been in violation in any material respect of (including any possible penalties under) the Fair Labor Standards Act or any other applicable law dealing with such matters, and all payments due from either Borrower and or any Restricted Subsidiary, or for which any claim may be made against a Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of a Borrower and the Restricted Subsidiaries, in each case where the failure to comply with such laws or to pay or accrue such liabilities is reasonably likely to have a Material Adverse Effect.

     3.21 Payment or Dividend Restrictions.
     Except as described on Schedule 3.21, neither Borrower nor any Restricted Subsidiary is party to or subject to any agreement or understanding restricting or limiting its ability to pay dividends or make other distributions.
     3.22 Accuracy and Completeness of Information.
     Each written report, financial statement, certificate, or final schedule to the Agreement or any other Credit Document heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Agents, the Lead Arrangers or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to the Company, any other Credit Party or any of their Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries and the Acquired Company furnished to the Agents, the Lead Arrangers and/or the Lenders, in the SCC Merger Agreement or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Agents and/or the Lenders.
     3.23 Compliance with Trading with the Enemy Act, OFAC Rules and Regulations, Patriot Act and FCPA.
     (a) Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, “OFAC”) or (iii) the Patriot Act. None of the Credit Parties (A) is a blocked person described in section 1 of the Anti-Terrorism Order or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     (b) None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
     (c) None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 15% of its assets located in Sanctioned Entities, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     (d) Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
     3.24 Use of Proceeds.
     The Extensions of Credit will be used solely (a) to finance the SCC Acquisition, (b) to repay certain existing Indebtedness of the Company, the Acquired Company and their respective Subsidiaries in connection with the SCC Acquisition, (c) to pay fees and expenses incurred in connection with the Transactions and (d) to provide for working capital and general corporate requirements of the Borrowers and their Subsidiaries, including Permitted Acquisitions.
     3.25 Consummation of Acquisition; Representations and Warranties from Other Documents.
     The SCC Acquisition and related transactions have been consummated substantially in accordance with the terms of the SCC Acquisition Documents. As of the Closing Date, the SCC Acquisition Documents have not been materially altered, amended or otherwise modified or supplemented or any condition thereof waived unless approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), other than any such waivers, modifications or consents as are not materially adverse to the interests of the Lenders. Each of the representations and warranties made in the SCC Acquisition Documents by the Company and the Subsidiaries of the Company party thereto is true and correct, except for any representation or warranty therein the failure of which to be true and correct does not have or could not reasonably be expected to have a Material Adverse Effect.
     3.26 Business Locations
     Set forth on Schedule 3.26(a) is a list of all owned real Properties and all material leased real Properties (other than those acquired in the SCC Acquisition) located in the United States and Canada that are owned or leased by the Credit Parties as of the Closing Date, with an indication as to which properties are owned and which are leased. Set forth on Schedule 3.26(b) is a list of all real Properties acquired by the Credit Parties in the SCC Acquisition, with an indication as to which properties are owned and which are leased. As of the Closing Date, set forth on Schedule 3.26(c) is a list of all locations where any inventory of a Credit Party with a value in excess of $1,000,000 is held on consignment, held in a warehouse or held by a bailee. Set forth on Schedule 3.26(d) is the chief executive office and jurisdiction of incorporation or formation of each Credit Party as of the Closing Date.
     3.27 Security Documents.
     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon the filing of appropriate financing statements and the recordation of the applicable Mortgage Instruments, in each case in favor of the applicable Agent, on behalf of the applicable Secured Parties) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
     3.28 Regulation H.
     No Mortgaged Property is a Flood Hazard Property.

     3.29 Investments.
     All Investments of each of the Credit Parties and its Subsidiaries are permitted under Section 6.10.
     3.30 Classification of Senior Indebtedness.
     The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
     3.31 Brokers’ Fees.
     Except for fees that have already been paid on or prior to the Closing Date, none of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the Transactions other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.
     3.32 Accounts.
     Set forth on Schedule 3.32 is a complete and accurate list of all checking, savings or other accounts (including securities accounts) of the Credit Parties at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person as of the Closing Date or as of the last date such Schedule was updated in accordance with the terms of Section 5.7(j), in each case containing Cash, Cash Equivalents, securities and other financial assets with a value greater than $500,000 for a five (5) consecutive day period during the preceding fiscal quarter of the Company.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Conditions to Closing Date and Initial Revolving Loans and Term Loans.
     This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans and the Term Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:
     (a) Execution of Credit Agreement and Credit Documents. Receipt by the Administrative Agent of (i) for the account of each U.S. Revolving Lender that makes a request therefor, a U.S. Revolving Notes, (iii) for the account of each Canadian Revolving Lender that makes a request therefor, a Canadian Revolving Notes, (iv) for the account of each Term Loan A Lender that makes a request therefor, a Term Loan A Note, (v) for the account of each Term Loan B Lender that makes a request therefor, a Term Loan B Note, (vi) for the account of the U.S. Swingline Lender, a U.S. Swingline Note, (vii) for the account of the Canadian Swingline Lender, a Canadian Swingline Note and (viii) counterparts of the Security Documents to be executed on the Closing Date; in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

     (b) Legal Opinion. Receipt by the Administrative Agent of the following legal opinions of counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent:
     (i) a legal opinion of Rogers & Hardin, special counsel to the Credit Parties, providing customary opinions regarding the Investment Company Act of 1940, as amended, no conflicts with/no creation of liens under material contracts, no conflicts with or consents under applicable Georgia law and perfection of security interests under applicable Georgia and Delaware law.
     (ii) a legal opinion of King & Spalding LLP, special New York counsel to the Credit Parties, providing customary opinions regarding enforceability of the Credit Documents, no conflicts with New York law and creation of security interests;
     (iii) a legal opinion of the general counsel of the Company, covering valid existence and good standing of the U.S. Credit Parties, due authorization, execution and delivery of the Credit Documents by the U.S. Credit Parties, no conflicts with Organizational Documents and no material litigation;
     (iv) a legal opinion of Ogilvy Renault LLP, Canadian counsel to the Canadian Credit Parties, covering the valid existence and good standing of the Canadian Credit Parties organized in Quebec, due authorization, execution and delivery of the Credit Documents by the Canadian Credit Parties organized in Quebec, no conflicts with or consents under applicable Quebec and Canadian federal law and other customary matters with respect to the Canadian Security Documents; and
     (v) a legal opinion of McInnes Cooper, special Nova Scotia counsel to the Canadian Credit Parties, covering the valid existence and good standing of the Canadian Credit Parties organized in Nova Scotia, the due authorization, execution and delivery of the Credit Documents by such Canadian Credit Parties organized in Nova Scotia, and no conflicts with or consents under applicable Nova Scotia and Canadian federal law.
     (c) Personal Property Collateral. The Collateral Agent shall have received, in form and substance reasonably satisfactory to the Collateral Agent:
     (i) searches of Uniform Commercial Code filings in the jurisdiction of organization of each Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens
     (ii) searches of PPSA filings or the equivalent thereof in the provinces of Ontario and Quebec, Canada, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
     (iii) UCC and PPSA financing statements or the equivalent thereof for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the applicable Agent’s security interest in the Collateral;
     (iv) searches of ownership of, and Liens on, Intellectual Property of each Credit Party in the appropriate governmental offices in the United States and Canada;

     (v) duly executed notices of grant of security interest with the United States Patent and Trademark Office and the United States Copyright Office of the grant of security interests in Patents, Trademarks and/or Copyrights constituting U.S. Collateral, each in the form required by the U.S. Security Agreement (Non-Shared Collateral) and as are necessary, in the discretion of the Collateral Agent, as applicable, to perfect the Collateral Agent’s security interest in such U.S. Collateral; and
     (vi) stock or membership certificates, if any, evidencing the Capital Stock pledged to the Collateral Agent pursuant to the Pledge Agreement and duly executed in blank undated stock or transfer powers.
     (d) Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of the applicable Credit Party as of the Closing Date to be true and correct and in force and effect pursuant to a certificate in a form reasonably satisfactory to the Administrative Agent:
     (i) Articles of Incorporation. Copies of the articles of incorporation or charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.
     (ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof.
     (iii) Bylaws. Copies of the bylaws, operating agreement or partnership agreement of each Credit Party.
     (iv) Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent of each Credit Party in its state or province of organization, certified as of a recent date by the appropriate Governmental Authorities of the applicable state or province of organization.
     (e) Officer’s Certificate. Receipt by the Administrative Agent of a certificate, in form and substance reasonably satisfactory to it, of a Responsible Officer certifying that (i) after giving effect to each of the Transactions, the Credit Parties taken as a whole are solvent as of the Closing Date and (ii) the ratio of Total Funded Debt minus Deferred Cash as of the Closing Date to pro forma EBITDA for the four quarter period most recently ended prior to the Closing Date for which pro forma financial statements referenced in Section 3.14(a)(iv) have been delivered is not greater than 4.35:1.00
     (f) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.
     (g) Financial Information. Receipt by the Administrative Agent of the financial information described Section 3.14(a).
     (h) Flow of Funds. Receipt by the Administrative Agent of a sources and uses table and payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrowers on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.
     (i) Repayment of Existing Indebtedness. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that all principal, interest and other amounts outstanding in connection with existing Indebtedness of the Credit Parties (other than existing Indebtedness permitted pursuant to Section 6.3) have been or concurrently with the Closing Date are being repaid in full and terminated and all Liens relating thereto shall have been terminated and released (or arrangements reasonably satisfactory to the Administrative Agent shall have been made).
     (j) No Material Adverse Change. Since September 8, 2007, there shall not have occurred any event or occurrence that has or is reasonably likely to have a material adverse effect on the results of operations, financial condition, assets, properties, rights or liabilities (including contingent liabilities) of the Company and its Subsidiaries (after giving effect to the SCC Acquisition) taken as a whole, or likely to prevent or materially delay the consummation of the SCC Acquisition, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes or conditions generally affecting the industries or segments in which the Company, the Acquired Company and their Subsidiaries operate, including, but not limited to, changes in recycled container board pricing and/or liner board pricing, that do not disproportionately affect the Company, the Acquired Company and their Subsidiaries relative to other persons (A) who operate exclusively in the recycled containerboard manufacturing segment or (B) who operate in industries in which the Company and its Subsidiaries conduct business (prior to giving effect to the SCC Acquisition), (ii) changes in general economic or political conditions or changes in debt or equity financial markets, (iii) changes in law or applicable accounting regulations or principles or interpretations thereof that do not disproportionately affect the Company, the Acquired Company and their Subsidiaries relative to other persons in the industries in which the Company, the Acquired Company and their Subsidiaries conduct business, (iv) any action taken by the Acquired Company or any of its Subsidiaries with the consent of the Company or in compliance with the terms of, or the taking of any action required by, the Merger Agreement, (v) any outbreak or escalation of hostilities or war or any act of terrorism, other than those causing material physical damage to the assets, properties and rights of the Company and its Subsidiaries (after giving effect to the SCC Acquisition), (vi) any failure, in and of itself, by the Acquired Company to meet revenue or earnings projections (it being understood that the underlying reasons for such failure can be taken into account in determining whether a material adverse change has occurred), (vii) the announcement or pendency of the Merger Agreement and the transaction contemplated thereby or (viii) with respect to any event or occurrence affecting only the Acquired Company and its Subsidiaries, any act or omission of either the Company or its Subsidiaries (prior to giving effect to the SCC Acquisition) giving rise to such event or occurrence (collectively, a “Material Adverse Change”).
     (k) Fees. Receipt by the Agents and the Lenders of all fees, if any, then owing pursuant to the Fee Letters, Section 2.12 or pursuant to any other Credit Document.
     (l) Consumation of Acquisition; SCC Acquisition Documents. Contemporaneously with the initial Extensions of Credit hereunder, the SCC Acquisition shall have been consummated in accordance with the terms and conditions of the Merger Agreement without waiver or modification of any provision thereof or consent required thereunder unless approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), other than any such waivers, modifications or consents as are not materially adverse to the interests of the Lenders. The Administrative Agent shall have received a copy, certified by an officer of the Company as true and complete, of each SCC Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto.
     (m) 2016 Senior Notes. The issuance by the Company of at least U.S.$200,000,000 of the 2016 Senior Notes on terms reasonably satisfactory to the Lead Arrangers.
     (n) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, substantially in the form of Schedule 4.1-1, for the benefit of itself and the Lenders; provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.
     (o) Representations and Warranties. (i) With respect to the Acquired Company and its Subsidiaries, (A) the representations and warranties made by the Acquired Company in the Merger Agreement and (B) the Specified Representations (defined below), shall in each case be true and correct in all material respects (except (1) to the extent that any such representation or warranty is qualified by materiality, in which case such representation and warranty shall be true and correct and (2) with respect to those representations and warranties applicable to the Acquired Company and its Subsidiaries and described in the foregoing clause (i)(A), for such exceptions as have not had, and would not reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement) on the Acquired Company) and (ii) with respect to the Company and its Subsidiaries (prior to giving effect to the SCC Acquisition) (A) the Specified Representations and (B) all other representations and warranties set forth in Article III and in the other Credit Documents, shall in each case be true and correct in all material respects (except (1) to the extent that any such representation or warranty is qualified by materiality, in which case such representation and warranty shall be true and correct and (2) with respect to those representations and warranties applicable to the Company and its Subsidiaries and described in the foregoing clause (ii)(B), for such exceptions as have not had, and would not reasonably be expected to have, a Material Adverse Change). For the purposes hereof, “Specified Representations” means the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6 and 3.7.
     4.2 Conditions to Subsequent Extensions of Credit.
     The obligation of each Lender to make any Extension of Credit hereunder (other than the initial Extensions of Credit hereunder on the Closing Date) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).
     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

     (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal Dollar Amount of the outstanding U.S. Revolving Loans, U.S. Swingline Loans and LOC Obligations shall not exceed the U.S. Revolving Committed Amount, (iii) the LOC Obligations shall not exceed the LOC Committed Amount, (iv) the U.S. Swingline Loans shall not exceed the U.S. Swingline Committed Amount, (v) the Canadian Swingline Loans shall not exceed the Canadian Swingline Committed Amount and (vi) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Canadian Revolving Loans plus Canadian Swingline Loans shall not exceed the Canadian Revolving Commitment Amount.
     (d) Additional Conditions to U.S. Revolving Loans. If a U.S. Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.
     (e) Additional Conditions to Canadian Revolving Loans. If a Canadian Revolving Loan is requested, all conditions set forth in Section 2.2 shall have been satisfied.
     (f) Additional Conditions to U.S. Swingline Loans. If a U.S. Swingline Loan is requested, all conditions set forth in Section 2.5 shall have been satisfied.
     (g) Additional Conditions to Canadian Swingline Loans. If a Canadian Swingline Loan is requested, all conditions set forth in Section 2.6 shall have been satisfied.
     (h) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set fort in Section 2.7 shall have been satisfied.
     Other than the initial Extensions of Credit hereunder on the Closing Date, each request for an Extension of Credit (including extensions and conversions) and each acceptance by a Borrower of an Extension of Credit (including extensions and conversions) shall be deemed to constitute a representation and warranty by the Credit Parties as of the date of such Loan that the conditions in subsections (a) through (h) of this Section have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Credit Parties shall:
     5.1 Corporate Existence, Etc.
     Preserve and maintain, and cause each of the Restricted Subsidiaries to preserve and maintain, its corporate existence (except as otherwise permitted pursuant to Section 6.4), its material rights, franchises, licenses, permits, consents, approvals and contracts, and its material trade names, service marks and other Intellectual Property (for the scheduled duration thereof), necessary or desirable in the normal conduct of its business, and its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified is reasonably likely to have a Material Adverse Effect.
     5.2 Compliance with Laws, Etc.
     Comply, and cause each of the Restricted Subsidiaries to comply with all Requirements of Law (including, without limitation, all Environmental Laws, ERISA, the Trading with the Enemy Act, OFAC and the Patriot Act, each as amended) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations is reasonably likely to have a Material Adverse Effect.
     5.3 Payment of Taxes and Claims.
     File and cause each Restricted Subsidiary to file all Federal, state, local and foreign tax returns that are required to be filed by each of them and pay or make provision for the payment of all income taxes and all other material taxes that have become due pursuant to such returns or pursuant to any assessment in respect thereof received by a Borrower or any Restricted Subsidiary, and each Borrower and each Restricted Subsidiary will pay or cause to be paid all other material taxes, assessments, fees and other governmental charges and levies which, to the knowledge of the Responsible Officers of a Borrower or any Restricted Subsidiary, are due and payable before the same become delinquent, except only such taxes and assessments as are being contested in good faith by appropriate and timely proceedings and as to which adequate reserves have been established in accordance with GAAP.
     5.4 Keeping of Books.
     Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.
     5.5 Visitation, Inspection, Etc.
     Permit, and cause each of its Restricted Subsidiaries to permit, any representative of an Agent or any Lender, at such Agent’s or such Lender’s expense, to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as such Agent or such Lender may reasonably request after reasonable prior notice to the Company; provided, however, that at any time following the occurrence and during the continuance of a Default or an Event of Default, no prior notice to Company shall be required, and any such inspection shall be at the expense of the Company.
     5.6 Insurance; Maintenance of Properties.
     (a) Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business (including business interruption insurance), and the properties and business of the Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts and subject to such deductibles and self-insurance programs as the Company in its judgment deems reasonable; provided, however, that in any event Borrowers shall use their best efforts to maintain, or cause to be maintained, insurance in amounts and with coverages not materially less favorable to the Borrowers or any of the Restricted Subsidiaries as in effect on the date of this Credit Agreement, except where the costs of maintaining such insurance would, in the judgment of the Company, be excessive. The Collateral Agent, in the case of U.S. Collateral, and the Canadian Agent, in the case of Canadian

     Collateral, shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any such Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent and the Canadian Agent, that it will give the applicable Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.
     (b) Cause, and cause each Restricted Subsidiaries to cause, all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.6 shall prevent a Credit Party from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of either Borrower or any of the Restricted Subsidiaries.
     (c) Cause a summary, set forth in format and detail reasonably acceptable to the Administrative Agent, of the types and amounts of insurance (property and liability) maintained by the Borrowers and the Restricted Subsidiaries to be delivered to the Administrative Agent on or before thirty (30) days after the Closing Date.
     5.7 Financial Reports; Other Notices.
     Furnish to the Agents and each Lender:
     (a) after the end of each of the first three quarterly accounting periods of each of its fiscal years, as soon as prepared, but in any event at the same time it files or is required to file the same with the SEC, the quarterly unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, accompanied by a certificate, dated the date of furnishing, signed by a Responsible Officer of the Company to the effect that such financial statements accurately present in all material respects the consolidated financial condition of the Company and its Subsidiaries and that such financial statements have been prepared in accordance with GAAP consistently applied (subject to year end adjustments); provided, however, during any period that the Company has consolidated Subsidiaries which are not Consolidated Companies, the Company shall also provide such financial information in a form sufficient to enable the Agents and the Lenders to determine the compliance of the Borrowers with the terms of this Credit Agreement with respect to the Consolidated Companies;
     (b) after the end of each of its fiscal years, as soon as prepared, but in any event at the same time it files or is required to file the same with the SEC, the annual audited report for that fiscal year for the Company and its Subsidiaries, containing a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (which financial statements shall be reported on by the Company’s independent certified public accountants, such report to state that such financial statements fairly present in all material respects the consolidated financial condition and results of operation of the Company and its Subsidiaries in accordance with GAAP, and which shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit); provided, however, during any period that the Company has consolidated Subsidiaries which are not Consolidated Companies, the Company shall also provide such financial information in a form sufficient to enable the Agents and the Lenders to determine the compliance of the Borrowers with the terms of this Credit Agreement with respect to the Consolidated Companies;
     (c) concurrently with the delivery of the financial statements described in Section 5.7(a) and (b) above, a certificate of a Responsible Officer substantially in the form of Schedule 5.7(c) stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 6.1 as of the last day of such period and that the financial information provided has been prepared in accordance with GAAP applied consistently for the periods related thereto;
     (d) promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by the Company to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange or with the SEC, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of the Borrowers and the Restricted Subsidiaries;
     (e) promptly upon receipt thereof, copies of all financial statements of, and all reports submitted by, independent public accountants to the Company in connection with each annual, interim, or special audit of the Company’s financial statements, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;
     (f) as soon possible and in any event within thirty (30) days after a Borrower or any Restricted Subsidiary knows or has reason to know that any “Reportable Event” (as defined in Section 4043(b) of ERISA) with respect to any Plan has occurred (other than such a Reportable Event for which the PBGC has waived the 30-day notice requirement under Section 4043(a) of ERISA) and such Reportable Event involves a matter that has had, or is reasonably likely to have, a Material Adverse Effect, a statement of a Responsible Officer of such Borrower or such Restricted Subsidiary setting forth details as to such Reportable Event and the action which such Borrower or such Restricted Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Borrower or such Restricted Subsidiary;
     (g) within forty–five (45) days following the end of each fiscal year of the Company, beginning with the fiscal year ending September 30, 2008 an annual business plan and budget of the Company and its Subsidiaries containing, among other things, pro forma financial statements for the next fiscal year;

     (h) prompt written notice of the occurrence of any Default or Event of Default;
     (i) prompt written notice of the occurrence of any Material Adverse Effect;
     (j) concurrently with the delivery of the financial statements described in Section 5.7(a) and (b) above, (i) an updated copy of Schedule 3.9 if the Borrowers and the Restricted Subsidiaries have altered or acquired any insurance policies since the Closing Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.13 if the Borrowers or any of their Restricted Subsidiaries have formed or acquired a new Subsidiary or Joint Venture, or has designated a Subsidiary as a new Unrestricted Subsidiary, since the Closing Date or since such Schedule was last updated, (iii) an updated copy of Schedule 3.15 if the Borrowers or any of their Restricted Subsidiaries have established a new Plan since the Closing Date or since such Schedule was last updated, (iv) an updated copy of Schedule 3.16 if the Borrowers or any of their Restricted Subsidiaries have acquired or created any new Intellectual Property since the Closing Date or since such Schedule was last updated and (v) an updated copy of Schedule 3.32 if the Borrowers or any of their Restricted Subsidiaries have established a new checking, savings or other account (including a securities account) since the Closing Date or since such Schedule was last updated;
     (k) a copy of any material notice to the holders of (or any trustee with respect to) the 2011 Senior Notes, the 2013 Senior Notes or the 2016 Senior Notes; and
     (l) with reasonable promptness, such other information relating to each Borrower’s performance of this Credit Agreement or its financial condition as may reasonably be requested from time to time by the Administrative Agent (at the request of the Canadian Agent or any Lender).
     The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.
     5.8 Notices Under Certain Other Indebtedness.
     Promptly following its receipt thereof, the Company shall furnish the Agents a copy of any notice received by it, the Canadian Borrower or any of the Restricted Subsidiaries from the holder(s) of Indebtedness (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds U.S.$10,000,000, where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.
     5.9 Notice of Litigation.
     Notify the Administrative Agent of any actions, suits or proceedings instituted by any Person against a Borrower or any Restricted Subsidiary where the uninsured portion of the money damages sought (which shall include any deductible amount to be paid by such Borrower or such Restricted

Subsidiary) is in excess of U.S.$10,000,000 or which is reasonably likely to have a Material Adverse Effect. Said notice is to be given promptly, and is to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit or proceeding, and any other significant features of the claim.
     5.10 Additional Guarantors.
     (a) Each of the Credit Parties shall cause (i) each of its Restricted Subsidiaries that is a Domestic Subsidiary (other than an Inactive Subsidiary) and not existing as of the Closing Date, (ii) each of its Permitted Joint Ventures that becomes a Wholly-Owned Subsidiary of a Credit Party, (iii) each of its Inactive Subsidiaries that no longer qualifies as an Inactive Subsidiary and (iv) upon the repayment of the Solvay Bonds and any refinancing thereof permitted by Section 6.3(c) that prohibits Solvay LCC from becoming a U.S. Guarantor hereunder, Solvay LLC, to promptly become a U.S. Guarantor hereunder by promptly executing and delivering a Joinder Agreement, within thirty (30) days of the creation or acquisition of any such Restricted Subsidiary by a Credit Party, such Permitted Joint Venture becoming a Wholly-Owned Subsidiary of a Credit Party or the repayment of the Solvay Bonds (or such other Indebtedness of Solvay LLC), as applicable; provided, however, that in the case of any such Restricted Subsidiary which holds no assets and is formed solely to effectuate a Permitted Acquisition, the thirty (30) day period referenced above shall begin on the earlier of (i) such Restricted Subsidiary acquiring any assets or (ii) the consummation of the Permitted Acquisition for which such Restricted Subsidiary was formed. The delivery of such documents shall be accompanied by such other documents as the Agents may reasonably request (including, without limitation, certificates of incorporation, articles of incorporation and bylaws, membership operating agreements, good standing certificates, opinion letters and appropriate resolutions of the Board of Directors of any such Guarantor).
     (b) Each of the Credit Parties shall cause (i) each of its Restricted Subsidiaries incorporated under the laws of Canada or a province thereof (other than an Inactive Subsidiary) and not existing as of the Closing Date, (ii) each of its Permitted Joint Ventures incorporated under the laws of Canada that becomes a Wholly-Owned Subsidiary of a Credit Party and (iii) each of its Inactive Subsidiaries that no longer qualifies as an Inactive Subsidiary, to promptly become a Canadian Guarantor hereunder by promptly executing and delivering a Joinder Agreement, within thirty (30) days of the creation or acquisition of any such Restricted Subsidiary by a Credit Party or other Restricted Subsidiary of a Credit Party or such Permitted Joint Venture becoming a Wholly-Owned Subsidiary of a Credit Party; provided, however, that in the case of any such Restricted Subsidiary which holds no assets and is formed solely to effectuate a Permitted Acquisition, the thirty (30) day period referenced above shall begin on the earlier of (i) such Restricted Subsidiary acquiring any assets or (ii) the consummation of the Permitted Acquisition for which such Restricted Subsidiary was formed. The delivery of such documents shall be accompanied by such other documents as the Canadian Agent may reasonably request (including, without limitation, certificates of incorporation, articles of incorporation and bylaws, membership operating agreements, opinion letters and appropriate resolutions of the Board of Directors of any such Guarantor).
     (c) In the event that a Borrower or any Restricted Subsidiary sells any Guarantor in a transaction permitted by Section 6.4, or in the event the Company designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Credit Agreement, then such Guarantor shall be released from all obligations under this Credit Agreement. Such release shall occur upon the consummation of the sale or designation of any Restricted Subsidiary as an Unrestricted Subsidiary, as the case may be, and the Administrative Agent shall execute and deliver any releases or other documents reasonably requested by the Company to effectuate such release.
     5.11 Pledged Assets.
     (a) Each U.S. Credit Party will (i) cause all of its Property that constitutes Collateral to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the U.S. Security Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder), Deposit Account Control Agreements, Securities Account Control Agreements and other items of the types required to be delivered pursuant to Sections 4.1(c) and Section 5.12(b) and (c), all in form, content and scope reasonably satisfactory to the Collateral Agent. Without limiting the foregoing, each U.S. Credit Party will cause 100% of the Capital Stock of each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to any U.S. Credit Party) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries, in each case to the extent owned by such Credit Party and to the extent not prohibited by the organizational documents of any such Subsidiary that is a Joint Venture, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the U.S. Security Documents or such other security documents as the Collateral Agent shall reasonably request.
     (b) Each Canadian Credit Party will (i) cause all of its Property that constitutes Collateral to be subject at all times to first priority, perfected Liens in favor of the Canadian Agent to secure the Canadian Obligations pursuant to the terms and conditions of the Canadian Security Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Canadian Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Canadian Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate PPSA financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Canadian Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.1(c) and Section 5.12(b), all in form, content and scope reasonably satisfactory to the Canadian Agent.
     (c) If any Principal Property ceases to be a Principal Property in accordance with the terms of the 1995 Senior Note Indenture, the Credit Parties shall promptly notify the Collateral Agent thereof and shall execute such modification to the Mortgage Instrument with respect to such Principal Property, and take such other actions as reasonably required by the Collateral Agent (including, without limitation, delivery of an endorsement to the Mortgage Policy with respect to such Principal Property and a legal opinion from local counsel in the State of such

Principal Property), in order to ensure that such Principal Property no longer secures the obligations of the Company under the 2011 Senior Notes and the 2013 Senior Notes.
     5.12 Further Assurances; Post-Closing Covenants.
     (a) Further Assurances. Upon the reasonable request of any Agent, the Credit Parties shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code, PPSA or any other Requirement of Law which are necessary or advisable to maintain in favor of the Collateral Agent or Canadian Agent, as applicable, for the benefit of the applicable Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law (including, without limitation, any additional Security Documents as may be required to create and perfect the Canadian Lenders Liens in Collateral owned by a Canadian Credit Party organized or having assets in the province of Quebec, and customary legal opinions covering the creation and perfection of security interests under applicable Quebec law).
     (b) Perfection of Certain Collateral. Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Collateral Agent), to the extent not delivered on or prior to the Closing Date, the Credit Parties shall deliver to the Collateral Agent or the Canadian Agent, as applicable, the following items:
     (i) duly executed consents as are necessary, in the Agents’ reasonable discretion, to perfect the Collateral Agent’s and the Canadian Agent’s security interest in the U.S. Collateral and the Canadian Collateral, respectively;
     (ii) in the case of any personal property Collateral with a value equal to or greater than U.S.$1,000,000 located at premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords on such real Property as may be obtained by the Credit Parties using commercially reasonable efforts; provided that the failure to provide such letters, consents and waivers shall not constitute a Default hereunder;
     (iii) all instruments and chattel paper with a value equal to or greater than U.S.$500,000 (other than the Non-Negotiable Promissory Note, dated January 27, 2006, from Markson Rosenthal & Company, Inc. in favor of Rock-Tenn Converting Company in the principal amount of $3,050,286) in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent’s security interest in such Collateral; and
     (iv) Deposit Account Control Agreements and Securities Account Control Agreements satisfactory to the Collateral Agent with respect to each deposit account and securities account of the U.S. Credit Parties, except for any such account that is excluded from such requirement pursuant to the terms of Section 6.20.
     (c) Real Property Collateral. Within ninety (90) days after the Closing Date (or such extended period of time as agreed to by the Collateral Agent), to the extent not delivered on or prior to the Closing Date, the Credit Parties shall deliver to the Collateral Agent the following items:

     (i) fully executed and notarized Mortgage Instruments encumbering the fee interest and/or leasehold interest of any Credit Party in each of the Mortgaged Properties set forth on Schedule 5.12-1;
     (ii) in the case of each leasehold Mortgaged Property, (A) such estoppel letters, consents and waivers from the landlords on such Mortgaged Property as may be obtained by the Credit Parties using commercially reasonable efforts, which estoppel letters shall be in the form and substance reasonably satisfactory to the Collateral Agent and (B) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Collateral Agent, has been or will be recorded in all places to the extent necessary to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Collateral Agent (or such other Person as may be required or desired under local law) for the benefit of applicable Secured Parties;
     (iii) a title report in respect of each of the Mortgaged Properties set forth on Schedule 5.12-1;
     (iv) Mortgage Policies assuring the Collateral Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property set forth on Schedule 5.12-1, free and clear of all defects and encumbrances except Permitted Liens and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), which Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such endorsements as are reasonably requested by the Collateral Agent;
     (v) evidence as to (A) whether any Mortgaged Property set forth on Schedule 5.12-1 is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any such Mortgaged Property is a Flood Hazard Property, (1) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the fact that such Mortgaged Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (2) copies of insurance policies or certificates of insurance of the Credit Parties evidencing flood insurance reasonably satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Secured Parties;
     (vi) a legal opinion of special local counsel for the Credit Parties for each state in which any Mortgaged Property set forth on Schedule 5.12-1 is located;
     (vii) maps or plats of an as-built survey of each owned Mortgaged Property certified to the Collateral Agent and the Title Insurance Company issuing the policies referred to in Section 5.12-2 in a manner reasonably satisfactory to each of the Collateral Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be in form and content reasonably satisfactory to the Collateral Agent and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the

American Congress on Surveying and Mapping in 1997 with all items from Table A thereof completed, except for Nos. 5 and 12;
     (viii) satisfactory third-party environmental reviews of all owned Mortgaged Properties set forth on Schedule 5.12-2 and, to the extent requested by the Collateral Agent and permitted by the applicable lease or landlord, all leased Mortgaged Properties set forth on Schedule 5.12-2, including, but not limited to, Phase I environmental assessments;
     (ix) to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties set forth on Schedule 5.12-2 are located; and
     (x) an appraisal or other valuation of each owned Mortgaged Property set forth on Schedule 5.12-2, in form and substance satisfactory to the Collateral Agent.
     (d) Demopolis and Tennessee IDB Leasehold Parcels. In the event that, for any reason, the applicable Credit Party that is the then owner of the Demopolis IDB Bonds or the Tennessee IDB Bonds or any other Credit Party takes fee simple title to the real Property covered by the Demopolis IDB Leasehold Parcel or the Tennessee IDB Leasehold Parcel, within thirty (30) days after the applicable Credit Party takes fee simple title to such real Property (or such extended period of time as agreed to by the Collateral Agent), the Credit Parties shall cause the applicable Credit Party to deliver to the Collateral Agent a Mortgage Instrument encumbering the fee interest of such Credit Party in such real Property and the other items required by Section 5.12(c).
     (e) Liability and Casualty Insurance. Within ten (10) days after the Closing Date (or such extended period of time as agreed to by the Agents), to the extent not delivered on or prior to the Closing Date, the Credit Parties shall deliver to the Agents copies of insurance policies or certificates of insurance evidencing liability, casualty and business interruption insurance meeting the requirements set forth herein and in the Security Documents. The Collateral Agent, in the case of the U.S. Collateral, and the Canadian Agent, in the case of the Canadian Collateral, shall be named as lender loss payee or mortgagee and additional insured on all such insurance policies for the benefit of the applicable Secured Parties.
     (f) Receivables. Within thirty (30) days after the satisfaction in full and termination of all Permitted Securitization Transactions and so long as no Permitted Securitization Transaction is outstanding, the Credit Parties shall (i) cause each Permitted Securitization Subsidiary to become a Guarantor hereunder, (ii) grant to the Collateral Agent a Lien on all receivables of the Credit Parties and (iii) execute and/or deliver such documents, instruments and opinions of counsel as the Administrative Agent or the Collateral Agent may reasonably request in connection with the foregoing.
     5.13 Use of Proceeds.
     Use the Loans solely for the purposes provided in Section 3.24.

ARTICLE VI
NEGATIVE COVENANTS
     The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full:
     6.1 Financial Requirements.
     The Borrowers will not:
     (a) Consolidated Interest Coverage Ratio. Suffer or permit the Consolidated Interest Coverage Ratio as of the last day of each fiscal quarter ending during the periods set forth below, as calculated for a period consisting of the four preceding fiscal quarters, to be less than the ratio set forth opposite such period:

Period	Ratio
April 1, 2008 through June 30, 2009	2.70:1.00
July 1, 2009 through June 30, 2010	3.00:1.00
July 1, 2010 through June 30, 2011	3.25:1.00
July 1, 2011 through the Term Loan B Maturity Date	3.50:1.00
     (b) Leverage Ratio. Permit the Leverage Ratio as of the last day of each fiscal quarter ending during the periods set forth below, as calculated for a period consisting of the four preceding fiscal quarters, to exceed the ratio set forth opposite such period:

Period	Ratio
April 1, 2008 through September 30, 2008	5.00:1.00
October 1, 2008 through June 30, 2009	4.75:1.00
July 1, 2009 through June 30, 2010	4.25:1.00
July 1, 2010 through June 30, 2011	3.75:1.00
July 1, 2011 though the Term Loan B Maturity Date	3.50:1.00
     (c) Consolidated Net Worth. Beginning with the fiscal quarter ending June 30, 2008, permit Consolidated Net Worth as of the last day of each fiscal quarter to be less than an amount equal to the sum of (i) U.S.$525,000,000, plus (ii) 50% of cumulative Consolidated Net Income after March 31, 2008 through the last day of such fiscal quarter minus (iii) any charges taken since the Closing Date for the impairment of goodwill taken pursuant to FASB 142.
     6.2 Liens.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of their respective properties or assets (hereinafter “Properties”) whether now owned or hereafter acquired; provided, however, that this Section 6.2 shall not apply to the following:

     (a) any Lien for taxes not yet due or taxes or assessments or other governmental charges which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established;
     (b) any Liens, pledges or deposits in connection with worker’s compensation or social security, assessments or other similar charges or deposits incidental to the conduct of the business of a Borrower or any Restricted Subsidiary (including, without limitation, security deposits posted with landlords and utility companies) or the ownership of any of their assets or properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their Properties or materially impair the use thereof in the operation of their businesses;
     (c) statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;
     (d) pledges or deposits for the purpose of securing a stay or discharge in the course of any legal proceeding provided that the aggregate amount of such pledges or deposits outstanding at any one time does not exceed U.S.$10,000,000;
     (e) Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property on the date of the acquisition thereof and statutory Liens of landlords and lessors which in each case do not materially detract from the value of such property or impair the use thereof;
     (f) any Lien in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder and which do not materially impair the use of such Property as currently being utilized by a Borrower or any Restricted Subsidiary;
     (g) any Lien existing on the date hereof and listed on Schedule 6.2;
     (h) Liens securing Indebtedness permitted under Section 6.3(d) (including any such Liens existing on any properties of any Person at the time of its Acquisition by a Borrower or any Restricted Subsidiary); provided that such Liens (i) are placed upon any asset at the time of its acquisition (or within sixty (60) days thereafter); (ii) do not at any time encumber any properties other than the property acquired;
     (i) Liens securing Indebtedness evidenced by the industrial development bonds described on Schedule 3.18;
     (j) Liens created by the issuance of a Letter of Credit to secure obligations under Hedging Agreements permitted by Section 6.3(e), but only to the extent such Liens secure obligations under Hedging Agreements with any Lender, or any Affiliate of a Lender;

     (k) any Lien evidencing the transfer of any receivables pursuant to any Permitted Securitization Transaction;
     (l) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases not prohibited by this Credit Agreement;
     (m) any interest of title of an owner of equipment or inventory on loan or consignment to a Credit Party, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to such arrangements entered into in the ordinary course of business (but excluding any general inventory financing);
     (n) any Lien renewing, extending, refinancing or refunding any Lien permitted by subsection (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) above; provided, however, that (i) the Property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.3;
     (o) other Liens in addition to those permitted by subsections (a) through (n) above; provided, however, that the aggregate outstanding principal amount of all obligations secured by Liens permitted by this subsection (o) shall not at any time outstanding exceed (i) if (A) both before and after giving effect to the creation or assumption of such Lien, the Company has Investment Grade Status from at least one Rating Agency or (B) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness secured by such Liens and to the concurrent retirement of any other Indebtedness of the Borrowers and the Restricted Subsidiaries, the Leverage Ratio does not exceed 3.00:1.00 as of the most recent fiscal quarter end for which the Administrative Agent has received the Required Financial Information, ten percent (10%) of the Consolidated Net Worth determined as of such most recent fiscal quarter end, and (ii) in all other cases, U.S.$20,000,000; it being understood and agreed that any Lien that is permitted by this subsection at the time it is granted shall thereafter be permitted by this subsection so long as it remains outstanding regardless of any subsequent change to the Company’s Investment Grade Status or Leverage Ratio; and
     (p) Liens granted by the Credit Parties pursuant to the Security Documents.
     6.3 Indebtedness.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, at any time, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;
     (b) Indebtedness of any Restricted Subsidiary owing to a Borrower or any Guarantor;
     (c) Indebtedness existing as of the Closing Date (including, without limitation, the 2011 Senior Notes, the 2013 Senior Notes, the Solvay Bonds and the SCC Tax and Deferred Cash Payments) and, with respect to any such Indebtedness in an outstanding principal amount in excess of U.S.$5,000,000, set forth on Schedule 3.18; and renewals, refinancings, refundings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension; provided that (i) the terms relating to principal amount, amortization, maturity, redemption, prepayment, covenants, defaults, remedies, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, renewed or extended, (ii) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, (iii) such Indebtedness has a maturity no earlier than March 16, 2013 and (iv) the Solvay Bonds may only be refinanced or refunded with new revenue bonds or other financing related to the Solvay Facility on terms and conditions no more restrictive in any material respect than, and no less favorable in any material respect to the Lenders than, the Solvay Bonds; it being understood and agreed that (A) if the Solvay Bonds are refinanced or refunded with new revenue bonds or other Indebtedness secured by the assets of Solvay LLC, the Company shall use commercially reasonable efforts to ensure that the new revenue bonds or secured Indebtedness permit Solvay LLC to become a U.S. Guarantor hereunder, (B) if the Solvay Bonds are refinanced or refunded with unsecured Indebtedness, such Indebtedness shall permit Solvay LLC to become a U.S. Guarantor hereunder and grant Liens on its Property in favor of the Collateral Agent and (C) the interest rate, yield and other economic terms for such new revenue bonds or other financing shall be at prevailing market rates at the time of such refinancing or refunding;
     (d) Indebtedness of the Borrowers and the Restricted Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset and any refinancing thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) the total amount of all such Indebtedness shall not exceed at any time outstanding (A) if (I) both before and after giving effect to such Indebtedness, the Company has Investment Grade Status from at least one Rating Agency or (II) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness, the Leverage Ratio does not exceed 3.00:1.00 as of the most recent fiscal quarter end for which the Administrative Agent has received the Required Financial Information, ten percent (10%) of Consolidated Net Worth determined at such time; and (B) in all other cases, U.S.$30,000,000.
     (e) Indebtedness and obligations owing under Hedging Agreements so long as such Hedging Agreements are not entered into for speculative purposes;
     (f) Guaranty Obligations of the Company in respect of Indebtedness of a Restricted Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.3;
     (g) obligations of the Borrowers or any Restricted Subsidiary in connection with any Permitted Securitization Transaction, to the extent such obligations constitute Indebtedness;
     (h) Indebtedness of the Borrowers or any Restricted Subsidiary consisting of completion guarantees, performance bonds, surety bonds or customs bonds incurred in the ordinary course of business in an aggregate principal amount not to exceed at any time outstanding U.S.$10,000,000;
     (i) Indebtedness of the Company, and guarantees of such Indebtedness by the Company’s Restricted Subsidiaries that are U.S. Guarantors, under the 2016 Senior Notes; provided that the aggregate principal amount of the 2016 Senior Notes shall not exceed U.S.$200,000,000;
     (j) additional Indebtedness of the Borrowers and the Restricted Subsidiaries; provided that the aggregate principal amount of such Indebtedness shall not exceed (i) if (A) both before and after giving effect to the incurrence of such Indebtedness, the Company has Investment Grade Status from at least one Rating Agency or (B) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of the Borrowers and the Restricted Subsidiaries, the Leverage Ratio does not exceed 3.00:1.00 as of the most recent fiscal quarter end for which the Administrative Agent has received the Required Financial Information, the sum of ten percent (10%) of Consolidated Net Worth determined as of such most recent fiscal quarter end minus the outstanding principal amount of Indebtedness permitted pursuant to subsection (g) above, and (ii) in all other cases, U.S.$40,000,000; it being understood and agreed that any Indebtedness that is permitted by this subsection at the time it is incurred shall thereafter be permitted by this subsection so long as it remains outstanding regardless of any subsequent change to the Company’s Investment Grade Status or Leverage Ratio; and
     (k) additional Subordinated Debt of the Borrowers and the Restricted Subsidiaries; provided that the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Subordinated Debt and to the concurrent retirement of any other Indebtedness of the Borrowers and the Restricted Subsidiaries, the Borrowers are in compliance with the financial covenants set forth in Sections 6.1(a) and (b).
     Notwithstanding the foregoing or anything in the Credit Documents to the contrary, at any time Solvay LLC and its Subsidiaries are not U.S. Guarantors the Credit Parties will not permit Solvay LLC and its Subsidiaries to at any time create, incur, assume or suffer to exist any Indebtedness, except Indebtedness outstanding on the Closing Date and Indebtedness incurred pursuant to Section 6.3(c) to refinance the Solvay Bonds.
     6.4 Merger and Sale of Assets.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, dissolve, merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of any Property to any Person or entity; provided that, notwithstanding any of the foregoing limitations, if no Event of Default shall then exist or immediately thereafter will begin to exist, the Borrowers and the Restricted Subsidiaries may take the following actions:
     (a) (i) the Company may merge or consolidate with any of its Subsidiaries provided that the Company shall be the continuing or surviving corporation, (ii) the Canadian Borrower may merge or consolidate with any of its Subsidiaries provided that the Canadian Borrower shall be the continuing or surviving corporation, (iii) any Credit Party other than the Company or the Canadian Borrower may merge or consolidate with any other Credit Party other than the Company or the Canadian Borrower, (iv) any Consolidated Company which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that such Credit Party shall be the continuing or surviving corporation, (v) any Consolidated Company which is not a Credit Party may be merged or consolidated with or into any other Consolidated Company which is not a Credit Party, (vi) any Subsidiary of the Company may merge with any Person that is not a Credit Party in connection with a sale of Property permitted under this Section 6.4, (vii) any Subsidiary of the Company (other than the Canadian Borrower) may be dissolved so long as the property and assets of such Subsidiary are transferred to a Credit Party prior to such dissolution and (viii) the Company or any Subsidiary of the Company may merge with any Person other than a Consolidated Company in connection with a Permitted Acquisition; provided that, if such transaction involves the Company or the Canadian Borrower, the Company or the Canadian Borrower, as the case may be, shall be the continuing or surviving corporation;
     (b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any of its Property to (i) a Borrower, (ii) any Guarantor or (iii) any Subsidiary of the Company; provided that, with respect to transfers described in clause (iii), upon completion of such transaction (A) there shall exist no Default or Event of Default and (B) the Subsidiary to which the Restricted Subsidiary’s Property is sold, leased, transferred or otherwise disposed shall be a Restricted Subsidiary and a Guarantor;
     (c) each Borrower may sell, lease, transfer or otherwise dispose of its Property to any Subsidiary of the Company; provided that upon completion of a transaction described in this Section 6.4(c), there shall exist no Default or Event of Default and the Subsidiary to which the Borrower’s Property is sold, leased, transferred or otherwise disposed shall be a Restricted Subsidiary and a Guarantor;
     (d) the Borrowers and the Restricted Subsidiaries may sell, lease, transfer or otherwise dispose (including via trade-in or exchange for Property having a fair market value that in the good faith judgment of the Company is equal to or greater than the Property that is traded in or exchanged) of any Property in the ordinary course of business consisting of (i) inventory, (ii) obsolete or worn out Property or (iii) Property no longer used or useful in the business of the Borrowers and their Restricted Subsidiaries;
     (e) the Borrowers and the Restricted Subsidiaries may enter into leases, subleases, licenses or sublicenses of Property in the ordinary course of business and which do not materially interfere with the business of the Borrowers and its Restricted Subsidiaries;
     (f) the Borrowers and the Restricted Subsidiaries may transfer receivables for fair market value to one or more Permitted Securitization Subsidiaries so long as such transfer is made to consummate a Permitted Securitization Transaction;
     (g) the Borrowers and the Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of any of their Property for fair market value in a transaction constituting an Investment permitted by Section 6.10;
     (h) the Borrowers and the Restricted Subsidiaries may sell any Unrestricted Subsidiary for fair market value; and
     (i) in addition to amounts covered by subsections (a) through (h) above, the Borrowers and the Restricted Subsidiaries may sell, lease or transfer other Property for fair market value so long as the aggregate fair market value for all such transactions does not exceed U.S.$50,000,000;

     provided, however, and notwithstanding the foregoing provisions of this Section 6.4, (A) the Credit Parties shall not under any circumstances sell, transfer or otherwise dispose of the Demopolis IDB Bonds to any Person other than a Credit Party and (B) with respect to any sale, lease or transfer of Property pursuant to subsection (i) above, at least 75% of the consideration received by the Borrowers and the Restricted Subsidiaries from such sale, lease or transfer shall be in the form of (1) cash, (2) Cash Equivalents, (3) liabilities (other than Subordinated Debt), as shown on the most recent balance sheet of any Borrower or Restricted Subsidiary, that are assumed by the transferee of such Property pursuant to a customary assignment and assumption agreement that releases such Borrower or Restricted Subsidiary from further liability and/or (4) securities, notes or other obligations received by any Borrower or Restricted Subsidiary from the transferee of such Property that are converted by such Borrower or Restricted Subsidiary into cash within 180 days of receiving such securities, notes or other obligations.
     6.5 Transactions with Affiliates.
     Other than in connection with a Permitted Securitization Transaction, the Borrowers will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliates) other than a Borrower or a Restricted Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms materially no less favorable to such Borrower or such Subsidiary than such party would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.
     6.6 Nature of Business.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the primary nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrowers and the Restricted Subsidiaries would be fundamentally changed from the general nature of the business engaged in by the Borrowers and the Restricted Subsidiaries on the Closing Date, which the parties agree is the manufacture and sale of paperboard, linerboard, corrugating medium and gypsum linerboard, paperboard, packaging products, corrugated packaging and sheet stock and merchandising displays, other types of packaging and packaging material and similar or complementary products and services connected or incidental thereto, including, without limitation, any e-commerce initiatives and brokerage operations.
     6.7 Regulations T, U and X.
     The Borrowers will not, and will not permit any Subsidiary of the Company to, take any action that would result in any non-compliance of the Extensions of Credit made hereunder with Regulations T, U and X of the Board of Governors of the Federal Reserve System.
     6.8 ERISA Compliance.
     The Borrowers will not, and will not permit any Subsidiary of the Company to, incur any material “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA, or any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) established thereunder in connection with any Plan.

     6.9 Limitations on Subsidiaries Which Are Not Restricted Subsidiaries.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, allow any Unrestricted Subsidiary:
     (a) to own any Capital Stock or right or option to acquire Capital Stock of a Borrower or any Restricted Subsidiary, or own or hold any Lien on any property of a Borrower or any Restricted Subsidiaries other than in connection with any Permitted Securitization Transaction; and
     (b) to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, or suffer to exist any Indebtedness pursuant to which the lender has recourse to a Borrower or any Restricted Subsidiary or to any of the assets of a Borrower or any Restricted Subsidiary (“Recourse Debt”) other than (i) Standard Securitization Undertakings which is incurred in connection with a Permitted Securitization Transaction and (ii) other Recourse Debt that does not exceed U.S.$15,000,000 at any time outstanding.
     6.10 Limitation on Investments.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, make any Investment in any Person except for:
     (a) Investments held in the form of cash and Cash Equivalents;
     (b) Investments existing as of the Closing Date and, with respect to any Investment (other than Permitted Joint Ventures) with value of $2,000,000 or more as of the Closing Date, set forth in Schedule 6.10;
     (c) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (d) Investments in and loans to any Credit Party; provided, however, that the aggregate amount of all Investments in and loans to any Canadian Credit Party by the U.S. Credit Parties made after the Closing Date (other than Investments made with proceeds of any Permitted Securitization Transaction that are used to prepay Canadian Swingline Loans or Canadian Revolving Loans or to cash collateralize Bankers’ Acceptance Advances in accordance with the terms of Section 2.10(b)(vi)(C)) shall not exceed U.S.$20,000,000 at any one time outstanding;
     (e) loans and advances (other than advances of sales commissions) to employees (other than officers or directors) in an aggregate amount not to exceed U.S.$4,000,000 at any time outstanding;
     (f) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (g) Permitted Acquisitions, including the SCC Acquisition;
     (h) Investments in Permitted Joint Ventures;

     (i) Investments in Hedging Agreements to the extent such Hedging Agreements are permitted hereby; and
     (j) additional Investments of a nature not contemplated by the foregoing subsections (a) through (i); provided that the aggregate outstanding amount at any time of all such Investments made after the Closing Date pursuant to this subsection shall not, at any time, exceed U.S.$15,000,000.
Investments shall be valued at cost, less any return of capital thereon.
6.11 Limitation on Securitization Undertakings of the Borrowers and Restricted Subsidiaries.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, incur or become obligated in respect of any Indebtedness or other obligation in connection with any Permitted Securitization Transaction other than Funded Debt (i) resulting from the transfer of any receivable in connection with a Permitted Securitization Transaction so long as such Funded Debt is non-recourse as to the Borrowers and any Restricted Subsidiary (other than as to the transferred receivables) and (ii) consisting of Standard Securitization Undertakings.
     6.12 Restrictive Agreements; Negative Pledges.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of a Borrower or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of the Canadian Borrower or any Restricted Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Company, the Canadian Borrower or any other Restricted Subsidiary, to guarantee Indebtedness of a Borrower or any other Restricted Subsidiary or to transfer any of its property or assets to a Borrower or any Restricted Subsidiary; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Credit Agreement or any other Credit Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to (A) restrictions or conditions imposed by any agreement relating to Indebtedness permitted under Section 6.3(d) if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (B) customary provisions in leases restricting the assignment thereof, (C) restrictions or conditions imposed by the Senior Note Indentures and (D) restrictions or conditions imposed on Solvay LLC by the Solvay Bonds.
     6.13 Restricted Payments.
     The Borrowers will not, and will not permit any Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common Capital Stock or any options, warrants, or other rights to purchase such common Capital Stock, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (a) dividends payable by the Company solely in shares of any class of its common Capital Stock in a manner consistent with past practices, (b) Restricted Payments made by any Subsidiary to a Borrower or to another Restricted Subsidiary and (c) Restricted Payments consisting of cash dividends paid on the common Capital Stock of the Company or cash repurchases of Company’s common Capital Stock; provided, that in the case of any Restricted Payment described in this subsection (c) only, (i) no Default or Event of Default has occurred or would occur as a result of making such Restricted Payment, (ii) at the time such Restricted Payment is made and after giving effect thereto, the Company could incur an additional U.S.$1.00 of Funded Debt under Sections 6.1 and 6.3 and (iii) the aggregate amount of all Restricted Payments made pursuant to this subsection (c) shall not exceed U.S.$30,000,000 per fiscal year; provided further that, if the Leverage Ratio both before and after giving effect to any such Restricted Payment on a Pro Forma Basis does not exceed 3.00:1.00 and if the conditions in clauses (i) and (ii) above have been satisfied, the Company may make Restricted Payments pursuant to this subsection (c) in an aggregate amount not to exceed 50% of cumulative Consolidated Net Income from April 1, 2008 through the last day of the most recent fiscal quarter end for which financial statements described in Sections 5.7(a) and (b) have been delivered; it being understood and agreed that any Restricted Payment that is permitted by this subsection at the time it is made shall thereafter be permitted by this subsection regardless of whether the conditions in clauses (i)-(iii) above continue to be satisfied.
     6.14 Adverse Arrangements.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, contractual or otherwise, that would reasonably be expected to have a Material Adverse Effect.
     6.15 Fiscal Year; Accounting Policies; Organizational Documents; Material Contracts.
     (a) The Borrower will not, and will not permit any Restricted Subsidiary to, change its fiscal year or accounting policies, nor will it, or permit any Restricted Subsidiary to, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent, nor without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend (without entering into a comparable replacement contract within a reasonable period of time) or permit the amendment, modification, cancellation or termination (without a comparable replacement contract) of any of the Material Contracts, except in the event that such amendments, modifications, cancellations, terminations or failure to renew or extend would not reasonably be expected to have a Material Adverse Effect.
     (b) Without limitation of the requirements of the foregoing clause (a), the Borrowers will not, and will not permit any Restricted Subsidiary to, take any action with respect to the Demopolis IDB Bonds that could have a material adverse effect on the Lenders, the Consolidated Companies, the interest of the Consolidated Companies in and to the Demopolis Leasehold and/or the security interests of the Collateral Agent under the U.S. Security Documents without the prior written consent of the Administrative Agent.
     6.16 Ownership of Restricted Subsidiaries.
     Notwithstanding any other provisions of this Agreement to the contrary, the Borrowers will not (i) permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company) to own any Capital Stock of any Restricted Subsidiary, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 6.4, or (ii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Restricted Subsidiary.

     6.17 Capital Expenditures.
     The Borrowers and their Restricted Subsidiaries will not permit Consolidated Capital Expenditures (excluding Consolidated Capital Expenditures made with proceeds of insurance) for any fiscal year to exceed U.S.$115,000,000, plus the unused amount available for Consolidated Capital Expenditures under this Section 6.17 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.
     6.18 Prepayment and Amendment of Certain Debt; Designation of Senior Debt.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, (a) redeem, repurchase, defease, purchase prior to maturity or prepay the 2011 Senior Notes, the 2013 Senior Notes, the 2016 Senior Notes or any Subordinated Debt, except in connection with any refinancing of the 2011 Senior Notes, the 2013 Senior Notes, the 2016 Senior Notes or any Subordinated Debt permitted by the terms of Section 6.3, (b) amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to the 2011 Senior Notes, the 2013 Senior Notes, the 2016 Senior Notes or any Subordinated Debt in a manner that is adverse to the interests of the Lenders or (c) designate any Indebtedness of a Borrower or any Restricted Subsidiary as “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under any agreement governing any Subordinated Debt of a Borrower or any Restricted Subsidiary, other than Indebtedness under the Credit Documents, Secured Hedging Agreements and the Senior Note Indentures, and any other Indebtedness subject to a Permitted Lien, together with any refinancing thereof permitted pursuant to Section 6.3.
     6.19 Sale Leasebacks.
     The Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property, whether now owned or hereafter acquired, (a) which any Borrower or Restricted Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Borrower or a Restricted Subsidiary or (b) which any Borrower or Restricted Subsidiary intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by a Borrower or a Restricted Subsidiary to another Person which is not a Borrower or a Restricted Subsidiary in connection with such lease.
     6.20 Account Control Agreements; Additional Accounts.
     The Company will not, and will not permit any U.S. Guarantor to, open, maintain or otherwise have any checking, savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money, Cash Equivalents, securities or other financial assets is or may be deposited or maintained with any Person, other than (a) after giving effect to the terms of Section 5.12(b)(iv), deposit accounts that are subject to a Deposit Account Control Agreement, (b) after giving effect to the terms of Section 5.12(b)(iv), securities accounts that are subject to a Securities Account Control Agreement, (c) deposit accounts established solely as payroll and other zero balance accounts and (d) deposit accounts and securities accounts, so long as at any time the balance in any such account and/or the value of any Cash Equivalents, securities or other financial assets in any such account does not exceed U.S.$500,000 for a five (5) consecutive day period and the aggregate balance in all such accounts does not exceed U.S.$5,000,000 for a five (5) consecutive day period during the preceding fiscal quarter of the Company.
ARTICLE VII
EVENTS OF DEFAULT
     7.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payments. A Borrower shall fail to make when due (including, without limitation, by mandatory prepayment) any principal payment with respect to the Loans, or any Credit Party shall fail to make any payment of interest, fee or other amount payable hereunder within three (3) Business Days of the due date thereof; or
     (b) Covenants Without Notice. Any Credit Party shall fail to observe or perform any covenant or agreement contained in subsections (a), (b), (c) and (d) of Section 5.7, Section 5.8, Section 5.9, Section 5.10 or Article VI; or
     (c) Other Covenants. Any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in subsections (a) and (b) of Section 7.1, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) a Responsible Officer of a Credit Party obtaining knowledge thereof, or (ii) written notice thereof shall have been given to the Company by an Agent or any Lender; or
     (d) Representations. Any representation or warranty made or deemed to be made by a Credit Party or by any of its officers under this Agreement or any other Credit Document (including the Schedules attached hereto and thereto), or any certificate or other document submitted to the Agents or the Lenders by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted; or
     (e) Non-Payments of Other Indebtedness. Any Credit Party or any Restricted Subsidiary shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Credit Party Obligations) exceeding U.S.$10,000,000 individually or in the aggregate; or
     (f) Defaults Under Other Agreements. Any Credit Party or any Restricted Subsidiary shall (i) fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Indebtedness (other than the Credit Documents) exceeding U.S.$10,000,000 individually or in the aggregate, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity; (ii) breach or default any Hedging Agreement (subject to any applicable cure periods) and the termination value owed by such Credit Party as a result thereof shall exceed U.S.$10,000,000; or (iii) breach or default under any Material Contract that could reasonably be expected to cause a Material Adverse Effect; or
     (g) Bankruptcy. Any Credit Party or any Restricted Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy is commenced against any Credit Party or any Restricted Subsidiary and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the property of any Credit Party or any Restricted Subsidiary; or a Credit Party or a Restricted Subsidiary commences proceedings of its own bankruptcy or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Credit Party or any Restricted Subsidiary or there is commenced against any Credit Party or any Restricted Subsidiary any such proceeding which remains undismissed for a period of sixty (60) days; or any Credit Party or any Restricted Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any Restricted Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Credit Party or any Restricted Subsidiary makes a general assignment for the benefit of creditors; or any Credit Party or any Restricted Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Credit Party or any Restricted Subsidiary shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Credit Party or any Restricted Subsidiary shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by any Credit Party or any Restricted Subsidiary for the purpose of effecting any of the foregoing; or
     (h) ERISA. A Plan of a Credit Party or any Restricted Subsidiary or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:
     (i) shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan, Section 412 of the Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Code or Section 303 of ERISA; or
     (ii) is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan; or
     (iii) shall require any Credit Party or any Restricted Subsidiary to provide security under applicable law, the terms of such Plan, Section 401 or 412 of the Code or Section 306 or 307 of ERISA; or
     (iv) results in a liability to a Credit Party or any Restricted Subsidiary under applicable law, the terms of such Plan, or Title IV of ERISA;
     and there shall result from any such failure, waiver, termination or other event a liability to the PBGC or a Plan that would have a Material Adverse Effect; or

     (i) Money Judgment. Judgments or orders for the payment of money in excess of U.S.$10,000,000 individually or in the aggregate or otherwise having a Material Adverse Effect shall be rendered against any Credit Party or any Restricted Subsidiary and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise); or
     (j) Default Under other Credit Documents; The Guaranty. (a) There shall exist or occur any “Event of Default” as provided under the terms of any Credit Document, or any Credit Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any Credit Party, or at any time it is or becomes unlawful for any Credit Party to perform or comply with its obligations under any Credit Document, or the obligations of any Credit Party under any Credit Document are not or cease to be legal, valid and binding on any Credit Party; or (b) without limiting the foregoing, the Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or
     (k) Change in Control. A Change in Control shall occur; or
     (l) Securitization Events. There shall occur any breach of any covenant by any Credit Party, any Restricted Subsidiary or any Permitted Securitization Subsidiary contained in any agreement relating to Permitted Securitization Transaction causing or permitting the acceleration of the obligations thereunder or requiring the prepayment of such obligations or termination of such securitization program prior to its stated maturity or term; provided, however, such breach shall not constitute an Event of Default unless a Credit Party shall have any material liability or payment obligation under such Permitted Securitization Transaction; or
     (m) Governmental Licenses; Permits. There shall occur any loss, termination, cancellation or other material impairment of any governmental license, certificate, or permit by any Credit Party which is reasonably likely to have a Material Adverse Effect; or
     (n) Subordinated Debt. Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Agents and the Lenders the rights, powers and privileges purported to be created thereby, or the Credit Party Obligations shall cease to be “Senior Indebtedness,” “Designated Senior Indebtedness” or have a similar designation under any Subordinated Debt; or
     (o) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any tangible assets of the Credit Parties shall occur that is in excess of U.S.$30,000,000.
     7.2 Acceleration; Remedies.
     Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (or, where specified, the Collateral Agent or the Canadian Agent) may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrowers take any of the following actions (including any combination of such actions):
     (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

     (b) Acceleration; Demand. (i) Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including, without limitation, fees) of any and every kind owing by any Credit Party to the Agents and/or any of the Lenders hereunder to be due and direct the Company to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to 105% of the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party, and (ii) with respect to the Canadian Agent, demand that the Canadian Borrower deliver cash to the Canadian Agent, for the benefit of the BA Lenders and Acceptance Lenders, in the amount of 100% of the aggregate Face Amount of outstanding Bankers’ Acceptances and Acceptance Notes.
     (c) Enforcement of Rights. With respect to any of the Agents, exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.
     (d) Rights Under Applicable Law. With respect to any of the Agents, exercise any and all rights and remedies available to the Agents or the Lenders under applicable law.
Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(g) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Agents and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Agents or the Lenders, all of which are hereby waived by the Credit Parties.
ARTICLE VIII
AGENCY PROVISIONS
     8.1 Appointment.
     Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent and the Collateral Agent of such Lender under this Credit Agreement and Bank of America, N.A., acting through its Canada branch, as the Canadian Agent under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent and the Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agents by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against any Agent.
     Without limiting the powers of the Canadian Agent under this Agreement and the Canadian Security Documents, each Canadian Lender and the Canadian Agent acknowledges and agrees that Bank of America, N.A., acting through its Canada Branch shall, for the purposes of holding any security granted under the Canadian Security Documents pursuant to the laws of the Province of Québec to secure payment of bonds or any similar instruments (collectively, the “Bonds”), be the holder of an irrevocable power of attorney (fondé de pouvoir), within the meaning of Article 2692 of the Civil Code of Québec, for all present and future Canadian Lenders as well as holders and depositaries of the Bonds. Each of the Canadian Lenders and the Canadian Agent constitutes, to the extent necessary, Bank of America, N.A., acting through its Canada Branch, as the holder of such irrevocable power of attorney (fondé de pouvoir) in order to hold security granted under the Canadian Security Documents in the Province of Québec to secure payment of the Bonds. Each successor Canadian Lender and successor to Bank of America, N.A., acting through its Canada Branch, shall be deemed to have confirmed and ratified the constitution of the Canadian Agent as the holder of such irrevocable power of attorney (fondé de pouvoir). Furthermore, the Canadian Agent agrees to act in the capacity of the holder and depositary of the Bonds for the benefit of all present and future Canadian Lenders. Notwithstanding the provisions of Section 32 of the Special Powers of Legal Persons Act (Québec), the Canadian Agent may acquire and be the holder of a Bond. The Canadian Borrower acknowledges that each of the Bonds executed by it constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec. Notwithstanding the provisions of Section 9.13, the provisions of this subsection shall be governed by the laws of the Province of Québec and the federal laws of Canada applicable therein.
     8.2 Delegation of Duties.
     Anything herein to the contrary, notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Canadian Agent, a Lender or the Issuing Lender hereunder.
     Each of the Agents may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Agents may appoint one of its affiliates as its agent to perform the functions of the its functions hereunder relating to the advancing of funds to the Borrowers and distribution of funds to the Lenders and to perform such other related functions of the Agents hereunder as are reasonably incidental to such functions.
     8.3 Exculpatory Provisions.
     The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Agents:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agents are required to exercise as directed in writing by the Required Lenders or Required Canadian Lenders, as applicable, (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agents to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the

Person serving as the Administrative Agent, the Collateral Agent, the Canadian Agent or any of their Affiliates in any capacity.
     The Agents shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or Required Canadian Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent or Agents shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.
     The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.
     8.4 Reliance by Agents.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless such Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     8.5 Notice of Default.
     No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Company referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give prompt notice thereof to the other Agents and the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

     8.6 Non-Reliance on Agents and Other Lenders.
     Each Lender expressly acknowledges that none of the Agents nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by an Agent hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Agents to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Credit Parties which may come into the possession of such Agent or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.
     8.7 Indemnification.
     The Lenders agree to indemnify each Agent, the Issuing Lender, and each Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties as provide in Section 9.5 and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against the such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such indemnitee under or in connection with any of the foregoing; provided, however, that (i) no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment; (ii) the Lenders shall not be liable to such indemnitee hereunder for more liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements than the Credit Parties would be liable for under Section 9.5, and (iii) only the Canadian Lenders shall have any obligation to make any payment to the Canadian Agent pursuant to this Section 8.7. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.
     8.8 Agents in Their Individual Capacity.
     Each of the Agents and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though such Agent were not an Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, each Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     8.9 Successor Agent.
     Any Agent may resign as such Agent upon thirty (30) days’ prior notice to the Company and the Lenders. If an Agent shall resign as such Agent under this Credit Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrowers (so long as no Event of Default has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the resigning Agent, and the term “Administrative Agent,” “Collateral Agent” or “Canadian Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the resigning Agent’s rights, powers and duties as an Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Credit Agreement or any holders of the Notes or Credit Party Obligations. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent gives notice of its resignation, then the resigning Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent; provided that if the resigning Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the resigning Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by such Agent on behalf of the Secured Parties under any of the Credit Documents, the resigning Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the resigning Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. After any retiring Agent’s resignation as an Agent, the provisions of this Article VIII and Section 9.5 shall inure to its benefit (and the benefit of its sub-agents and Related Parties) as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.
     8.10 Patriot Act Notice.
     Each Lender and each Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or such Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.
     8.11 Collateral and Guaranty Matters.
     (a) The Lenders irrevocably authorize and direct each of the Agents:
     (i) to release any Lien on any Collateral granted to or held by the applicable Agent under any Credit Document (i) upon termination of the Revolving Commitments and payment in full of all Credit Party Obligations outstanding under the Credit Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

     (ii) to subordinate any Lien on any Collateral granted to or held by such Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.3(d);
     (iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and
     (iv) to share on a pari passu basis any Lien of the Collateral Agent on any Capital Stock of a Subsidiary or any Principal Property with the holders of the 2011 Senior Notes and the holders of the 2013 Senior Notes, in each case to the extent the 1995 Senior Note Indenture requires such Lien.
     (b) In connection with a termination or release pursuant to this Section 8.11, the applicable Agent shall promptly execute and deliver to the applicable Credit Party, at the Company’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by an Agent at any time, the Required Lenders or the Required Canadian Lenders, as the case may be, will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11; provided, however, that the applicable Agent may not decline to release any Lien or guarantee pursuant to this Section 8.11 due to the absence of any such confirmation.
ARTICLE IX
MISCELLANEOUS
     9.1 Amendments and Waivers.
     Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or
     (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of each Lender directly affected thereby; or

     (iii) amend, modify or waive any provision of Article VIII without the written consent of the then Agents; or
     (iv) release all or substantially all of the Guarantors from their obligations under the Guaranty (other than as permitted hereunder) or all or substantially all of the value of the Guaranty provided by all of the Guarantors, without the written consent of all the Lenders; provided, however, only the consent of all of the Canadian Lenders shall be required to release all, substantially all of or any one of the Canadian Guarantors (other than as permitted hereunder); or
     (v) release all or substantially all of the value of the Collateral (other than as permitted hereunder), without the written consent of all of the Secured Parties; provided, however, only the consent of all of the Canadian Lenders shall be required to release all, substantially all of or any part of the Canadian Collateral (other than as permitted hereunder); or
     (vi) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or
     (vii) amend or modify the definition of “Credit Party Obligations”, “Canadian Obligations”, “U.S. Obligations”, “Secured Obligations” or “Secured Party” to delete or exclude any obligation or liability or any Person described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or
     (viii) amend, modify or waive the definition of “Secured Hedging Agreement” or “Hedging Agreement Provider” without the consent of each Hedging Agreement Provider;
     (ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.14(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;
     (x) amend, modify or waive any (A) provision of Section 2.2 without the consent of the Required Canadian Lenders, or (B) any provision of Section 2.6 without the consent of the Canadian Swingline Lender and Required Revolving Lenders;
     (xi) amend, modify or waive (A) any provision of Section 2.1 without the consent of the Required Revolving Lenders, (B) any provision of Section 2.5 without the consent of the U.S. Swingline Lender and Required Revolving Lenders, or (C) any provision of Section 2.7 without the consent of the Issuing Lender and Required Revolving Lenders; or
     (xii) amend, modify or waive any provision of Section 4.2 without the consent of the Required Revolving Lenders; or
     (xiii) subordinate the Commitments and Loans to any other Indebtedness without the written consent of all Lenders;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the an Agent under any Credit Document shall in any event be effective, unless in writing and signed by the applicable Agent in addition to the Lenders required hereinabove to take such action.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the other Credit Parties, the Agents and all future holders of the Notes or Credit Party Obligations. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding any of the foregoing to the contrary, (A) the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrowers of any such amendment, modification or waiver, and (B) any Mortgage Instrument delivered on or about the Closing Date may be amended, modified and supplemented within the period provided by Section 5.12(c) with the consent of the Collateral Agent at the request of the Company or the Collateral Agent without the need to obtain the consent of any other Lender if such amendment, modification or supplement is executed in order (1) to comply with local law or advice of local counsel, (2) to cure ambiguities or defects or (3) to cause such Mortgage Instrument to be consistent with this Agreement and the other Credit Documents. In addition, the Borrowers, the Canadian Agent and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrowers, the Canadian Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrowers, the Canadian Agent and each Lender.
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     The Borrowers shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent any Lender that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 9.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (3) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (4) the Borrowers shall be liable to such replaced Lender under Section 2.19 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (6) until such time as such replacement shall be consummated, the

Borrowers shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.17, 2.18 or 2.20(a), as the case may be, (7) the Borrowers provide at least three (3) Business Days’ prior notice to such replaced Lender, and (8) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 9.1, the Borrowers may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such replacement cease to apply.
     9.2 Notices.
     (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrowers, the other Credit Parties and the Agents, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes and Credit Party Obligations:
if to any of the Credit Parties
c/o Rock-Tenn Company
504 Thrasher Street, N.W.
Norcross, Georgia 30071-1956
Attention:       Chief Financial Officer
Telecopier:       (770) 263-3582
Telephone:       (678) 291-7540
With a copy to:
Rock-Tenn Company
504 Thrasher Street, N.W.
Norcross, Georgia 30071-1956
Attention:        General Counsel
Telecopier:       (770) 263-3582
Telephone:       (770) 263-4456

if to the Administrative Agent or Collateral Agent:
Wachovia Bank, National Association
1525 W. W.T. Harris Blvd.
Building 3A2 Mailcode NC0680
Charlotte, North Carolina 28262
Attention:        Syndication Agency Services
Telecopier:       (704) 590-2790
Telephone:       (704) 590-2770
With a copy to:
Wachovia Bank, National Association
One Wachovia Center, DC-5
Charlotte, North Carolina 28288-0737
Attention:         Andrew Payne, Agency Management Group
Telecopier:       (704) 383-1106
Telephone:       (704) 383-7611
if to the Canadian Agent:
Medina Sales de Andrade
Vice President
Portfolio Management
Bank of America, N.A., Canada Branch
200 Front Street West, Suite 2700
Toronto, Ontario.
M5V 3L2
Telecopier:       (416) 349-4283
Telephone:       (416) 349-5433
E-Mail:          medina.sales_de_andrade@bankofamerica.com
With a copy to:
Michael Letson, Jr.
Vice President
Forest Products, Paper & Packaging
Bank of America, N.A.
315 Montgomery Street, 6th Fl.
San Francisco, California 94104
Telecopier:       (415) 622-4585
Telephone:       (415) 953-0604
E-Mail:         michael.l.letson_jr@bankofamerica.com
     (b) Notices and other communications to the Lenders or the Agents hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the applicable Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agents that it is incapable of receiving notices under such Section by electronic communication. The Agents or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     9.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Agents or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     9.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.
     9.5 Payment of Expenses and Taxes.
     (a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and each Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, each Lender, the Issuing Lender and the Swingline Lenders (including the fees, charges and disbursements of counsel for any of the Agents, Lenders, Issuing Lender and Swingline Lenders), and all fees and time charges for attorneys who may be employees of any of the Agents, Lenders, Issuing Lender and Swingline Lenders, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Credit Documents, Loans or Letters of Credit.
     (b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Agents (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
     (c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsections (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Issuing Lender, Swingline Lenders or any Related Party of any of the foregoing, each Lender severally agrees to pay to each Agent (or any such sub-agent), the Issuing Lender, each Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), the Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for an Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the transmission of any information or other materials through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.
     9.6 Successors and Assigns; Participations; Purchasing Lenders.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than U.S.$2,500,000, in the case of any assignment in respect of a revolving facility, or U.S.$1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the primary syndication of the Loans has not been completed as determined by Wachovia;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a Term Loan A Commitment or a Term Loan B Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;
     (C) the consent of the Canadian Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Canadian Revolving Commitment if such assignment is to a Person that is not a Canadian Lender with a Canadian Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
     (D) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500 (unless waived by the Administrative Agent in its sole discretion) and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to a Credit Party. No such assignment shall be made to any Credit Party or any of Credit Party’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) Canadian Assignments. A Canadian Lender may only assign Canadian Revolving Commitments and Canadian Revolving Loans to another Canadian Lender.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agents, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     9.7 Adjustments; Set-off.
     (a) If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     (b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the applicable Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this subsection shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

     (c) Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
     9.8 Table of Contents and Section Headings.
     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.
     9.9 Counterparts; Electronic Execution.
     (a) This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.
     (b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     9.10 Effectiveness; Amendment and Restatement of Existing Credit Agreement; No Novation.
     This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it. The Credit Parties and the Lenders party to the Existing Credit Agreement each hereby agrees that, at such time as this Credit Agreement becomes effective pursuant to the terms of the immediately preceding sentence, the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Credit Agreement. This Credit Agreement shall not constitute a novation, extinguishment or substitution of the obligations of the Credit Parties under the Existing Credit Agreement or in any way release or impair the rights, duties, Credit Party Obligations or Liens created pursuant to the Existing Credit Agreement or any other existing credit document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date and except as modified hereby or by the Credit Documents executed and delivered in connection herewith, and all of such rights, duties, Credit Party Obligations and Liens are ratified and affirmed by the Borrowers and each other Credit Party.
     9.11 Severability.
     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.12 Integration.
     This Credit Agreement and the other Credit Documents represent the agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agents, the Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
     9.13 Governing Law.
     THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     9.14 Consent to Jurisdiction and Service of Process.
     All judicial proceedings brought against the Borrowers and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Borrowers and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. Each of the Borrowers and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by each of the Borrowers and the other Credit Parties to be effective and binding service in every respect. Each of the Borrowers, the Agents and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrowers or the other Credit Parties in the court of any other jurisdiction.
     9.15 Confidentiality.
     Each of the Agents, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives who shall maintain the confidential nature of such Information, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Secured Hedging Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Secured Hedging Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or

Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties.
     9.16 Acknowledgments.
     Each of the Borrowers and the other Credit Parties each hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
     (b) neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Agents and the Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
     (c) no joint venture exists among the Lenders or among the Borrowers and the Lenders.
     9.17 Waivers of Jury Trial.
     THE BORROWERS, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE CANADIAN AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     9.18 Judgment Currency.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or the Canadian Agent, as applicable, could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to any Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement

(the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or any Lender in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Agent or any Lender in such currency, such Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).
     9.19 Subordination of Intercompany Debt.
     Each Loan Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations. Notwithstanding any provision of this Agreement to the contrary; provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 9.19 hereof, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.
ARTICLE X
GUARANTY OF COMPANY OBLIGATIONS
     10.1 The Guaranty.
     In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the U.S. Guarantors from the Extensions of Credit hereunder and under any Secured Hedging Agreement, each of the U.S. Guarantors hereby agrees with the Agents and the Lenders as follows: such U.S. Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Company to the Agents and the Lenders. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each U.S. Guarantor unconditionally promises to pay such indebtedness to the Agents, the Lenders, the Secured Hedging Agreement Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Agents or the Lenders in collecting any of the Credit Party Obligations of the Company. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Company, including specifically all Credit Party Obligations of the Company, arising in connection with this Credit Agreement, the other Credit Documents or any Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Company may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a U.S. Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or provincial law relating to fraudulent conveyances or transfers) then the obligations of each such U.S. Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code).
     10.2 Bankruptcy.
     Additionally, each of the U.S. Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Company to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Company upon the occurrence of any of the events specified in Section 7.1(g), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the U.S. Guarantors further agrees that to the extent that the Company or a U.S. Guarantor shall make a payment or a transfer of an interest in any property to any Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Company or a U.S. Guarantor, the estate of the Company or a U.S. Guarantor, a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     10.3 Nature of Liability.
     The liability of each U.S. Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Company whether executed by any such U.S. Guarantor, any other guarantor or by any other party, and no U.S. Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Company or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Company, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Company, or (e) any payment made to any Agent, Lender or Hedging Agreement Provider on the Credit Party Obligations of the Company which such Agent, Lender or Hedging Agreement Provider repays the Company pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the U.S. Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     10.4 Independent Obligation.
     The obligations of each U.S. Guarantor hereunder are independent of the obligations of any other U.S. Guarantor or the Company, and a separate action or actions may be brought and prosecuted against each U.S. Guarantor whether or not action is brought against any other U.S. Guarantor or the Company and whether or not any other U.S. Guarantor or the Company is joined in any such action or actions.

     10.5 Authorization.
     Each of the U.S. Guarantors authorizes the each Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any U.S. Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Agents and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, U.S. Guarantors, the Company or other obligors.
     10.6 Reliance.
     It is not necessary for the Agents, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Company or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     10.7 Waiver.
     (a) Each of the U.S. Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require any Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Company, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Company, any other guarantor or any other party, or (iii) pursue any other remedy in any Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the U.S. Guarantors waives any defense based on or arising out of any defense of the Company, any other guarantor or any other party other than payment in full of the Credit Party Obligations of the Company (other than contingent indemnity obligations), including, without limitation, any defense based on or arising out of (i) the disability of the Company, any other Guarantor or any other party, (ii) the unenforceability of the Credit Party Obligations or any part thereof from any cause, (iii) the cessation from any cause of the liability of the Company other than payment in full of the Credit Party Obligations of the Company, (iv) any amendment, waiver or modification of the Credit Party Obligations, (v) any substitution, release, exchange or impairment of any security for any of the Credit Party Obligations, (vi) any change in the corporate existence or structure of a Borrower or any other Guarantor, (vii) any claims or rights of set off that such Guarantor may have, and/or (viii) any Requirement of Law or order of any Governmental Authority affecting any term of the Credit Party Obligations. Each of the Agents may, at its election, foreclose on any security held by such Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy such Agent or any Agent or Lender may have against the Company or any other party, or any security, without affecting or impairing in any way the liability of any U.S. Guarantor hereunder except to the extent the Credit Party Obligations of the Company have been paid in full and the Commitments have been terminated. Each of the U.S. Guarantors waives any defense arising out of any such election by any of the Agents or Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the U.S. Guarantors against the Company or any other party or any security.

     (b) Each of the U.S. Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each U.S. Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such U.S. Guarantor assumes and incurs hereunder, and agrees that neither any Agent nor any Lender shall have any duty to advise such U.S. Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the U.S. Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Company or any other guarantor of the Credit Party Obligations of the Company owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations of the Company shall have been paid in full and the Commitments have been terminated. Each of the U.S. Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Agents, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Company and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Company until such time as the Credit Party Obligations of the Company (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.
     10.8 Limitation on Enforcement.
     The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the U.S. Guarantors. Notwithstanding the inclusion of Secured Hedging Agreements in the definition of “Credit Party Obligations” or any other provision contained in this Credit Agreement or any of the other Credit Documents, so long as any Credit Party Obligations are outstanding under the Credit Documents, the Hedging Agreement Providers shall not, in such capacity, have any right to approve or consent to any amendments, modifications, releases or terminations of any kind whatsoever relating to this Guaranty, or to any determinations relating to exercise of rights or remedies in respect of this Guaranty; provided, that the foregoing shall not be deemed to modify the rights of such Hedging Agreement Providers arising out of Secured Hedging Agreements to share pari passu with the proceeds of this Guaranty and the Collateral.

     10.9 Confirmation of Payment.
     The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Company, the U.S. Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.
ARTICLE XI
GUARANTY OF CANADIAN OBLIGATIONS
     11.1 The Guaranty.
     In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and under any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Agents and the Lenders as follows: such Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Canadian Borrower to the Agents and the Lenders. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Agents, the Lenders, the Hedging Agreement Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Agents or the Lenders in collecting any of the Canadian Obligations. The word “indebtedness” is used in this Article XI in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Canadian Borrower, including specifically all Canadian Obligations, arising in connection with this Credit Agreement, the other Credit Documents or any Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Canadian Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor would either breach any applicable law, including, without limitation, the Companies Act (Quebec) or shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of the provisions of the Companies Act (Quebec) or any other applicable state, provincial or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under or would not otherwise breach applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code and the Companies Act (Quebec)).
     11.2 Bankruptcy.
     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Canadian Obligations of the Canadian Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Canadian Borrower upon the occurrence of any of the events specified in Section 7.1(g), and unconditionally promises to pay such

Canadian Obligations to the Canadian Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Canadian Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Canadian Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Canadian Borrower or a Guarantor, the estate of the Canadian Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     11.3 Nature of Liability.
     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Canadian Obligations of the Canadian Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Canadian Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Canadian Obligations of the Canadian Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Canadian Borrower, or (e) any payment made to any Agent, any Lender or any Hedging Agreement Provider on the Canadian Obligations which such Agent, such Lender or such Hedging Agreement Provider repays the Canadian Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     11.4 Independent Obligation.
     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Canadian Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Canadian Borrower and whether or not any other Guarantor or the Canadian Borrower is joined in any such action or actions.
     11.5 Authorization.
     Each of the Guarantors authorizes the Agents, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Canadian Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Canadian Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Agents and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Canadian Borrower or other obligors.

     11.6 Reliance.
     It is not necessary for the Agents, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Canadian Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Canadian Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     11.7 Waiver.
     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Agents, any Lender or any Hedging Agreement Provider to (i) proceed against the Canadian Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Canadian Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Agents’, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Canadian Borrower, any other guarantor or any other party other than payment in full of the Canadian Obligations (other than contingent indemnity obligations), including, without limitation, any defense based on or arising out of (i) the disability of the Canadian Borrower, any other guarantor or any other party, (ii) the unenforceability of the Canadian Obligations or any part thereof from any cause, (iii) the cessation from any cause of the liability of the Canadian Borrower other than payment in full of the Canadian Obligations, (iv) any amendment, waiver or modification of the Canadian Obligations, (v) any substitution, release, exchange or impairment of any security for any of the Canadian Obligations, (vi) any change in the corporate existence or structure of the Canadian Borrower or any other Guarantor, (vii) any claims or rights of set off that such Guarantor may have, and/or (viii) any Requirement of Law or order of any Governmental Authority affecting any term of the Canadian Obligations. The Agents may, at their election, foreclose on any security held by the Agents by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agents or any Lender may have against the Canadian Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Canadian Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Agents or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Canadian Borrower or any other party or any security.
     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Canadian Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Canadian Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Agents nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Canadian Borrower or any other guarantor of the

Canadian Obligations of the Canadian Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Canadian Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Agents, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Canadian Obligations of the Canadian Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Canadian Obligations of the Canadian Borrower until such time as the Canadian Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.
     11.8 Limitation on Enforcement.
     The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent or Canadian Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Canadian Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors. Notwithstanding the inclusion of Secured Hedging Agreements in the definition of “Credit Party Obligations” or any other provision contained in this Credit Agreement or any of the other Credit Documents, so long as any Credit Party Obligations are outstanding under the Credit Documents, the Hedging Agreement Providers shall not, in such capacity, have any right to approve or consent to any amendments, modifications, releases or terminations of any kind whatsoever relating to this Guaranty, or to any determinations relating to exercise of rights or remedies in respect of this Guaranty; provided, that the foregoing shall not be deemed to modify the rights of such Hedging Agreement Providers arising out of Hedging Agreements to share pari passu with the proceeds of this Guaranty and the Collateral.
     11.9 Confirmation of Payment.
     The Agents and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Canadian Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 11.2.

ARTICLE XII
SPECIAL PROVISIONS APPLICABLE TO LENDERS
UPON THE OCCURRENCE OF A SHARING EVENT
     12.1 Participations.
     Upon the occurrence and during the continuation of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans, outstanding Letters of Credit and outstanding Bankers’ Acceptance Advances such that, in lieu of the interests of each Lender in each Loan, each outstanding Letter of Credit and each Bankers’ Acceptance Advance, such Lender shall hold an interest in all Loans made to the Borrowers, all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, and all Bankers’ Acceptance Advances made for the account of the Borrowers, whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof. The foregoing exchanges shall be accomplished automatically pursuant to this Section 12.1 through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence the same. All purchases and sales of participating interests pursuant to this Section 12.1 shall be made in U.S. Dollars. At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent and the Canadian Agent. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.
     12.2 Administrative Agent’s Determinations Binding.
     All determinations by the Administrative Agent pursuant to this Article XII shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk after a Sharing Event for all Loans and Letters of Credit and other Extensions of Credit hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Credit Parties and each of the Lenders. The Administrative Agent shall have no liability to any Credit Party or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
     12.3 Participation Payments in U.S. Dollars.
     Upon, and after, the occurrence of a Sharing Event (a) no further Credit Extensions shall be made, (b) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in Canadian Dollars (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in U.S. Dollars (taking the Dollar Amount of such amounts on the date payment is made with respect thereto) and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (c) all Commitments shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Extensions of Credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

     12.4 Delinquent Participation Payments.
     If any amount required to be paid by any Lender pursuant to this Article XII is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (a) the amount so required to be paid by such Lender for the purchase of its participations, (b) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (c) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Article XII shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Article XII shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.
     12.5 Settlement of Participation Payments.
     Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Article XII, the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.
     12.6 Participation Obligations Absolute.
     Each Lender’s obligation to purchase participating interests pursuant to this Article XII shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (iv) any breach of this Agreement by any Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     12.7 Increased Costs; Indemnities.
     Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (a) each Lender which has purchased such participations shall be entitled to receive from the Borrowers any increased costs and indemnities directly from Borrowers to the same extent as if it were the direct Lender as opposed to a participant therein and (b) each Lender which has sold such participations shall be entitled to receive from the Borrowers indemnification from and against any and all Taxes imposed as a result of the sale of the participations pursuant to this Article XII. Each Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Article XII, increased Taxes may be owing by it pursuant to Section 2.20, which Taxes shall be paid (to the extent provided in Section 2.20)

by the respective Borrower or Borrowers, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Article XII.
     12.8 Provisions Solely to Effect Intercreditor Agreement.
     The provisions of this Article XII are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors. Except as contemplated by Sections 12.3 and 12.7, none of the Credit Parties shall have any rights or obligations under this Article XII. Nothing contained in this Article XII is intended to or shall impair the obligations of the Credit Parties, which are absolute and unconditional, to pay the Credit Party Obligations as and when the same shall become due and payable in accordance with their terms.

     Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:	ROCK-TENN COMPANY

	By:	/s/ Steven C. Voorhees

	Name:	Steven C. Voorhees
	Title:	Executive Vice President and Chief Financial Officer

ROCK-TENN COMPANY OF CANADA

	By:	/s/ Steven C. Voorhees

	Name:	Steven C. Voorhees
	Title:	Executive Vice President
and Chief Financial Officer

U.S. GUARANTORS:	ALLIANCE ASIA, LLC
FOLD-PAK, LLC (f/k/a GSD PACKAGING, LLC)
PCPC, INC.
PREFLEX LLC
ROCK-TENN CANADA HOLDINGS, INC.
ROCK-TENN COMPANY OF TEXAS
ROCK-TENN CONVERTING COMPANY
ROCK-TENN LEASING COMPANY, LLC
ROCK-TENN MILL COMPANY, LLC
ROCK-TENN PACKAGING AND PAPERBOARD, LLC
ROCK-TENN PACKAGING COMPANY
ROCK TENN PARTITION COMPANY
ROCK-TENN SERVICES INC.
ROCK-TENN SHARED SERVICES, LLC
SCHIFFENHAUS INDUSTRIES, INC.
SCHIFFENHAUS PACKAGING CORP.
SCHIFFENHAUS SERVICES, INC.
SOUTHERN CONTAINER CORP.
SOUTHERN CONTAINER HOLDING CORP.
SOUTHERN CONTAINER MANAGEMENT CORP.
TENCORR CONTAINERBOARD INC.
WALDORF CORPORATION

	By:	/s/ Steven C. Voorhees

	Name:	Steven C. Voorhees
	Title:	Executive Vice President
and Chief Financial Officer

CANADIAN GUARANTORS:	ALLIANCE DISPLAY COMPANY OF CANADA GROUPE CARTEM WILCO INC. LING-INDUSTRIES INC. LING-QUEBEC INC. ROCK-TENN COMPANY OF CANADA II ROCK-TENN COMPANY OF CANADA III WILCO INC.

	By:	/s/ Steven C. Voorhees

	Name:	Steven C. Voorhees
	Title:	Executive Vice President
and Chief Financial Officer

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

	By:	/s/ Andrew G. Payne

	Name:	Andrew G. Payne
	Title:	Director

CANADIAN AGENT:	BANK OF AMERICA, N.A., acting through its Canada Branch, as Canadian Agent

	By:	/s/ Clara McGibbon

	Name:	Clara McGibbon
	Title:	A.V.P.